Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

Dated as of November 6, 2015,

Between

WEYERHAEUSER COMPANY

and

PLUM CREEK TIMBER COMPANY, INC.

i

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 6, 2015, between WEYERHAEUSER COMPANY, a Washington corporation (“Weyerhaeuser”), and PLUM CREEK TIMBER COMPANY, INC., a Delaware corporation (“Plum Creek”).

WHEREAS the Board of Directors of Plum Creek has approved and declared advisable and resolved to recommend to Plum Creek’s stockholders the adoption of this Agreement and the merger of Plum Creek with and into Weyerhaeuser upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS the Board of Directors of Weyerhaeuser has (i) approved and adopted this Agreement and the merger of Plum Creek with and into Weyerhaeuser upon the terms and subject to the conditions set forth in this Agreement and resolved to recommend this Agreement to Weyerhaeuser’s shareholders and (ii) recommended the approval by its shareholders of the issuance of common shares of Weyerhaeuser contemplated by this Agreement; and

WHEREAS Weyerhaeuser and Plum Creek desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

The Merger

SECTION 1.01. The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the Business Corporation Act of the State of Washington (the “WBCA”), on the Closing Date Plum Creek shall be merged with and into Weyerhaeuser (the “Merger”). At the Effective Time, the separate corporate existence of Plum Creek shall cease and Weyerhaeuser shall continue as the surviving entity in the Merger (the “Surviving Corporation”).

SECTION 1.02. Closing. The closing (the “Closing”) of the Merger shall take place at the offices of Cravath, Swaine & Moore LLP, Worldwide Plaza, 825 Eighth Avenue, New York, New York, 10019 at 10:00 a.m., New York City time, on a date to be specified by Weyerhaeuser and Plum Creek, which shall be no later than the second Business Day following the satisfaction or (to the extent permitted by Law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), or at such other place, time and date as may be agreed in writing between Weyerhaeuser and Plum Creek; provided, however, that if all the conditions set forth in Article VII have not been satisfied or (to the extent permitted by Law) waived by such second Business Day, then the Closing shall take place on the second Business Day after which all such conditions have been satisfied or (to the extent permitted by Law) waived. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

SECTION 1.03. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall (i) file with the Secretary of State of the State of Delaware a certificate of merger relating to the Merger (the “Certificate of Merger”), executed and acknowledged in accordance with the relevant provisions of the DGCL, (ii) file with the Secretary of State of the State of Washington articles of merger relating to the Merger (the “Articles of Merger”), executed and acknowledged in accordance with the relevant provisions of the WBCA, and (iii) make all other filings required under the DGCL and the WBCA or by the Secretary of State of the State of Delaware or the Secretary of State of the State of Washington in connection with the Merger. The Merger shall become effective at the time that the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware and the Articles of Merger have been duly filed with the Secretary of State of the State of Washington, or at such later time as Weyerhaeuser and Plum Creek shall agree and specify in the Certificate of Merger and the Articles of Merger (the time the Merger becomes effective being the “Effective Time”).

SECTION 1.04. Effects. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL and the WBCA.

SECTION 1.05. Articles of Incorporation and Bylaws. The articles of incorporation of Weyerhaeuser, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law. The bylaws of Weyerhaeuser, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

SECTION 1.06. Directors and Officers of Surviving Corporation. The directors and executive officers of the Surviving Corporation shall be determined in accordance with Exhibit A.

ARTICLE II

Effect on the Capital Stock of the Constituent Entities; Exchange of Certificates

SECTION 2.01. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Weyerhaeuser, Plum Creek or any holder of any of the following securities:

(a) Cancelation of Treasury Stock. Each share of common stock, par value $0.01 per share, of Plum Creek (“Plum Creek Common Stock”) that is owned by Plum Creek as treasury stock immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b) Conversion of Plum Creek Common Stock. Subject to Section 2.02, each share of Plum Creek Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.01(a)) shall be converted into and shall thereafter represent the right to receive that number of fully paid and nonassessable common shares, par value $1.25 per share, of Weyerhaeuser (the “Weyerhaeuser Common Shares”) equal to the Exchange Ratio (the “Merger Consideration”). All such shares of Plum Creek Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares of Plum Creek Common Stock (each such certificate, a “Certificate”) or shares of Plum Creek Common Stock held in direct registration form (“Book-Entry Shares”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any cash in lieu of fractional shares of Weyerhaeuser Common Shares to be issued or paid in consideration therefor and any dividends or other distributions to which holders become entitled in accordance with Section 2.02, in each case, without interest. For purposes of this Agreement, the “Exchange Ratio” means 1.60. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding Weyerhaeuser Common Shares or shares of Plum Creek Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, recapitalization, split, reverse split, combination, consolidation, subdivision, reclassification or exchange of shares, or any similar event (including any stock dividend for the purpose of distributing earnings so as to maintain qualification as a REIT or to cure any issue of qualification as a REIT) shall have occurred, then any number or amount contained herein that is based upon the number of Weyerhaeuser Common Shares or shares of Plum Creek Common Stock, as the case may be, will be appropriately adjusted to provide to Weyerhaeuser and the holders of Plum Creek Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this sentence shall not be construed to permit Weyerhaeuser or Plum Creek to take any action with respect to its securities that is prohibited by Section 5.01(a) or 5.01(b), as applicable.

SECTION 2.02. Exchange. (a) Exchange Agent. Prior to the Effective Time, Weyerhaeuser shall appoint a bank or trust company reasonably acceptable to Plum Creek to act as exchange agent (the “Exchange Agent”) for the payment of the Merger Consideration. At or prior to the Effective Time, Weyerhaeuser shall deposit with the Exchange Agent, for the benefit of the former holders of Plum Creek Common Stock entitled to receive Merger Consideration under Section 2.01(b), for exchange in accordance with this Article II through the Exchange Agent, a sufficient number of Weyerhaeuser Common Shares (whether represented in certificated or non-certificated direct registration form) to issue the aggregate Merger Consideration. From time to time as needed as reasonably determined by Weyerhaeuser, Weyerhaeuser shall deposit with the Exchange Agent cash sufficient to make payments in lieu of fractional shares pursuant to Section 2.02(f) and to pay any dividends or other distributions which former holders of Plum Creek Common Stock have the right to receive pursuant to Section 2.02(d). All such cash and Weyerhaeuser Common Shares deposited with the Exchange Agent is hereinafter referred to as the “Exchange Fund”.

(b) Letter of Transmittal. As promptly as practicable after the Effective Time, and in any event not later than the second Business Day thereafter, Weyerhaeuser shall cause the Exchange Agent to mail to each holder of record of Plum Creek Common Stock a form of letter of transmittal (the “Letter of Transmittal”) which shall specify that delivery shall be effected, and risk of loss and title to any Certificates or Book-Entry Shares shall pass, only upon delivery of such Certificates or Book-Entry Shares to the Exchange Agent and shall be in such form and have such other provisions as Weyerhaeuser may specify subject to Plum Creek’s reasonable approval, together with instructions thereto.

(c) Merger Consideration Received in Connection with Exchange. (i) After the Effective Time, upon the surrender of a Certificate for cancelation to the Exchange Agent, together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (A) the Merger Consideration into which the shares of Plum Creek Common Stock previously represented by such Certificate have been converted pursuant to Section 2.01(b) and (B) any cash in lieu of fractional shares which such holder has the right to receive pursuant to Section 2.02(f) and in respect of any dividends or other distributions which such holder has the right to receive pursuant to Section 2.02(d). In the event of a transfer of ownership of Plum Creek Common Stock that is not registered in the transfer records of Plum Creek, the proper number of Weyerhaeuser Common Shares pursuant to Section 2.01 and cash in lieu of fractional shares which the holder has the right to receive pursuant to Section 2.02(f) and in respect of any dividends or other distributions which the holder has the right to receive pursuant to Section 2.02(d) may be issued to a transferee if the Certificate (or, for Book-Entry Shares, proper evidence of such transfer) representing such Plum Creek Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 2.02(c), each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holder of such Certificates or Book-Entry Shares were entitled to receive pursuant to Section 2.01 (and cash in lieu of fractional shares pursuant to Section 2.02(f) and in respect of any dividends or other distributions pursuant to Section 2.02(d)). No interest shall be paid or shall accrue on the cash payable under this Section 2.02(c) or under Section 2.02(d), 2.02(e) or 2.02(f).

(ii) As promptly as practicable following the Effective Time, the Exchange Agent shall deliver to each former holder of Book-Entry Shares (A) the Merger Consideration into which such shares of Plum Creek Common Stock have been converted pursuant to Section 2.01(b) and (B) any cash in lieu of fractional shares which such holder has the right to receive pursuant to Section 2.02(f). The Weyerhaeuser Common Shares deliverable to any holder under this Section 2.02(c)(ii) shall be deemed issued to such holder on the Closing Date.

(d) Treatment of Unexchanged Shares. No dividends or other distributions declared or made with respect to Weyerhaeuser Common Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to the Weyerhaeuser Common Shares issuable upon surrender thereof, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.02(f), until the surrender of such Certificate or Book-Entry Share in accordance with this Article II. Subject to abandoned property, escheat, Tax or other applicable Law, following surrender of any such Certificate or Book-Entry Share, there shall be paid to the holder of the Weyerhaeuser Common Shares issued in exchange therefor (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional Weyerhaeuser Common Share to which such holder is entitled pursuant to Section 2.02(f) and the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of Weyerhaeuser Common Shares and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Weyerhaeuser Common Shares.

(e) No Further Ownership Rights in Plum Creek Common Stock. The Weyerhaeuser Common Shares issued and cash paid in accordance with the terms of this Article II upon conversion of any shares of Plum Creek Common Stock (including any cash paid pursuant to Section 2.02(f)) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Plum Creek Common Stock, subject to the Surviving Corporation’s obligation to pay any dividends or other distributions with a record date prior to the Effective Time that may have been declared or made by Plum Creek on such shares of Plum Creek Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. From and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Plum Creek Common Stock that were outstanding immediately prior to the Effective Time. Subject to the last sentence of Section 2.02(h), if, after the Effective Time, any Certificates or Book-Entry Shares are presented for transfer to the Surviving Corporation, Weyerhaeuser or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(f) No Fractional Shares. No certificates or scrip representing fractional Weyerhaeuser Common Shares shall be issued upon the conversion of Plum Creek Common Stock pursuant to Section 2.01(b), and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a holder of Weyerhaeuser Common Shares. Notwithstanding any other provision of this Agreement, each holder of shares of Plum Creek Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a Weyerhaeuser Common Share (after taking into account all Certificates or Book-Entry Shares surrendered by such holder) shall receive, in lieu thereof, cash in an amount equal to such fractional amount multiplied by the average of the volume weighted average price per share of Weyerhaeuser Common Shares on the New York Stock Exchange (“NYSE”) (as reported by Bloomberg, L.P. or, if not reported by Bloomberg, L.P., in another authoritative source mutually selected by Weyerhaeuser and Plum Creek) on each of the five consecutive trading days ending with the last complete trading day prior to the Closing Date.

(g) Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest or other amounts received with respect thereto) that remains undistributed to the holders of Plum Creek Common Stock for 12 months after the Effective Time shall be delivered to Weyerhaeuser, upon demand, and any former holder of Plum Creek Common Stock who has not previously complied with this Article II shall thereafter look only to Weyerhaeuser for, and Weyerhaeuser shall remain liable for, payment of its claim for Merger Consideration, any cash in lieu of fractional shares and any dividends and other distributions to which such holder is entitled pursuant to this Article II.

(h) No Liability. None of Weyerhaeuser, Plum Creek or the Exchange Agent shall be liable to any Person in respect of any portion of the Exchange Fund delivered to any Governmental Entity pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book-Entry Share has not been surrendered or transferred prior to the date on which any Merger Consideration in respect thereof would otherwise escheat to, or become the property of, any Governmental Entity pursuant to applicable Law, any Merger Consideration in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of Weyerhaeuser, free and clear of all claims or interests of any Person previously entitled thereto.

(i) Investment of Exchange Fund. The Exchange Agent shall invest any cash in the Exchange Fund as directed by Weyerhaeuser. Any interest and other income resulting from such investments shall be paid to Weyerhaeuser; provided, however, that no investment of the Exchange Fund shall relieve Weyerhaeuser or the Exchange Agent from promptly making the payments required by this Article II, and following any losses from any such investment, Weyerhaeuser shall promptly provide additional cash funds to the Exchange Agent for the benefit of the holders of shares of Plum Creek Common Stock at the Effective Time in the amount of such losses, which additional funds will be deemed to be part of the Exchange Fund.

(j) Withholding Rights. Each of Weyerhaeuser and the Exchange Agent (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Article II or Section 6.04 to any holder of Plum Creek Common Stock, Plum Creek Stock Options, Plum Creek Restricted Stock Units, Plum Creek Deferred Stock Units or Plum Creek Value Management Awards such amounts as may be required to be deducted and withheld with respect to the making of such payment under applicable Tax Law. Amounts so withheld and paid over to the appropriate taxing authority shall be treated for all purposes of this Agreement as having been paid to the holder of Plum Creek Common Stock in respect of which such deduction or withholding was made.

(k) Lost Certificates. If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Weyerhaeuser, the posting by such Person of a bond, in such reasonable and customary amount as Weyerhaeuser may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent (or, if subsequent to the termination of the Exchange Fund and subject to Section 2.02(h), Weyerhaeuser) shall deliver and pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration, any cash in lieu of fractional shares and any other cash deliverable in respect thereof pursuant to this Section 2.02.

ARTICLE III

Representations and Warranties of Weyerhaeuser

Weyerhaeuser represents and warrants to Plum Creek that the statements contained in this Article III are true and correct, except (i) as set forth in the Weyerhaeuser Reporting Documents publicly available and filed with or furnished to the SEC after January 1, 2014 and at least two Business Days prior to the date of this Agreement (the “Filed Weyerhaeuser Reporting Documents”) (excluding (x) any exhibits to the Filed Weyerhaeuser Reporting Documents and (y) any disclosures in the Filed Weyerhaeuser Reporting Documents (A) in any risk factors section, (B) in the “Forward-Looking Statements” section and (C) in any other disclosures that are similarly predictive or forward-looking in nature) or (ii) as set forth in the disclosure letter delivered by Weyerhaeuser to Plum Creek prior to the execution and delivery by Weyerhaeuser of this Agreement (the “Weyerhaeuser Disclosure Letter”). The Weyerhaeuser Disclosure Letter shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article III, and the disclosure in any section shall be deemed to qualify other sections in this Article III to the extent (and only to the extent) that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other sections.

SECTION 3.01. Organization, Standing and Power. (a) Each of Weyerhaeuser and each of Weyerhaeuser’s Subsidiaries (the “Weyerhaeuser Subsidiaries”) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except, in the case of the Weyerhaeuser Subsidiaries, where the failure to be so organized, existing or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Weyerhaeuser Material Adverse Effect. Each of Weyerhaeuser and each Weyerhaeuser Subsidiary is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership, operation or leasing of its properties and assets makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Weyerhaeuser Material Adverse Effect. Weyerhaeuser has made available to Plum Creek, prior to execution of this Agreement, true and complete copies of the articles of incorporation of Weyerhaeuser in effect as of the date of this Agreement (the “Weyerhaeuser Charter”) and the bylaws of Weyerhaeuser in effect as of the date of this Agreement (the “Weyerhaeuser By-laws”).

(b) Weyerhaeuser has not exempted any “Person” from the “Aggregate Stock Ownership Limit”, as such terms are defined in the Weyerhaeuser Charter.

SECTION 3.02. Weyerhaeuser Subsidiaries. (a) All the outstanding shares of capital stock or voting securities of, or other equity interests in, each Weyerhaeuser Subsidiary have been validly issued and are fully paid and nonassessable and are wholly owned by Weyerhaeuser, by another Weyerhaeuser Subsidiary or by Weyerhaeuser and another Weyerhaeuser Subsidiary, free and clear of all pledges, liens, claims, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”), and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except for restrictions imposed by applicable securities Laws. Section 3.02(a) of the Weyerhaeuser Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of the Weyerhaeuser Subsidiaries, including a list of each Weyerhaeuser Subsidiary that is a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code (a “Qualified REIT Subsidiary”) or a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code (a “Taxable REIT Subsidiary”), together with (i) the jurisdiction of incorporation or organization, as the case may be, of each Weyerhaeuser Subsidiary, (ii) the type of and percentage of interest held (including capital account balances for any entity treated as a partnership for income tax purposes from the most recently filed relevant Tax Return), directly or indirectly, by Weyerhaeuser in each Weyerhaeuser Subsidiary, (iii) the names of and the type of and percentage of interest held (including capital account balances for any entity treated as a partnership for income tax purposes from the most recently filed relevant Tax Return) by any Person other than Weyerhaeuser or a Weyerhaeuser Subsidiary in each Weyerhaeuser Subsidiary and (iv) the classification for U.S. federal income tax purposes of each Weyerhaeuser Subsidiary.

(b) Except for the capital stock and voting securities of, and other equity interests in, the Weyerhaeuser Subsidiaries, neither Weyerhaeuser nor any Weyerhaeuser Subsidiary owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity other than ordinary course investments in publicly traded securities constituting one percent or less of a class of outstanding securities of any entity.

SECTION 3.03. Capital Structure. (a) The authorized capital stock of Weyerhaeuser consists of 1,360,000,000 Weyerhaeuser Common Shares, 7,000,000 preferred shares, par value $1.00 per share (the “Weyerhaeuser Preferred Shares”), and 40,000,000 preference shares, par value $1.00 per share (the “Weyerhaeuser Preference Shares” and, together with the Weyerhaeuser Common Shares and the Weyerhaeuser Preferred Shares, the “Weyerhaeuser Capital Stock”). At the close of business on November 4, 2015, (i) 510,445,006 Weyerhaeuser Common Shares were issued and outstanding, none of which were subject to vesting or other forfeiture conditions or repurchase by Weyerhaeuser, (ii) no Weyerhaeuser Common Shares were held in Weyerhaeuser’s treasury, (iii) no Weyerhaeuser Preferred Shares were issued and outstanding, (iv) 13,799,711 Weyerhaeuser Preference Shares of 6.375% Mandatory Convertible Preference Shares, Series A (the “Weyerhaeuser 6.375% Mandatory Convertible Preference Shares”) were issued and outstanding, (v) 20,720,285 Weyerhaeuser Common Shares were reserved and available for issuance upon conversion of outstanding Weyerhaeuser Preference Shares, (vi) no Weyerhaeuser Common Shares were reserved and available for issuance pursuant to the Weyerhaeuser’s Direct Stock Purchase Plan (the “Weyerhaeuser Direct Share Purchase Plan”) and (vii) 15,021,183 Weyerhaeuser Common Shares were reserved and available for issuance pursuant to the Weyerhaeuser Stock Plans, of which (A) 12,922,116 shares were issuable upon exercise of outstanding Weyerhaeuser Stock Options, (B) 1,220,599 shares were issuable upon settlement of outstanding Weyerhaeuser Restricted Stock Units, (C) 159,111 shares were issuable upon settlement of outstanding Weyerhaeuser Deferred Stock Units and (D) 719,357 shares were issuable upon settlement of outstanding Weyerhaeuser Performance Share Units. Except as set forth in this Section 3.03(a), at the close of business on November 4, 2015, no shares of capital stock or voting securities of, or other equity interests in, Weyerhaeuser were issued, reserved for issuance or outstanding. From the close of business on November 4, 2015, to the date of this Agreement, there have been no issuances by Weyerhaeuser of shares of capital stock or voting securities of, or other equity interests in, Weyerhaeuser, other than the issuance of Weyerhaeuser Common Shares upon the conversion of Weyerhaeuser 6.375% Mandatory Convertible Preference Shares, the exercise of Weyerhaeuser Stock Options or upon the settlement of Weyerhaeuser Restricted Stock Units, Weyerhaeuser Deferred Stock Units or Weyerhaeuser Performance Share Units, in each case outstanding at the close of business on November 4, 2015, and in accordance with their terms in effect at such time.

(b) All outstanding shares of Weyerhaeuser Capital Stock are, and all shares of Weyerhaeuser Capital Stock that may be issued upon the conversion of the Weyerhaeuser 6.375% Mandatory Convertible Preference Shares, upon the exercise of Weyerhaeuser Stock Options or upon the settlement of Weyerhaeuser Restricted Stock Units, Weyerhaeuser Deferred Stock Units or Weyerhaeuser Performance Share Units will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the WBCA, the Weyerhaeuser Charter, the Weyerhaeuser By-laws or any Contract to which Weyerhaeuser or any Weyerhaeuser Subsidiary is a party or otherwise bound (including the Weyerhaeuser Stock Plans). The Weyerhaeuser Common Shares constituting the Merger Consideration will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the WBCA, the Weyerhaeuser Charter, the Weyerhaeuser By-laws or any Contract to which Weyerhaeuser or any Weyerhaeuser

Subsidiary is a party or otherwise bound. Except as set forth above in this Section 3.03 or pursuant to this Agreement, there are not issued, reserved for issuance or outstanding, and there are no outstanding obligations of Weyerhaeuser or any Weyerhaeuser Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (x) any capital stock or voting securities of, or other equity interests in, Weyerhaeuser or any Weyerhaeuser Subsidiary or any securities of Weyerhaeuser or any Weyerhaeuser Subsidiary convertible into or exchangeable or exercisable for any capital stock or voting securities of, or other equity interests in, Weyerhaeuser or any Weyerhaeuser Subsidiary, (y) any warrants, calls, options or other rights to acquire from Weyerhaeuser or any Weyerhaeuser Subsidiary, or any other obligation of Weyerhaeuser or any Weyerhaeuser Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, Weyerhaeuser or any Weyerhaeuser Subsidiary or (z) any rights issued by or other obligations of Weyerhaeuser or any Weyerhaeuser Subsidiary that are linked in any way to the price of any capital stock or voting securities of, or other equity interests in, Weyerhaeuser or any Weyerhaeuser Subsidiary, the value of Weyerhaeuser, any Weyerhaeuser Subsidiary or any part of Weyerhaeuser or any Weyerhaeuser Subsidiary or any dividends or other distributions declared or paid on any capital stock or voting securities of, or other equity interests in, Weyerhaeuser or any Weyerhaeuser Subsidiary. Except pursuant to the Weyerhaeuser Stock Plans, there are not any outstanding obligations of Weyerhaeuser or any Weyerhaeuser Subsidiary to repurchase, redeem or otherwise acquire any capital stock or voting securities of, or other equity interests in, Weyerhaeuser or any Weyerhaeuser Subsidiary or any securities, interests, warrants, calls, options or other rights referred to in clause (x), (y) or (z) of the immediately preceding sentence. There are no debentures, bonds, notes or other Indebtedness of Weyerhaeuser having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Weyerhaeuser may vote (collectively, “Weyerhaeuser Voting Debt”). Neither Weyerhaeuser nor any Weyerhaeuser Subsidiary is a party to any voting agreement with respect to the voting of any capital stock or voting securities of, or other equity interests in, Weyerhaeuser. Except for this Agreement, neither Weyerhaeuser nor any Weyerhaeuser Subsidiary is a party to any agreement pursuant to which any Person is entitled to elect, designate or nominate any director of Weyerhaeuser or any Weyerhaeuser Subsidiary.

SECTION 3.04. Authority; Execution and Delivery; Enforceability. (a) Weyerhaeuser has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement, subject, in the case of the Share Issuance, to the receipt of the Weyerhaeuser Shareholder Approval. The Board of Directors of Weyerhaeuser (the “Weyerhaeuser Board”) has adopted resolutions, by unanimous vote at a meeting duly called at which a quorum of directors of Weyerhaeuser was present, (i) approving and adopting this Agreement, (ii) determining that entering into this Agreement is in the best interests of Weyerhaeuser and its shareholders and

(iii) recommending that Weyerhaeuser’s shareholders vote in favor of approval of the issuance of Weyerhaeuser Common Shares constituting the Merger Consideration (the “Share Issuance”) and directing that the Share Issuance be submitted to Weyerhaeuser’s shareholders for approval at a duly held meeting of such shareholders for such purpose (the “Weyerhaeuser Shareholders Meeting”) (clauses (i), (ii) and (iii) being referred to as the “Weyerhaeuser Recommendation”). Such resolutions have not been amended or withdrawn as of the date of this Agreement. Except for the approval of the Share Issuance by the affirmative vote of the holders of a majority of the Weyerhaeuser Common Shares represented in person or by proxy at the Weyerhaeuser Shareholders Meeting, as required by Section 312.03(c) of the NYSE Listed Company Manual (the “Weyerhaeuser Shareholder Approval”), no other corporate proceedings on the part of Weyerhaeuser are necessary to authorize, adopt or approve this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (except for the filing of the appropriate merger documents as required by the DGCL and the WBCA). Weyerhaeuser has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Plum Creek, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.

(b) No “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or similar statute or regulation applies with respect to this Agreement, the Merger or any of the other transactions contemplated by this Agreement in respect of Weyerhaeuser.

SECTION 3.05. No Conflicts; Consents. (a) The execution and delivery by Weyerhaeuser of this Agreement does not, and the performance by Weyerhaeuser of its obligations hereunder and the consummation of the Merger and the other transactions contemplated by this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock, voting securities or other equity interests or any loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Weyerhaeuser or any Weyerhaeuser Subsidiary under, any provision of (i) the Weyerhaeuser Charter, the Weyerhaeuser By-laws or the comparable organizational documents of any Weyerhaeuser Subsidiary that is a “significant subsidiary” as defined in Rule 1-02(w) of Regulation S-X under the Exchange Act (assuming that the Weyerhaeuser Shareholder Approval is obtained), (ii) any contract, lease, license, indenture, note, bond, agreement, concession, franchise or other instrument (a “Contract”) to which Weyerhaeuser or any Weyerhaeuser Subsidiary is a party or by which any of their respective properties or assets is bound or any Weyerhaeuser Permit or (iii) subject to the filings and other matters referred to in

Section 3.05(b), any judgment, order or decree of a Governmental Entity or arbitrator (“Judgment”) or statute, law (including common law), ordinance, rule or regulation, including the rules and regulations of the NYSE (“Law”), in each case applicable to Weyerhaeuser or any Weyerhaeuser Subsidiary or their respective properties or assets (assuming that the Weyerhaeuser Shareholder Approval is obtained), other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Weyerhaeuser Material Adverse Effect (it being agreed that for purposes of this Section 3.05(a), effects resulting from or arising in connection with the matters set forth in clause (iv) of the definition of the term “Material Adverse Effect” shall not be excluded in determining whether a Weyerhaeuser Material Adverse Effect has occurred or would reasonably be expected to occur) and would not prevent or materially impede, interfere with, hinder or delay the consummation of the Merger.

(b) No consent, waiver or Permit (“Consent”) of or from, or registration, declaration, notice or filing made to or with, any federal, national, state, provincial or local, whether domestic or foreign, government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, whether domestic, foreign or supranational (a “Governmental Entity”), is required to be obtained or made by or with respect to Weyerhaeuser or any Weyerhaeuser Subsidiary in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Merger and the other transactions contemplated by this Agreement, other than (i) (A) the filing with the Securities and Exchange Commission (the “SEC”) of the Joint Proxy Statement in definitive form, (B) the filing with the SEC, and the declaration of effectiveness under the Securities Act of 1933 (the “Securities Act”), of the registration statement on Form S-4 in connection with the issuance by Weyerhaeuser of the Merger Consideration, in which the Joint Proxy Statement will be included as a prospectus (the “Form S-4”), and (C) the filing with the SEC of such reports and other filings under, and such other compliance with, the Securities Exchange Act of 1934 (the “Exchange Act”) and the Securities Act, as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) Consents, registrations, declarations, notices or filings set forth in Section 3.05(b) of the Weyerhaeuser Disclosure Letter, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, the Articles of Merger with the Secretary of State of the State of Washington and appropriate documents with the relevant authorities of the other jurisdictions in which Weyerhaeuser and Plum Creek are qualified to do business, (iv) such Consents, registrations, declarations, notices or filings as are required to be made or obtained under the securities or “blue sky” Laws of various states in connection with the issuance of the Merger Consideration, (v) such Consents of or from, or registrations, declarations, notices or filings to or with the NYSE as are required to permit the consummation of the Merger and the listing of the Weyerhaeuser Common Shares to be issued as Merger Consideration and (vi) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Weyerhaeuser Material Adverse Effect (it being agreed that for purposes of this Section 3.05(b), effects resulting from or arising in connection with the matters set forth in clause (iv) of the definition of the term “Material Adverse Effect” shall not be excluded in determining whether a Weyerhaeuser Material Adverse Effect has occurred or would reasonably be expected to occur) and would not prevent or materially impede, interfere with, hinder or delay the consummation of the Merger.

SECTION 3.06. Reporting Documents; Undisclosed Liabilities. (a) Weyerhaeuser has furnished or filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by Weyerhaeuser with the SEC since January 1, 2013 (such documents, excluding the Joint Proxy Statement and the Form S-4, being collectively referred to as the “Weyerhaeuser Reporting Documents”).

(b) Each Weyerhaeuser Reporting Document (i) at the time filed, complied in all material respects with the requirements of the Sarbanes-Oxley Act of 2002 (“SOX”), the Exchange Act and the Securities Act, as applicable to such Weyerhaeuser Reporting Document and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements of Weyerhaeuser included in the Weyerhaeuser Reporting Documents complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, as indicated in the notes thereto, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of Weyerhaeuser and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c) Neither Weyerhaeuser nor any Weyerhaeuser Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that, individually or in the aggregate, have had or would reasonably be expected to have a Weyerhaeuser Material Adverse Effect.

(d) Each of the principal executive officer of Weyerhaeuser and the principal financial officer of Weyerhaeuser (or each former principal executive officer of

Weyerhaeuser and each former principal financial officer of Weyerhaeuser) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Weyerhaeuser Reporting Documents, and the statements contained in such certifications are true and correct. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Neither Weyerhaeuser nor any Weyerhaeuser Subsidiary has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(e) Weyerhaeuser maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (ii) that transactions are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Weyerhaeuser’s properties or assets.

(f) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) utilized by Weyerhaeuser are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Weyerhaeuser in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of Weyerhaeuser, as appropriate, to allow timely decisions regarding required disclosure and to enable the principal executive officer and principal financial officer of Weyerhaeuser to make the certifications required under the Exchange Act with respect to such reports.

(g) Since January 1, 2014, none of Weyerhaeuser, Weyerhaeuser’s independent accountants, the Weyerhaeuser Board or the audit committee of the Weyerhaeuser Board has received any oral or written notification of any (i) “significant deficiency” in the internal controls over financial reporting of Weyerhaeuser, (ii) “material weakness” in the internal controls over financial reporting of Weyerhaeuser or (iii) fraud, whether or not material, that involves management or other employees of Weyerhaeuser who have a significant role in the internal controls over financial reporting of Weyerhaeuser. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement.

SECTION 3.07. Information Supplied. None of the information supplied or to be supplied by Weyerhaeuser for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to each of Weyerhaeuser’s shareholders and Plum Creek’s stockholders or at the time of each of the Weyerhaeuser Shareholders Meeting and the Plum Creek Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Weyerhaeuser with respect to statements made or incorporated by reference therein based on information supplied by Plum Creek for inclusion or incorporation by reference therein.

SECTION 3.08. Absence of Certain Changes or Events. From January 1, 2015 to the date of this Agreement, each of Weyerhaeuser and each Weyerhaeuser Subsidiary has conducted its respective business in the ordinary course in all material respects, and during such period there has not occurred:

(a) any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Weyerhaeuser Material Adverse Effect;

(b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any capital stock or voting securities of, or other equity interests in, Weyerhaeuser or the capital stock or voting securities of, or other equity interests in, any Weyerhaeuser Subsidiary (other than (x) regular quarterly cash dividends in an amount not exceeding $0.31 per Weyerhaeuser Common Share, (y) regular cash dividends in respect of shares of the Weyerhaeuser 6.375% Mandatory Convertible Preference Shares and (z) dividends or other distributions by a direct or indirect wholly owned Weyerhaeuser Subsidiary to its direct shareholders or other equity holders) or any repurchase for value by Weyerhaeuser of any capital stock or voting securities of, or other equity interests in, Weyerhaeuser or the capital stock or voting securities of, or other equity interests in, any Weyerhaeuser Subsidiary;

(c) any split, reverse split, combination, consolidation, subdivision or reclassification of any capital stock or voting securities of, or other equity interests in, Weyerhaeuser, securities convertible into or exercisable or exchangeable for capital stock or voting securities of, or other equity interests in, Weyerhaeuser or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock or voting securities of, or other equity interests in, Weyerhaeuser;

(d) any incurrence of material Indebtedness for borrowed money or any guarantee of such Indebtedness for another Person (other than Weyerhaeuser or a wholly owned Weyerhaeuser Subsidiary), or any issue or sale of debt securities, warrants or other rights to acquire any debt security of Weyerhaeuser or any Weyerhaeuser Subsidiary other than draws on existing revolving credit facilities in the ordinary course of business;

(e) (i) any direct or indirect sale, lease, license, mortgage, pledge, sale and leaseback or other encumbrance or other disposal of any of Weyerhaeuser’s or any Weyerhaeuser Subsidiary’s property or assets or any interests therein (other than the sale of inventory in the ordinary course of business consistent with past practice) with, individually or in the aggregate, a fair market value in excess of $250,000,000 or (ii) any acquisitions of businesses (whether by means of merger, share exchange, consolidation, tender offer, asset purchase or otherwise), for a purchase price in excess of $250,000,000;

(f) any change in financial accounting methods, principles or practices by Weyerhaeuser or any Weyerhaeuser Subsidiary, except insofar as may have been required by a change in GAAP or Law; or

(g) any material elections or changes thereto with respect to Taxes by Weyerhaeuser or any Weyerhaeuser Subsidiary or any settlement or compromise by Weyerhaeuser or any Weyerhaeuser Subsidiary of any material Tax liability or refund, in each case other than in the ordinary course of business.

SECTION 3.09. Taxes. (a) (i) Each of Weyerhaeuser and each Weyerhaeuser Subsidiary has timely filed, taking into account any extensions, all material Tax Returns required to have been filed and such Tax Returns are accurate and complete in all material respects; (ii) each of Weyerhaeuser and each Weyerhaeuser Subsidiary has paid all material Taxes required to have been paid other than Taxes that are not yet due or that are being contested in good faith in appropriate proceedings; and (iii) no deficiency for any material Tax has been asserted or assessed by a taxing authority against Weyerhaeuser or any Weyerhaeuser Subsidiary which deficiency has not been paid or is not being contested in good faith in appropriate proceedings.

(b) No material Tax Return of Weyerhaeuser or any Weyerhaeuser Subsidiary is under audit or examination by any taxing authority, and no written (or, to the Knowledge of Weyerhaeuser, oral) notice of such an audit or examination has been received by Weyerhaeuser or any Weyerhaeuser Subsidiary. No deficiencies for any material Taxes have been proposed, asserted or assessed against Weyerhaeuser or any Weyerhaeuser Subsidiary, and no requests for waivers of the time to assess any such

Taxes are pending or have been granted. No other procedure, proceeding or contest of any refund or deficiency in respect of material Taxes is pending in or on appeal from any Governmental Entity.

(c) Other than for Taxes not yet due and delinquent or that are being contested in good faith in appropriate proceedings, there are no Liens with respect to material Taxes against any of the properties or assets of Weyerhaeuser or any Weyerhaeuser Subsidiary. No written or, to the Knowledge of Weyerhaeuser, other claim has been received by Weyerhaeuser or any Weyerhaeuser Subsidiary from an authority in a jurisdiction where such corporation does not file Tax Returns that it is or may be subject to material taxation by such jurisdiction. Neither Weyerhaeuser nor any Weyerhaeuser Subsidiary is a party to or is otherwise bound by any material Tax sharing, allocation or indemnification Contract (other than such a Contract exclusively between or among Weyerhaeuser and wholly owned Weyerhaeuser Subsidiaries).

(d) Neither Weyerhaeuser nor any Weyerhaeuser Subsidiary has participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” within the meaning of Section 6011 of the Code and applicable Treasury Regulations thereunder (or a similar provision of state or foreign Law).

(e) Weyerhaeuser (i) for all taxable years commencing with its taxable year ended December 31, 2010 through December 31, 2014, has been subject to taxation as a real estate investment trust within the meaning of Section 856 through 860 of the Code (a “REIT”) and has satisfied all requirements to qualify as a REIT for such years, (ii) has operated from January 1, 2015 to the date of this Agreement in a manner consistent with the requirements for qualification and taxation as a REIT, (iii) intends to continue to operate in such a manner so as to qualify as a REIT for the taxable year that includes the Closing Date and (iv) has not taken or omitted to take any action that would reasonably be expected to result in a challenge by the IRS or any other Governmental Entity to its status as a REIT, and no such challenge is pending or, to the Knowledge of Weyerhaeuser, threatened.

(f) Each Weyerhaeuser Subsidiary has been, since the later of its acquisition or formation, and continues to be treated for federal and state Tax purposes as, (i) a partnership or a disregarded entity and not as a corporation or an association or publicly traded partnership taxable as a corporation, (ii) a Qualified REIT Subsidiary, (iii) a Taxable REIT Subsidiary or (iv) a REIT.

SECTION 3.10. Employee Benefits. (a) Each Weyerhaeuser Benefit Plan and Weyerhaeuser Benefit Agreement (and any related trust or other funding vehicle) has been administered in accordance with its terms and is in compliance with ERISA, the Code and all other applicable Laws, other than instances of non-compliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Weyerhaeuser Material Adverse Effect. Each Weyerhaeuser Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and there are no circumstances or any events that have occurred that would reasonably be expected to cause the loss of such qualification status of any such Weyerhaeuser Benefit Plan, except where such loss of qualification status would not, individually or in the aggregate, reasonably be expected to have a Weyerhaeuser Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Weyerhaeuser Material Adverse Effect, there are no pending or, to the Knowledge of Weyerhaeuser, threatened claims by, on behalf of or against any Weyerhaeuser Benefit Plan or any trust related thereto that could result in any liability to Weyerhaeuser or any of the Weyerhaeuser Subsidiaries, and no audit or other proceeding by a Governmental Entity is pending or, to the Knowledge of Weyerhaeuser, threatened with respect to any Weyerhaeuser Benefit Plan.

(b) With respect to each Weyerhaeuser Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Weyerhaeuser Material Adverse Effect, (i) no such Weyerhaeuser Benefit Plan is currently in “at risk status” within the meaning of Section 430(i) of the Code or Section 303(i) of ERISA; (ii) neither Weyerhaeuser nor any Commonly Controlled Entity has engaged in any transaction described in Section 4069, 4204(a) or 4212(c) of ERISA; (iii) no liability (other than for premiums to the Pension Benefit Guaranty Corporation) under Title IV of ERISA has been or is expected to be incurred by Weyerhaeuser or any of the Weyerhaeuser Subsidiaries and (iv) all contributions required to be made with respect thereto (whether pursuant to the terms of such Weyerhaeuser Benefit Plan or by applicable Law) have been made.

(c) None of Weyerhaeuser and its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, maintained, established, contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, and none of Weyerhaeuser and its Subsidiaries nor any of their Commonly Controlled Entities has incurred any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 3.11. Labor and Employment Matters. (a) As of the date of this Agreement, neither Weyerhaeuser nor any Weyerhaeuser Subsidiary is a party to or bound by any the collective bargaining agreements and other Contracts with any labor union, works council or other similar organization (“Collective Bargaining Agreements”) with respect to any Weyerhaeuser Personnel. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Weyerhaeuser Material Adverse Effect, (i) there is no pending or, to the Knowledge of Weyerhaeuser, threatened strike, lockout, slowdown or work stoppage by or with respect to any Weyerhaeuser Personnel and (ii) to the Knowledge of Weyerhaeuser, there are no activities or proceedings of any labor organization to organize any employees of Weyerhaeuser or any Weyerhaeuser Subsidiary and no demand for recognition as the exclusive bargaining representative of any employees has been made by or on behalf of any labor or similar organization.

(b) Except for instances of noncompliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Weyerhaeuser Material Adverse Effect, Weyerhaeuser and the Weyerhaeuser Subsidiaries are in compliance with all applicable Laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health and continuation coverage under group health plans.

SECTION 3.12. Litigation. There is no suit, action or other proceeding pending or, to the Knowledge of Weyerhaeuser, threatened against or affecting Weyerhaeuser or any Weyerhaeuser Subsidiary that, individually or in the aggregate, has had or would reasonably be expected to have a Weyerhaeuser Material Adverse Effect, nor is there any Judgment outstanding against or, to the Knowledge of Weyerhaeuser, demand or investigation by any Governmental Entity involving Weyerhaeuser or any Weyerhaeuser Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Weyerhaeuser Material Adverse Effect.

SECTION 3.13. Compliance with Applicable Laws. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Weyerhaeuser Material Adverse Effect, Weyerhaeuser and the Weyerhaeuser Subsidiaries are in compliance with all applicable Laws and the Weyerhaeuser Permits. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Weyerhaeuser Material Adverse Effect, there is no demand or investigation by or before any Governmental Entity pending or, to the Knowledge of Weyerhaeuser, threatened alleging that Weyerhaeuser or any Weyerhaeuser Subsidiary is not in compliance with any applicable Law or Weyerhaeuser Permit or which challenges or questions the validity of any rights of the holder of any Weyerhaeuser Permit. To the Knowledge of Weyerhaeuser, no noncompliance with any applicable Law or Weyerhaeuser Permit exists, except for any noncompliance that, individually or in the aggregate, has not had and would not reasonably be expected to have a Weyerhaeuser Material Adverse Effect. This Section 3.13 does not relate to Tax matters, employee benefits matters, labor and employment matters, environmental matters or Intellectual Property matters, which are the subjects of Sections 3.09, 3.10, 3.11, 3.14 and 3.17, respectively.

SECTION 3.14. Environmental Matters. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Weyerhaeuser Material Adverse Effect, (a) each of Weyerhaeuser and each Weyerhaeuser Subsidiary is in compliance with all Environmental Laws, and neither Weyerhaeuser nor any Weyerhaeuser Subsidiary has received any written communication alleging that Weyerhaeuser or any Weyerhaeuser Subsidiary is in violation of, or has any liability under, any Environmental Law; (b) each of Weyerhaeuser and each Weyerhaeuser Subsidiary possesses and is in compliance with all Permits required under Environmental Laws (“Environmental Permits”) for the conduct of its respective operations and all such Environmental Permits are valid and in good standing; (c) there are no Environmental Claims pending or, to the Knowledge of Weyerhaeuser, threatened against or affecting Weyerhaeuser or any Weyerhaeuser Subsidiary; (d) there has been no Release of or exposure to any Hazardous Material that would reasonably be expected to form the basis of any Environmental Claim against Weyerhaeuser or any Weyerhaeuser Subsidiary; and (e) neither Weyerhaeuser nor any Weyerhaeuser Subsidiary has retained or assumed, either contractually or by operation of Law, any liabilities or obligations that would reasonably be expected to form the basis of any Environmental Claim against Weyerhaeuser or any Weyerhaeuser Subsidiary.

For all purposes of this Agreement, (i) “Environmental Claims” means any and all administrative, regulatory or judicial suits, actions, other proceedings, demands, investigations, Judgments, directives, Liens or written or oral notices of noncompliance or violation by or from any Person alleging liability of any kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resource damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from (A) the presence or Release of, or exposure to, any Hazardous Material at any location or (B) the failure to comply with any Environmental Law; (ii) “Environmental Law” means any Law, Judgment, legally binding agreement or Permit issued, promulgated or entered into by or with any Governmental Entity relating to pollution, the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), natural resources, the climate, human health and safety or the protection of endangered or threatened species; (iii) “Hazardous Materials” means any petroleum or petroleum products, radioactive materials or wastes, asbestos in any form, polychlorinated biphenyls, hazardous or toxic substances and any other chemical, material, substance or waste that is prohibited, limited or regulated under any Environmental Law; and (iv) “Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within any building, structure, facility or fixture.

SECTION 3.15. Contracts. (a) As of the date of this Agreement, neither Weyerhaeuser nor any Weyerhaeuser Subsidiary is a party to any Contract required to be filed by Weyerhaeuser as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (a “Filed Weyerhaeuser Contract”) that has not been so filed.

(b) Except with respect to Contracts solely among Weyerhaeuser and any wholly owned Weyerhaeuser Subsidiary or wholly owned Weyerhaeuser Subsidiaries, or solely among any wholly owned Weyerhaeuser Subsidiaries, Section 3.15(b) of the Weyerhaeuser Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of:

(i) each non-competition Contract or other Contract containing terms that expressly (A) limit or otherwise restrict Weyerhaeuser or any Weyerhaeuser Subsidiary or (B) would, after the Effective Time, limit or otherwise restrict the Combined Company from, in the case of either (A) or (B), engaging or competing in any line of business or in any geographic area, in a manner that would be reasonably likely to be material, in the case of (A), to Weyerhaeuser and the Weyerhaeuser Subsidiaries, taken as a whole and, in the case of (B), to the Combined Company taken as a whole;

(ii) each partnership, joint venture or similar agreement, or Contract to which Weyerhaeuser or any Weyerhaeuser Subsidiary is a party relating to the formation, creation, operation, management or control of any partnership or joint venture, in each case material to Weyerhaeuser and the Weyerhaeuser Subsidiaries, taken as a whole;

(iii) each loan and credit agreement or other Contract pursuant to which any Indebtedness in excess of $50,000,000 of Weyerhaeuser or any Weyerhaeuser Subsidiary is outstanding or may be incurred, other than any such Contract between or among Weyerhaeuser and the wholly owned Weyerhaeuser Subsidiaries; and

(iv) other than in the ordinary course, each Contract to which Weyerhaeuser or any Weyerhaeuser Subsidiary is a party involving the future disposition or acquisition of assets or properties with a fair market value in excess of $300,000,000.

Each Contract of the type described in this Section 3.15(b) and each Filed Weyerhaeuser Contract is referred to herein as a “Weyerhaeuser Material Contract”.

(c) Except for matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a Weyerhaeuser Material Adverse Effect, (i) each Weyerhaeuser Material Contract (including, for purposes of this Section 3.15(c), any Contract entered into after the date of this Agreement that would have been a Weyerhaeuser Material Contract if such Contract existed on the date of this Agreement) is a valid, binding and legally enforceable obligation of Weyerhaeuser or one of the Weyerhaeuser Subsidiaries, as the case may be, and, to the Knowledge of Weyerhaeuser, of the other parties thereto, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity, (ii) each such Weyerhaeuser Material Contract is in full force and effect and (iii) neither Weyerhaeuser nor any Weyerhaeuser Subsidiary is (with or without notice or lapse of time, or both) in breach or default under any such Weyerhaeuser Material Contract and, to the Knowledge of Weyerhaeuser, no other party to any such Weyerhaeuser Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder.

SECTION 3.16. Properties. (a) Except in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a Weyerhaeuser Material Adverse Effect, Weyerhaeuser or a Weyerhaeuser Subsidiary has good and valid title to, and marketable and insurable fee simple interest in or a valid leasehold interest in, each of the real properties reflected as an asset on the most recent balance sheet of Weyerhaeuser included in the Weyerhaeuser Reporting Documents (each, a “Weyerhaeuser Property”), in each case free and clear of all conditions, encroachments, easements, rights of way, restrictions and Liens, except for conditions, encroachments, easements, rights of way, restrictions or Liens which do not, individually or in the aggregate, materially impair and would not reasonably be expected to materially impair the continued use and operation of the real properties to which they relate in the conduct of Weyerhaeuser and each Weyerhaeuser Subsidiary as presently conducted. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Weyerhaeuser Material Adverse Effect, neither Weyerhaeuser nor any Weyerhaeuser Subsidiary has received notice to the effect that there are any condemnation, expropriation or other proceedings that are pending or, to the Knowledge of Weyerhaeuser, threatened with respect to any material portion of any of the Weyerhaeuser Properties. Except for the owners of the properties in which Weyerhaeuser or a Weyerhaeuser Subsidiary has a leasehold interest, and except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Weyerhaeuser Material Adverse Effect, no Person other than Weyerhaeuser or a Weyerhaeuser Subsidiary has any ownership interest in any of the Weyerhaeuser Properties, except to the extent that such interest would not be reasonably expected to adversely impact Weyerhaeuser’s or the Weyerhaeuser Subsidiary’s continued use of the applicable Weyerhaeuser Property consistent with its operation as of the date of this Agreement.

(b) Except in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a Weyerhaeuser Material Adverse Effect, (i) neither Weyerhaeuser nor any Weyerhaeuser Subsidiary has leased or otherwise granted to any Person the right to use or occupy any Weyerhaeuser Property or any portion thereof, (ii) there are no outstanding options, rights of first offer or rights of first refusal to purchase any Weyerhaeuser Property or any portion thereof or interest therein, (iii) there are no boundary disputes relating to any Weyerhaeuser Property and no encroachments materially and adversely affecting the use of any Weyerhaeuser Property and (iv) with respect to each Weyerhaeuser Property, all material buildings, structures, fixtures and improvements are in all respects adequate and sufficient and in satisfactory condition to support the operations of Weyerhaeuser and each Weyerhaeuser Subsidiary as presently conducted.

(c) Except in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a Weyerhaeuser Material Adverse Effect, (i) policies of title insurance or updates or endorsements have been issued, insuring Weyerhaeuser’s or the applicable Weyerhaeuser Subsidiary’s fee simple title to each of the Weyerhaeuser Properties that is a manufacturing or similar facility owned by Weyerhaeuser or a Weyerhaeuser Subsidiary, in amounts at least equal to the purchase price paid for ownership of such Weyerhaeuser Property or such entity that owned such Weyerhaeuser Property at the time of the issuance of each such policy, (ii) there has not been any claim made against any such policy that has not been resolved and (iii) there is no suit, action or other proceeding pending or, to the Knowledge of Weyerhaeuser, threatened against or affecting Weyerhaeuser or any Weyerhaeuser Subsidiary challenging Weyerhaeuser’s or the applicable Weyerhaeuser Subsidiary’s fee simple title to each of the Weyerhaeuser Properties owned by Weyerhaeuser or a Weyerhaeuser Subsidiary.

(d) Each of Weyerhaeuser and each Weyerhaeuser Subsidiary has complied with the terms of all leases pursuant to which Weyerhaeuser or a Weyerhaeuser Subsidiary has a leasehold interest in the Weyerhaeuser Properties, and all such leases are in full force and effect, except for such noncompliance or failure to be in full force and effect that, individually or in the aggregate, has not had and would not reasonably be expected to have a Weyerhaeuser Material Adverse Effect.

(e) Except in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a Weyerhaeuser Material Adverse Effect, neither Weyerhaeuser nor any Weyerhaeuser Subsidiary has taken any action which would disqualify portions of any Weyerhaeuser Property now assessed for ad valorem Taxes on the basis of farm, forest or open space for continued assessment as farm, forest or open space lands.

SECTION 3.17. Intellectual Property. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Weyerhaeuser Material Adverse Effect, (i) each of Weyerhaeuser and each Weyerhaeuser Subsidiary owns, or is validly licensed or otherwise has the right to use, all patents, patent applications, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights (collectively, “Intellectual Property”) used in or necessary for the conduct of its business as currently conducted, (ii) no suits, actions or other proceedings are pending or, to the Knowledge of Weyerhaeuser, threatened that Weyerhaeuser or any Weyerhaeuser Subsidiary is infringing, misappropriating or otherwise violating the rights of any Person with respect to any Intellectual Property and (iii) to the Knowledge of Weyerhaeuser, no Person is infringing, misappropriating or otherwise violating the rights of Weyerhaeuser or any Weyerhaeuser Subsidiary with respect to any Intellectual Property owned by Weyerhaeuser or any Weyerhaeuser Subsidiary.

SECTION 3.18. Permits. Each of Weyerhaeuser and each Weyerhaeuser Subsidiary has all requisite power and authority and possesses all governmental franchises, licenses, permits, authorizations, variances, exemptions, orders, registrations, clearances and approvals (collectively, “Permits”) necessary to enable each of Weyerhaeuser and each Weyerhaeuser Subsidiary to own, lease or otherwise hold its properties and assets and to conduct its business as presently conducted (collectively, the “Weyerhaeuser Permits”), except where the failure to have such power or authority or to possess the Weyerhaeuser Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Weyerhaeuser Material Adverse Effect.

SECTION 3.19. Insurance. Except as would not, individually or in the aggregate, have a Weyerhaeuser Material Adverse Effect (i) all insurance policies of Weyerhaeuser and the Weyerhaeuser Subsidiaries are in full force and effect and (ii) all premiums due thereon have been paid.

SECTION 3.20. Brokers’ Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than Morgan Stanley & Co. LLC (the “Weyerhaeuser Financial Advisor”), the fees and expenses of which will be paid by Weyerhaeuser, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Weyerhaeuser or any Weyerhaeuser Subsidiary. The estimated aggregate amount of such fees and expenses has been disclosed to Plum Creek prior to the date of this Agreement.

SECTION 3.21. Opinion of Financial Advisor. The Weyerhaeuser Board has received an opinion from the Weyerhaeuser Financial Advisor to the effect that, as of the date of such opinion, subject to the qualifications, assumptions and limitations set forth therein, the Exchange Ratio is fair from a financial point of view to Weyerhaeuser. A signed copy of the written opinion of the Weyerhaeuser Financial Advisor rendered to the Weyerhaeuser Board will be delivered to Plum Creek, solely for informational purposes, promptly following receipt thereof by Weyerhaeuser.

SECTION 3.22. Investment Company Act. Neither Weyerhaeuser nor any Weyerhaeuser Subsidiary is required to be registered as an investment company under the Investment Company Act of 1940 (the “Investment Company Act”).

ARTICLE IV

Representations and Warranties of Plum Creek

Plum Creek represents and warrants to Weyerhaeuser that the statements contained in this Article IV are true and correct, except (i) as set forth in the Plum Creek Reporting Documents publicly available and filed with or furnished to the SEC after January 1, 2014 and at least two Business Days prior to the date of this Agreement (the “Filed Plum Creek Reporting Documents”) (excluding (x) any exhibits to the Filed Plum Creek Reporting Documents and (y) any disclosures in the Filed Plum Creek Reporting Documents (A) in any risk factors section, (B) in the “Forward-Looking Statements” section and (C) in any other disclosures that are similarly predictive or forward-looking in nature) or (ii) as set forth in the disclosure letter delivered by Plum Creek to Weyerhaeuser prior to the execution and delivery by Plum Creek of this Agreement (the “Plum Creek Disclosure Letter”). The Plum Creek Disclosure Letter shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article IV, and the disclosure in any section shall be deemed to qualify other sections in this Article IV to the extent (and only to the extent) that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other sections.

SECTION 4.01. Organization, Standing and Power. (a) Each of Plum Creek and each of Plum Creek’s Subsidiaries (the “Plum Creek Subsidiaries”) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except, in the case of the Plum Creek Subsidiaries, where the failure to be so organized, existing or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Plum Creek Material Adverse Effect. Each of Plum Creek and each Plum Creek Subsidiary is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership, operation or leasing of its properties and assets makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Plum Creek Material Adverse Effect. Plum Creek has made available to Weyerhaeuser, prior to execution of this Agreement, true and complete copies of the restated certificate of incorporation of Plum Creek in effect as of the date of this Agreement (the “Plum Creek Charter”) and the amended and restated by-laws of Plum Creek in effect as of the date of this Agreement (the “Plum Creek By-laws”).

(b) Plum Creek has not exempted any “Person” from the “Ownership Limit”, as such terms are defined in the Plum Creek Charter.

SECTION 4.02. Plum Creek Subsidiaries. (a) All the outstanding shares of capital stock or voting securities of, or other equity interests in, each Plum Creek Subsidiary have been validly issued and are fully paid and nonassessable and are wholly owned by Plum Creek, by another Plum Creek Subsidiary or by Plum Creek and another Plum Creek Subsidiary, free and clear of all Liens, and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except for restrictions imposed by applicable securities Laws. Section 4.02(a) of the Plum Creek Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of the Plum Creek Subsidiaries, including a list of each Plum Creek Subsidiary that is a Qualified REIT Subsidiary or a Taxable REIT Subsidiary, together with (i) the jurisdiction of incorporation or organization, as the case may be, of each Plum Creek Subsidiary, (ii) the type of and percentage of interest held (including capital account balances for any entity treated as a partnership for income tax purposes from the most recently filed relevant Tax Return), directly or indirectly, by Plum Creek in each Plum Creek Subsidiary, (iii) the names of and the type of and percentage of interest held (including capital account balances for any entity treated as a partnership for income tax purposes from the most recently filed relevant Tax Return) by any Person other than Plum Creek or a Plum Creek Subsidiary in each Plum Creek Subsidiary and (iv) the classification for U.S. federal income tax purposes of each Plum Creek Subsidiary.

(b) Except for the capital stock and voting securities of, and other equity interests in, the Plum Creek Subsidiaries, neither Plum Creek nor any Plum Creek Subsidiary owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity other than ordinary course investments in publicly traded securities constituting one percent or less of a class of outstanding securities of any entity.

SECTION 4.03. Capital Structure. (a) The authorized capital stock of Plum Creek consists of 300,634,566 shares of Plum Creek Common Stock, 150,000,001 shares of excess stock, par value $0.01 per share (the “Plum Creek Excess Stock”), and 75,000,000 shares of preferred stock, par value $0.01 per share (the “Plum Creek

Preferred Stock” and, together with the Plum Creek Common Stock and the Plum Creek Excess Stock, the “Plum Creek Capital Stock”). At the close of business on November 4, 2015, (i) 173,598,748 shares of Plum Creek Common Stock were issued and outstanding, none of which were subject to vesting or other forfeiture conditions or repurchase by Plum Creek, (ii) 30,777,790 shares of Plum Creek Common Stock were held in Plum Creek’s treasury, (iii) no shares of the Plum Creek Excess Stock were issued and outstanding, (iv) no shares of the Plum Creek Preferred Stock were issued and outstanding and (v) 5,828,780 shares of Plum Creek Common Stock were reserved and available for issuance pursuant to the Plum Creek Stock Plans, of which (A) 1,804,035 shares were issuable upon exercise of outstanding Plum Creek Stock Options, (B) 447,175 shares were issuable upon settlement of outstanding Plum Creek Restricted Stock Units, (C) 27,328 shares were issuable upon settlement of outstanding Plum Creek Deferred Stock Units and (D) 2,028,072 shares were issuable upon settlement of outstanding Plum Creek Value Management Awards (assuming for purposes of the calculations that the closing market price per share of Plum Creek Common Stock on such date is equal to the closing price per share of shares of Plum Creek Common Stock on the NYSE as of November 4, 2015 and applicable performance goals are achieved at the maximum level). Except as set forth in this Section 4.03(a), at the close of business on November 4, 2015, no shares of capital stock or voting securities of, or other equity interests in, Plum Creek were issued, reserved for issuance or outstanding. From the close of business on November 4, 2015, to the date of this Agreement, there have been no issuances by Plum Creek of shares of capital stock or voting securities of, or other equity interests in, Plum Creek, other than the issuance of Plum Creek Common Stock upon the exercise of Plum Creek Stock Options or upon the settlement of Plum Creek Restricted Stock Units, Plum Creek Deferred Stock Units or Plum Creek Value Management Awards, in each case outstanding at the close of business on November 4, 2015, and in accordance with their terms in effect at such time.

(b) All outstanding shares of Plum Creek Capital Stock are, and all shares of Plum Creek Capital Stock that may be issued upon the exercise of Plum Creek Stock Options or upon the settlement of Plum Creek Restricted Stock Units, Plum Creek Deferred Stock Units or Plum Creek Value Management Awards will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Plum Creek Charter, the Plum Creek By-laws or any Contract to which Plum Creek or any Plum Creek Subsidiary is a party or otherwise bound (including the Plum Creek Stock Plans). Except as set forth above in this Section 4.03, there are not issued, reserved for issuance or outstanding, and there are no outstanding obligations of Plum Creek or any Plum Creek Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (x) any capital stock or voting securities of, or other equity interests in, Plum Creek or any Plum Creek Subsidiary or any securities of Plum Creek or any Plum Creek Subsidiary convertible into or exchangeable or exercisable for any capital stock or voting securities of, or other equity interests in, Plum Creek or any Plum Creek Subsidiary, (y) any warrants, calls, options or other rights to acquire from Plum Creek or any Plum Creek Subsidiary, or any other obligation of Plum Creek or any Plum Creek Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, Plum Creek or any Plum Creek Subsidiary or (z) any rights issued by or other obligations of Plum Creek or any Plum Creek Subsidiary that are linked in any way to the price of any capital stock or voting securities of, or other equity interests in, Plum Creek or any Plum Creek Subsidiary, the value of Plum Creek, any Plum Creek Subsidiary or any part of Plum Creek or any Plum Creek Subsidiary or any dividends or other distributions declared or paid on any capital stock or voting securities of, or other equity interests in, Plum Creek or any Plum Creek Subsidiary. Except pursuant to the Plum Creek Stock Plans, there are not any outstanding obligations of Plum Creek or any Plum Creek Subsidiary to repurchase, redeem or otherwise acquire any capital stock or voting securities of, or other equity interests in, Plum Creek or any Plum Creek Subsidiary or any securities, interests, warrants, calls, options or other rights referred to in clause (x), (y) or (z) of the immediately preceding sentence. There are no debentures, bonds, notes or other Indebtedness of Plum Creek having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Plum Creek may vote (collectively, “Plum Creek Voting Debt”). Neither Plum Creek nor any Plum Creek Subsidiary is a party to any voting agreement with respect to the voting of any capital stock or voting securities of, or other equity interests in, Plum Creek. Except for this Agreement, neither Plum Creek nor any Plum Creek Subsidiary is a party to any agreement pursuant to which any Person is entitled to elect, designate or nominate any director of Plum Creek or any Plum Creek Subsidiary. All Plum Creek Stock Options, Plum Creek Restricted Stock Units, Plum Creek Deferred Stock Units and Plum Creek Value Management Awards outstanding as of the date of this Agreement may, pursuant to their terms, be treated in accordance with Section 6.04.

(c) Section 4.03(c) of the Plum Creek Disclosure Letter sets forth a true and complete list of all Plum Creek Stock Options, Plum Creek Restricted Stock Units and Plum Creek Value Management Awards outstanding as of October 24, 2015, setting forth the holder’s participation identification number, the number of shares subject to each award (or, in the case of Plum Creek Value Management Awards, the target unit value thereof), the grant date and vesting schedule with respect to each award and the exercise price with respect to each Plum Creek Stock Option. No Plum Creek Stock Options, Plum Creek Restricted Stock Units or Plum Creek Value Management Awards have been granted since October 24, 2015 through the date of this Agreement.

SECTION 4.04. Authority; Execution and Delivery; Enforceability. (a) Plum Creek has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement, subject, in the case of the Merger, to the receipt of the Plum Creek Stockholder Approval. The Board of Directors of Plum Creek (the “Plum Creek Board”) has adopted resolutions, by unanimous vote at a meeting duly called at which a quorum of directors of Plum Creek was present, (i) approving this Agreement, (ii) determining that entering into this Agreement is in the best interests of Plum Creek and its stockholders, (iii) declaring this Agreement advisable, (iv) recommending that Plum Creek’s stockholders adopt this Agreement and directing that this Agreement be submitted to Plum Creek’s stockholders for adoption at a duly held meeting of such stockholders for such purpose (the “Plum Creek Stockholders Meeting”) (clauses (i), (ii), (iii) and (iv) being referred to as the “Plum Creek Recommendation”) and (v) amending the Plum Creek By-Laws to include the provision set forth in Exhibit B. Such resolutions have not been amended or withdrawn as of the date of this Agreement. Except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Plum Creek Common Stock entitled to vote at the Plum Creek Stockholders Meeting (the “Plum Creek Stockholder Approval”), no other corporate proceedings on the part of Plum Creek are necessary to authorize, adopt or approve this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (except for the filing of the appropriate merger documents as required by the DGCL and the WBCA). Plum Creek has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Weyerhaeuser, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.

(b) The Plum Creek Board has adopted such resolutions as are necessary to render inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL. No “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or similar statute or regulation applies with respect to this Agreement, the Merger or any of the other transactions contemplated by this Agreement in respect of Plum Creek.

SECTION 4.05. No Conflicts; Consents. (a) The execution and delivery by Plum Creek of this Agreement does not, and the performance by Plum Creek of its obligations hereunder and the consummation of the Merger and the other transactions contemplated by this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock, voting securities or other equity interests or any loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Plum Creek or any Plum Creek Subsidiary under, any provision of (i) the Plum Creek Charter, the Plum Creek By-laws or the comparable organizational documents of any Plum Creek Subsidiary that is a “significant subsidiary”

as defined in Rule 1-02(w) of Regulation S-X under the Exchange Act (assuming that the Plum Creek Stockholder Approval is obtained), (ii) any Contract to which Plum Creek or any Plum Creek Subsidiary is a party or by which any of their respective properties or assets is bound or any Plum Creek Permit or (iii) subject to the filings and other matters referred to in Section 4.05(b), any Judgment or Law, in each case applicable to Plum Creek or any Plum Creek Subsidiary or their respective properties or assets (assuming that the Plum Creek Stockholder Approval is obtained), other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Plum Creek Material Adverse Effect (it being agreed that for purposes of this Section 4.05(a), effects resulting from or arising in connection with the matters set forth in clause (iv) of the definition of the term “Material Adverse Effect” shall not be excluded in determining whether a Plum Creek Material Adverse Effect has occurred or would reasonably be expected to occur) and would not prevent or materially impede, interfere with, hinder or delay the consummation of the Merger.

(b) No Consent of or from, or registration, declaration, notice or filing made to or with, any Governmental Entity is required to be obtained or made by or with respect to Plum Creek or any Plum Creek Subsidiary in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Merger and the other transactions contemplated by this Agreement, other than (i) (A) the filing with the SEC of the Joint Proxy Statement in definitive form, (B) the filing with the SEC, and the declaration of effectiveness under the Securities Act, of the Form S-4 and (C) the filing with the SEC of such reports and other filings under, and such other compliance with, the Exchange Act and the Securities Act, as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) Consents, registrations, declarations, notices or filings set forth in Section 3.05(b) of the Weyerhaeuser Disclosure Letter, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, the Articles of Merger with the Secretary of State of the State of Washington and appropriate documents with the relevant authorities of the other jurisdictions in which Weyerhaeuser and Plum Creek are qualified to do business, (iv) such Consents, registrations, declarations, notices or filings as are required to be made or obtained under the securities or “blue sky” Laws of various states in connection with the issuance of the Merger Consideration, (v) such Consents of or from, or registrations, declarations, notices or filings to or with the NYSE as are required to permit the consummation of the Merger and the listing of the Weyerhaeuser Common Shares to be issued as Merger Consideration and (vi) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Plum Creek Material Adverse Effect (it being agreed that for purposes of this Section 4.05(b), effects resulting from or arising in connection with the matters set forth in clause (iv) of the definition of the term “Material Adverse Effect” shall not be excluded in determining whether a Plum Creek Material Adverse Effect has occurred or would reasonably be expected to occur) and would not prevent or materially impede, interfere with, hinder or delay the consummation of the Merger.

SECTION 4.06. Reporting Documents; Undisclosed Liabilities. (a) Plum Creek has furnished or filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by Plum Creek with the SEC since January 1, 2013 (such documents, excluding the Joint Proxy Statement and the Form S-4, being collectively referred to as the “Plum Creek Reporting Documents”).

(b) Each Plum Creek Reporting Document (i) at the time filed, complied in all material respects with the requirements of SOX, the Exchange Act and the Securities Act, as applicable to such Plum Creek Reporting Document and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements of Plum Creek included in the Plum Creek Reporting Documents complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP (except, as indicated in the notes thereto, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of Plum Creek and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c) Neither Plum Creek nor any Plum Creek Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that, individually or in the aggregate, have had or would reasonably be expected to have a Plum Creek Material Adverse Effect.

(d) Each of the principal executive officer of Plum Creek and the principal financial officer of Plum Creek (or each former principal executive officer of Plum Creek and each former principal financial officer of Plum Creek) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Plum Creek Reporting Documents, and the statements contained in such certifications are true and correct. Neither Plum Creek nor any Plum Creek Subsidiary has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(e) Plum Creek maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (ii) that transactions are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Plum Creek’s properties or assets.

(f) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) utilized by Plum Creek are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Plum Creek in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of Plum Creek, as appropriate, to allow timely decisions regarding required disclosure and to enable the principal executive officer and principal financial officer of Plum Creek to make the certifications required under the Exchange Act with respect to such reports.

(g) Since January 1, 2014, none of Plum Creek, Plum Creek’s independent accountants, the Plum Creek Board or the audit committee of the Plum Creek Board has received any oral or written notification of any (i) “significant deficiency” in the internal controls over financial reporting of Plum Creek, (ii) “material weakness” in the internal controls over financial reporting of Plum Creek or (iii) fraud, whether or not material, that involves management or other employees of Plum Creek who have a significant role in the internal controls over financial reporting of Plum Creek.

SECTION 4.07. Information Supplied. None of the information supplied or to be supplied by Plum Creek for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to each of Weyerhaeuser’s shareholders and Plum Creek’s stockholders or at the time of each of the Weyerhaeuser Shareholders Meeting and the Plum Creek Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Plum Creek with respect to statements made or incorporated by reference therein based on information supplied by Weyerhaeuser for inclusion or incorporation by reference therein.

SECTION 4.08. Absence of Certain Changes or Events. From January 1, 2015 to the date of this Agreement, each of Plum Creek and each Plum Creek Subsidiary has conducted its respective business in the ordinary course in all material respects, and during such period there has not occurred:

(a) any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Plum Creek Material Adverse Effect;

(b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any capital stock or voting securities of, or other equity interests in, Plum Creek or the capital stock or voting securities of, or other equity interests in, any Plum Creek Subsidiary (other than (x) regular quarterly cash dividends in an amount not exceeding $0.44 per share of Plum Creek Common Stock and (y) dividends or other distributions by a direct or indirect wholly owned Plum Creek Subsidiary to its direct shareholders or other equity holders) or any repurchase for value by Plum Creek of any capital stock or voting securities of, or other equity interests in, Plum Creek or the capital stock or voting securities of, or other equity interests in, any Plum Creek Subsidiary;

(c) any split, reverse split, combination, consolidation, subdivision or reclassification of any capital stock or voting securities of, or other equity interests in, Plum Creek, securities convertible into or exercisable or exchangeable for capital stock or voting securities of, or other equity interests in, Plum Creek or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock or voting securities of, or other equity interests in, Plum Creek;

(d) any incurrence of material Indebtedness for borrowed money or any guarantee of such Indebtedness for another Person (other than Plum Creek or a wholly owned Plum Creek Subsidiary), or any issue or sale of debt securities, warrants or other rights to acquire any debt security of Plum Creek or any Plum Creek Subsidiary other than draws on existing revolving credit facilities in the ordinary course of business;

(e) (i) any direct or indirect sale, lease, license, mortgage, pledge, sale and leaseback or other encumbrance or other disposal of any of Plum Creek’s or any Plum Creek Subsidiary’s property or assets or any interests therein (other than the sale of inventory in the ordinary course of business consistent with past practice) with, individually or in the aggregate, a fair market value in excess of $100,000,000 or (ii) any acquisitions of businesses (whether by means of merger, share exchange, consolidation, tender offer, asset purchase or otherwise), for a purchase price in excess of $100,000,000;

(f) any change in financial accounting methods, principles or practices by Plum Creek or any Plum Creek Subsidiary, except insofar as may have been required by a change in GAAP or Law; or

(g) any material elections or changes thereto with respect to Taxes by Plum Creek or any Plum Creek Subsidiary or any settlement or compromise by Plum Creek or any Plum Creek Subsidiary of any material Tax liability or refund, in each case other than in the ordinary course of business.

SECTION 4.09. Taxes. (a) (i) Each of Plum Creek and each Plum Creek Subsidiary has timely filed, taking into account any extensions, all material Tax Returns required to have been filed and such Tax Returns are accurate and complete in all material respects; (ii) each of Plum Creek and each Plum Creek Subsidiary has paid all material Taxes required to have been paid other than Taxes that are not yet due or that are being contested in good faith in appropriate proceedings; and (iii) no deficiency for any material Tax has been asserted or assessed by a taxing authority against Plum Creek or any Plum Creek Subsidiary which deficiency has not been paid or is not being contested in good faith in appropriate proceedings.

(b) No material Tax Return of Plum Creek or any Plum Creek Subsidiary is under audit or examination by any taxing authority, and no written (or, to the Knowledge of Plum Creek, oral) notice of such an audit or examination has been received by Plum Creek or any Plum Creek Subsidiary. No deficiencies for any material Taxes have been proposed, asserted or assessed against Plum Creek or any Plum Creek Subsidiary, and no requests for waivers of the time to assess any such Taxes are pending or have been granted. No other procedure, proceeding or contest of any refund or deficiency in respect of material Taxes is pending in or on appeal from any Governmental Entity.

(c) Other than for Taxes not yet due and delinquent or that are being contested in good faith in appropriate proceedings, there are no Liens with respect to material Taxes against any of the properties or assets of Plum Creek or any Plum Creek Subsidiary. No written or, to the Knowledge of Plum Creek, other claim has been received by Plum Creek or any Plum Creek Subsidiary from an authority in a jurisdiction where such corporation does not file Tax Returns that it is or may be subject to material taxation by such jurisdiction. Neither Plum Creek nor any Plum Creek Subsidiary is a party to or is otherwise bound by any material Tax sharing, allocation or indemnification Contract (other than such a Contract exclusively between or among Plum Creek and wholly owned Plum Creek Subsidiaries).

(d) Neither Plum Creek nor any Plum Creek Subsidiary has participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” within the meaning of Section 6011 of the Code and applicable Treasury Regulations thereunder (or a similar provision of state or foreign Law).

(e) Plum Creek (i) for all taxable years commencing with its taxable year ended December 31, 1999 through December 31, 2014, has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT for such years, (ii) has operated from January 1, 2015 to the date of this Agreement in a manner consistent with the requirements for qualification and taxation as a REIT, (iii) intends to continue to operate in such a manner so as to qualify as a REIT for the taxable year that includes the Closing Date and (iv) has not taken or omitted to take any action that would reasonably be expected to result in a challenge by the IRS or any other Governmental Entity to its status as a REIT, and no such challenge is pending or, to the Knowledge of Plum Creek, threatened.

(f) Each Plum Creek Subsidiary has been, since the later of its acquisition or formation, and continues to be treated for federal and state Tax purposes as, (i) a partnership or a disregarded entity and not as a corporation or an association or publicly traded partnership taxable as a corporation, (ii) a Qualified REIT Subsidiary, (iii) a Taxable REIT Subsidiary or (iv) a REIT.

SECTION 4.10. Employee Benefits. (a) Section 4.10(a) of the Plum Creek Disclosure Letter sets forth a true and complete list of each material Plum Creek Benefit Plan and each material Plum Creek Benefit Agreement.

(b) With respect to each material Plum Creek Benefit Plan and material Plum Creek Benefit Agreement, Plum Creek has made available to Weyerhaeuser true and complete copies, to the extent applicable, of (i) such Plum Creek Benefit Plan or Plum Creek Benefit Agreement, including any material amendment thereto, and a summary plan description thereof, (ii) each trust, insurance, annuity or other funding Contract related thereto, (iii) the most recent audited financial statements and actuarial or other valuation reports prepared with respect thereto, (iv) the two most recent annual reports on Form 5500 required to be filed with the IRS with respect thereto and the two most recent annual information returns required to be filed with any Governmental Entity and (v) the most recently received IRS determination letter.

(c) Each Plum Creek Benefit Plan and Plum Creek Benefit Agreement (and any related trust or other funding vehicle) has been administered in accordance with its terms and is in compliance with ERISA, the Code and all other applicable Laws, other than instances of non-compliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Plum Creek

Material Adverse Effect. Each Plum Creek Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and there are no circumstances or any events that have occurred that would reasonably be expected to cause the loss of such qualification status of any such Plum Creek Benefit Plan, except where such loss of qualification status would not, individually or in the aggregate, reasonably be expected to have a Plum Creek Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Plum Creek Material Adverse Effect, there are no pending or, to the Knowledge of Plum Creek, threatened claims by, on behalf of or against any Plum Creek Benefit Plan or any trust related thereto that could result in any liability to Plum Creek or any of the Plum Creek Subsidiaries, and no audit or other proceeding by a Governmental Entity is pending or, to the Knowledge of Plum Creek, threatened with respect to any Plum Creek Benefit Plan.

(d) With respect to each Plum Creek Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Plum Creek Material Adverse Effect, (i) no such Plum Creek Benefit Plan is currently in “at risk status” within the meaning of Section 430(i) of the Code or Section 303(i) of ERISA; (ii) neither Plum Creek nor any Commonly Controlled Entity has engaged in any transaction described in Section 4069, 4204(a) or 4212(c) of ERISA; (iii) no liability (other than for premiums to the Pension Benefit Guaranty Corporation) under Title IV of ERISA has been or is expected to be incurred by Plum Creek or any of the Plum Creek Subsidiaries and (iv) all contributions required to be made with respect thereto (whether pursuant to the terms of such Plum Creek Benefit Plan or by applicable Law) have been made.

(e) None of Plum Creek and its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, maintained, established, contributed to or been obligated to contribute to any Multiemployer Plan or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, and none of Plum Creek and its Subsidiaries nor any of their Commonly Controlled Entities has incurred any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

(f) Section 4.10(f) of the Plum Creek Disclosure Letter sets forth each Plum Creek Benefit Plan and Plum Creek Benefit Agreement that provides health, medical or life insurance or other welfare benefits (whether or not insured) with respect to any Plum Creek Personnel (or any of their beneficiaries) of Plum Creek or any of the Plum Creek Subsidiaries after retirement or other termination of employment, other than coverage or benefits (i) required to be provided under Part 6 of Title I of ERISA, Section 4980(B)(f) of the Code or any other applicable Law or (ii) the full cost of which is borne by such Plum Creek Personnel (or any of their beneficiaries).

(g) None of the execution and delivery of this Agreement, the performance by either party of its obligations hereunder or the consummation of the Merger and the other transactions contemplated by this Agreement (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will (i) entitle any Plum Creek Personnel to any material compensation or benefit, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any material compensation or benefit or trigger any other material obligation under any Plum Creek Benefit Plan or Plum Creek Benefit Agreement, (iii) result in any breach or violation of, or default under, or limit Plum Creek’s right to extend, renew, replace, amend, modify or terminate, any Plum Creek Benefit Plan or Plum Creek Benefit Agreement or (iv) result in any payment (whether in cash or property or the vesting of property) that could, individually or in combination with any other such payment, subject any Person to Section 4999 of the Code or result in the non-deductibility of any payment under Section 280G of the Code. No Plum Creek Benefit Plan or Plum Creek Benefit Agreement provides for the gross-up or reimbursement of Taxes under Section 4999 of the Code, Section 409A of the Code or otherwise.

SECTION 4.11. Labor and Employment Matters. (a) As of the date of this Agreement, neither Plum Creek nor any Plum Creek Subsidiary is a party to or bound by any Collective Bargaining Agreements with respect to any Plum Creek Personnel. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Plum Creek Material Adverse Effect, (i) there is no pending or, to the Knowledge of Plum Creek, threatened strike, lockout, slowdown or work stoppage by or with respect to any Plum Creek Personnel and (ii) to the Knowledge of Plum Creek, there are no activities or proceedings of any labor organization to organize any employees of Plum Creek or any Plum Creek Subsidiary and no demand for recognition as the exclusive bargaining representative of any employees has been made by or on behalf of any labor or similar organization.

(b) Except for instances of noncompliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Plum Creek Material Adverse Effect, Plum Creek and the Plum Creek Subsidiaries are in compliance with all applicable Laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health and continuation coverage under group health plans.

SECTION 4.12. Litigation. There is no suit, action or other proceeding pending or, to the Knowledge of Plum Creek, threatened against or affecting Plum Creek or any Plum Creek Subsidiary that, individually or in the aggregate, has had or would reasonably be expected to have a Plum Creek Material Adverse Effect, nor is there any Judgment outstanding against or, to the Knowledge of Plum Creek, demand or investigation by any Governmental Entity involving Plum Creek or any Plum Creek Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Plum Creek Material Adverse Effect.

SECTION 4.13. Compliance with Applicable Laws. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Plum Creek Material Adverse Effect, Plum Creek and the Plum Creek Subsidiaries are in compliance with all applicable Laws and the Plum Creek Permits. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Plum Creek Material Adverse Effect, there is no demand or investigation by or before any Governmental Entity pending or, to the Knowledge of Plum Creek, threatened alleging that Plum Creek or any Plum Creek Subsidiary is not in compliance with any applicable Law or Plum Creek Permit or which challenges or questions the validity of any rights of the holder of any Plum Creek Permit. To the Knowledge of Plum Creek, no noncompliance with any applicable Law or Plum Creek Permit exists, except for any noncompliance that, individually or in the aggregate, has not had and would not reasonably be expected to have a Plum Creek Material Adverse Effect. This Section 4.13 does not relate to Tax matters, employee benefits matters, labor and employment matters, environmental matters or Intellectual Property matters, which are the subjects of Sections 4.09, 4.10, 4.11, 4.14 and 4.17, respectively.

SECTION 4.14. Environmental Matters. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Plum Creek Material Adverse Effect, (a) each of Plum Creek and each Plum Creek Subsidiary is in compliance with all Environmental Laws, and neither Plum Creek nor any Plum Creek Subsidiary has received any written communication alleging that Plum Creek or any Plum Creek Subsidiary is in violation of, or has any liability under, any Environmental Law; (b) each of Plum Creek and each Plum Creek Subsidiary possesses and is in compliance with all Environmental Permits required for the conduct of its respective operations and all such Environmental Permits are valid and in good standing; (c) there are no Environmental Claims pending or, to the Knowledge of Plum Creek, threatened against or affecting Plum Creek or any Plum Creek Subsidiary; (d) there has been no Release of or exposure to any Hazardous Material that would reasonably be expected to form the basis of any Environmental Claim against Plum Creek or any Plum Creek Subsidiary; and (e) neither Plum Creek nor any Plum Creek Subsidiary has retained or assumed, either contractually or by operation of Law, any liabilities or obligations that would reasonably be expected to form the basis of any Environmental Claim against Plum Creek or any Plum Creek Subsidiary.

SECTION 4.15. Contracts. (a) As of the date of this Agreement, neither Plum Creek nor any Plum Creek Subsidiary is a party to any Contract required to be filed by Plum Creek as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (a “Filed Plum Creek Contract”) that has not been so filed.

(b) Except with respect to Contracts solely among Plum Creek and any wholly owned Plum Creek Subsidiary or wholly owned Plum Creek Subsidiaries, or solely among any wholly owned Plum Creek Subsidiaries, Section 4.15(b) of the Plum Creek Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of:

(i) each non-competition Contract or other Contract containing terms that expressly (A) limit or otherwise restrict Plum Creek or any Plum Creek Subsidiary or (B) would, after the Effective Time, limit or otherwise restrict the Combined Company from, in the case of either (A) or (B), engaging or competing in any line of business or in any geographic area, in a manner that would be reasonably likely to be material, in the case of (A), to Plum Creek and the Plum Creek Subsidiaries, taken as a whole, or in the case of (B), to the Combined Company, taken as a whole;

(ii) each loan and credit agreement or other Contract pursuant to which any Indebtedness in excess of $25,000,000 of Plum Creek or any Plum Creek Subsidiary is outstanding or may be incurred, other than any such Contract between or among Plum Creek and the wholly owned Plum Creek Subsidiaries;

(iii) each partnership, joint venture or similar agreement or Contract to which Plum Creek or any Plum Creek Subsidiary is a party relating to the formation, creation, operation, management or control of any partnership or joint venture, in each case material to Plum Creek and the Plum Creek Subsidiaries, taken as a whole;

(iv) each Contract to which Plum Creek or any Plum Creek Subsidiary is a party involving the future disposition or acquisition of assets or properties with a fair market value in excess of $100,000,000;

(v) each Contract to which Plum Creek or any Plum Creek Subsidiary is a party for the purchase or sale of logs, chips, timber or third-party timber cutting rights having a value in excess of $100,000,000;

(vi) each Contract to which Plum Creek or any Plum Creek Subsidiary is a party for the purchase, sale, option or leasing of minerals or mineral rights having a value in excess of $50,000,000;

(vii) each Contract with any supplier or vendor under which Plum Creek or any Plum Creek Subsidiary is obligated to purchase goods or services involving consideration in excess of $50,000,000 (except with respect to purchase of items of inventory in the ordinary course of business consistent with past practice) or that is not terminable upon notice of 90 days or less;

(viii) each Contract with any customer of Plum Creek or any Plum Creek Subsidiary under which Plum Creek or any Plum Creek Subsidiary is obligated to sell products for a period of more than three years after the date of this Agreement involving consideration in excess of $50,000,000 that is not terminable without penalty to Plum Creek and any Plum Creek Subsidiary; and

(ix) each Contract to which Plum Creek or any Plum Creek Subsidiary is a party with obligations of Plum Creek or any Plum Creek Subsidiary with respect to output from a specified geography or territory, other than Contracts under which the total aggregate output is and will after the Effective Time be less than $50,000,000.

Each Contract of the type described in this Section 4.15(b) and each Filed Plum Creek Contract is referred to herein as a “Plum Creek Material Contract”.

(c) Except for matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a Plum Creek Material Adverse Effect, (i) each Plum Creek Material Contract (including, for purposes of this Section 4.15(c), any Contract entered into after the date of this Agreement that would have been a Plum Creek Material Contract if such Contract existed on the date of this Agreement) is a valid, binding and legally enforceable obligation of Plum Creek or one of the Plum Creek Subsidiaries, as the case may be, and, to the Knowledge of Plum Creek, of the other parties thereto, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity, (ii) each such Plum Creek Material Contract is in full force and effect and (iii) neither Plum Creek nor any Plum Creek Subsidiary is (with or without notice or lapse of time, or both) in breach or default under any such Plum Creek Material Contract and, to the Knowledge of Plum Creek, no other party to any such Plum Creek Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder.

SECTION 4.16. Properties. (a) Except in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a Plum Creek Material Adverse Effect, Plum Creek or a Plum Creek Subsidiary has good and valid title to, and marketable and insurable fee simple interest in or a valid leasehold interest in, each of the real properties reflected as an asset on the most recent balance sheet of Plum Creek included in the Plum Creek Reporting Documents (each, a “Plum Creek Property”), in each case free and clear of all conditions, encroachments, easements, rights of way, restrictions and Liens, except for conditions, encroachments, easements, rights of way, restrictions or Liens which do not, individually or in the aggregate, materially impair and would not reasonably be expected to materially impair the continued use and operation of the real properties to which they relate in the conduct of Plum Creek and each Plum Creek Subsidiary as presently conducted. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Plum Creek Material Adverse Effect, neither Plum Creek nor any Plum Creek Subsidiary has received notice to the effect that there are any condemnation, expropriation or other proceedings that are pending or, to the Knowledge of Plum Creek, threatened with respect to any material portion of any of the Plum Creek Properties. Except for the owners of the properties in which Plum Creek or a Plum Creek Subsidiary has a leasehold interest and except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Plum Creek Material Adverse Effect, no Person other than Plum Creek or a Plum Creek Subsidiary has any ownership interest in any of the Plum Creek Properties, except to the extent that such interest would not be reasonably expected to adversely impact Plum Creek’s or the Plum Creek Subsidiary’s continued use of the applicable Plum Creek Property consistent with its operation as of the date of this Agreement.

(b) Except in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a Plum Creek Material Adverse Effect, (i) neither Plum Creek nor any Plum Creek Subsidiary has leased or otherwise granted to any Person the right to use or occupy any Plum Creek Property or any portion thereof, (ii) there are no outstanding options, rights of first offer or rights of first refusal to purchase any Plum Creek Property or any portion thereof or interest therein, (iii) there are no boundary disputes relating to any Plum Creek Property and no encroachments materially and adversely affecting the use of any Plum Creek Property and (iv) with respect to each Plum Creek Property, all material buildings, structures, fixtures and improvements are in all respects adequate and sufficient and in satisfactory condition to support the operations of Plum Creek and each Plum Creek Subsidiary as presently conducted.

(c) Except in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a Plum Creek Material Adverse Effect, (i) policies of title insurance or updates or endorsements have been issued, insuring Plum Creek’s or the applicable Plum Creek Subsidiary’s fee simple title to each of the Plum Creek Properties that is a manufacturing or similar facility owned by Plum Creek or a Plum Creek Subsidiary, in amounts at least equal to the purchase price paid for ownership of such Plum Creek Property or such entity that owned such Plum Creek Property at the time of the issuance of each such policy, (ii) there has not been any claim made against any such policy that has not been resolved and (iii) there is no suit, action or other proceeding pending or, to the Knowledge of Plum Creek, threatened against or affecting Plum Creek or any Plum Creek Subsidiary challenging Plum Creek’s or the applicable Plum Creek Subsidiary’s fee simple title to each of the Plum Creek Properties owned by Plum Creek or a Plum Creek Subsidiary.

(d) Each of Plum Creek and each Plum Creek Subsidiary has complied with the terms of all leases pursuant to which Plum Creek or a Plum Creek Subsidiary has a leasehold interest in the Plum Creek Properties, and all such leases are in full force and effect, except for such noncompliance or failure to be in full force and effect that, individually or in the aggregate, has not had and would not reasonably be expected to have a Plum Creek Material Adverse Effect.

(e) Except in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a Plum Creek Material Adverse Effect, neither Plum Creek nor any Plum Creek Subsidiary has taken any action which would disqualify portions of any Plum Creek Property now assessed for ad valorem Taxes on the basis of farm, forest or open space for continued assessment as farm, forest or open space lands.

SECTION 4.17. Intellectual Property. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Plum Creek Material Adverse Effect, (i) each of Plum Creek and each Plum Creek Subsidiary owns, or is validly licensed or otherwise has the right to use, all Intellectual Property used in or necessary for the conduct of its business as currently conducted, (ii) no suits, actions or other proceedings are pending or, to the Knowledge of Plum Creek, threatened that Plum Creek or any Plum Creek Subsidiary is infringing, misappropriating or otherwise violating the rights of any Person with respect to any Intellectual Property and (iii) to the Knowledge of Plum Creek, no Person is infringing, misappropriating or otherwise violating the rights of Plum Creek or any Plum Creek Subsidiary with respect to any Intellectual Property owned by Plum Creek or any Plum Creek Subsidiary.

SECTION 4.18. Permits. Each of Plum Creek and each Plum Creek Subsidiary has all requisite power and authority and possesses all Permits necessary to enable each of Plum Creek and each Plum Creek Subsidiary to own, lease or otherwise hold its properties and assets and to conduct its business as presently conducted (collectively, the “Plum Creek Permits”), except where the failure to have such power or authority or to possess the Plum Creek Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Plum Creek Material Adverse Effect.

SECTION 4.19. Insurance. Except as would not, individually or in the aggregate, have a Plum Creek Material Adverse Effect, (i) all insurance policies of Plum Creek and the Plum Creek Subsidiaries are in full force and effect and (ii) all premiums due thereon have been paid.

SECTION 4.20. Brokers’ Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, the fees and expenses of which will be paid by Plum Creek, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Plum Creek or any Plum Creek Subsidiary. The estimated aggregate amount of such fees and expenses has been disclosed to Weyerhaeuser prior to the date of this Agreement.

SECTION 4.21. Opinion of Financial Advisor. The Plum Creek Board has received an opinion from Goldman, Sachs & Co. to the effect that, as of the date of such opinion, subject to the qualifications, assumptions and limitations set forth therein, the Exchange Ratio is fair from a financial point of view to holders of Plum Creek Common Stock (other than Weyerhaeuser and its affiliates). A signed copy of the written opinion of Goldman, Sachs & Co. rendered to the Plum Creek Board will be delivered to Weyerhaeuser, solely for informational purposes, promptly following receipt thereof by Plum Creek.

SECTION 4.22. Investment Company Act. Neither Plum Creek nor any Plum Creek Subsidiary is required to be registered as an investment company under the Investment Company Act.

SECTION 4.23. Affiliate Transactions. Except for (i) Contracts filed or incorporated by reference as an exhibit to the Filed Plum Creek Reporting Documents and (ii) the Plum Creek Benefits Plans, Section 4.23 of the Plum Creek Disclosure Letter sets forth a true and complete list of the Contracts or understandings that are in existence as of the date of this Agreement between, on the one hand, Plum Creek or any Plum Creek Subsidiary and, on the other hand, any (x) present executive officer or director of Plum Creek or any Plum Creek Subsidiary or any person that has served as an executive officer or director of Plum Creek or any Plum Creek Subsidiary within the last five years or any of such officer’s or director’s immediate family members, (y) record or beneficial owner of more than 5% of the shares of Plum Creek Common Stock as of the date of this Agreement or (z) to the Knowledge of Plum Creek, any affiliate of any such officer, director or owner (other than Plum Creek or any Plum Creek Subsidiary).

ARTICLE V

Covenants Relating to Conduct of Business

SECTION 5.01. Conduct of Business. (a) Conduct of Business by Weyerhaeuser. Except for matters set forth in Section 5.01(a) of the Weyerhaeuser Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement or with the prior written consent of Plum Creek (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, Weyerhaeuser shall, and shall cause each Weyerhaeuser Subsidiary to, (i) conduct its business in the ordinary course in all material respects and (ii) use reasonable best efforts to preserve intact its business organization and advantageous business relationships and maintain the status of Weyerhaeuser as a REIT. In addition, and without limiting the generality of the foregoing, except for matters set forth in Section 5.01(a) of the Weyerhaeuser Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement or with the prior written consent of Plum Creek (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, Weyerhaeuser shall not, and shall not permit any Weyerhaeuser Subsidiary to, do any of the following:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof, and including any dividend or other distribution for the purpose of distributing earnings so as to maintain qualification as a REIT or to cure any issue of qualification as a REIT) in respect of, any of its capital stock, voting securities or other equity interests, other than (w) regular quarterly cash dividends payable by Weyerhaeuser in respect of Weyerhaeuser Common Shares not exceeding $0.31 per Weyerhaeuser Common Share with usual declaration, record and payment dates and in accordance with Weyerhaeuser’s current dividend policy, (x) regular quarterly cash dividends payable by Weyerhaeuser in respect of shares of the Weyerhaeuser 6.375% Mandatory Convertible Preference Shares, (y) dividends as described in Section 301(c)(1) of the Code by a direct or indirect wholly owned Weyerhaeuser Subsidiary to its parent and (z) as expressly permitted by Section 6.15(b), (B) split, reverse split, combine, consolidate, subdivide or reclassify any of its capital stock, voting securities or other equity interests, or securities convertible into or exchangeable or exercisable for any capital stock, voting securities or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, voting securities or other equity interests, other than as permitted by Section 5.01(a)(ii), or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or other equity interests in, Weyerhaeuser or any Weyerhaeuser Subsidiary or any securities of Weyerhaeuser or any Weyerhaeuser Subsidiary convertible into or exchangeable or exercisable for any capital stock or voting securities of, or other equity interests in, Weyerhaeuser or any Weyerhaeuser Subsidiary, or any warrants, calls, options or other rights to acquire any such capital stock, voting securities or other equity interests, other than (1) the acquisition by Weyerhaeuser of Weyerhaeuser Common Shares in connection with the surrender of Weyerhaeuser Common Shares by holders of Weyerhaeuser Stock Options in order to pay the exercise price thereof, (2) the withholding of Weyerhaeuser Common Shares to satisfy tax obligations with respect to awards granted pursuant to the Weyerhaeuser Stock Plans, (3) the acquisition by Weyerhaeuser of awards granted pursuant to the Weyerhaeuser Stock Plans in connection with the forfeiture of such awards and (4) the acquisition by the trustee of any employee benefit plan maintained by Weyerhaeuser or any Weyerhaeuser Subsidiary that is intended to qualify under Section 401(k) of the Code (the “Weyerhaeuser 401(k) Plan”) of Weyerhaeuser Common Shares in order to satisfy participant elections under the Weyerhaeuser 401(k) Plan;

(ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (A) any shares of capital stock of Weyerhaeuser or a Weyerhaeuser Subsidiary (other than, in the case of a wholly owned Weyerhaeuser Subsidiary, to Weyerhaeuser or another wholly owned Weyerhaeuser Subsidiary), (B) any other voting securities of or other equity interests in Weyerhaeuser or any Weyerhaeuser Subsidiary, (C) any securities convertible into or exchangeable or exercisable for any capital stock or voting securities of, or other equity interests in, Weyerhaeuser or any Weyerhaeuser Subsidiary, (D) any warrants, calls, options or other rights to acquire any capital stock or voting securities of, or other equity interests in, Weyerhaeuser or any Weyerhaeuser Subsidiary or (E) any Weyerhaeuser Voting Debt, in each case other than (1) the issuance of Weyerhaeuser Common Shares upon the exercise of Weyerhaeuser Stock Options or upon the settlement of Weyerhaeuser Restricted Stock Units or Weyerhaeuser Performance Share Units, in each case outstanding on the date of this Agreement and in accordance with their terms on the date of this Agreement or issued after the date of this Agreement in accordance with this Agreement, (2) the deferral of compensation under the Weyerhaeuser Company Deferred Compensation Plan or the 2011 Fee Deferral Plan for Directors of Weyerhaeuser Company into notional investments with respect to Weyerhaeuser Common Shares, in each case in accordance with the terms of such plans on the date of this Agreement, (3) the issuance of Weyerhaeuser Common Shares pursuant to the Weyerhaeuser Direct Share Purchase Plan as in effect on the date of this Agreement and (4) the issuance of Weyerhaeuser Common Shares upon the conversion of Weyerhaeuser 6.375% Mandatory Convertible Preference Shares;

(iii) amend (whether by merger, consolidation or otherwise) the Weyerhaeuser Charter or the Weyerhaeuser By-laws in a manner which,

individually or in the aggregate, would reasonably be expected to have a Weyerhaeuser Material Adverse Effect or to prevent or materially impede, interfere with, hinder or delay the consummation by Weyerhaeuser of the Merger or any of the other transactions contemplated by this Agreement, except as may be required by Law;

(iv) make any change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or Law;

(v) directly or indirectly acquire or agree to acquire in any transaction (whether by means of merger, share exchange, consolidation, tender offer, asset purchase or otherwise) any equity interest in or business of any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity or division thereof or any properties or assets other than (A) transactions among Weyerhaeuser and any wholly owned Weyerhaeuser Subsidiaries in the ordinary course of business consistent with past practice and (B) acquisitions of strategic investments as to which the aggregate amount of the consideration paid or transferred by Weyerhaeuser and the Weyerhaeuser Subsidiaries in connection with all such transactions would not exceed $250,000,000; provided that the foregoing shall not restrict or limit Weyerhaeuser or any of the Weyerhaeuser Subsidiaries from the acquisition of supplies and inventory in the ordinary course of business consistent with past practice;

(vi) directly or indirectly sell, lease (as lessor), license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien, or otherwise dispose of, any properties or assets or any interests therein (other than the sale of inventory or grant of non-exclusive licenses under Intellectual Property in the ordinary course of business consistent with past practice) that, individually or in the aggregate, have a fair market value in excess of $250,000,000;

(vii) enter into, extend, renew, replace, amend, modify or terminate any Collective Bargaining Agreement applicable to the employees of Weyerhaeuser or any Weyerhaeuser Subsidiary, other than extensions, renewals, replacements, amendments, modifications or terminations of such Contracts required by Law;

(viii) take any action, or omit to take any action, which would reasonably be expected to cause Weyerhaeuser to fail to qualify as a REIT or any Weyerhaeuser Subsidiary to fail to be treated as a partnership or disregarded entity for federal Tax purposes or as a Qualified REIT Subsidiary, a Taxable REIT Subsidiary or a REIT, as the case may be;

(ix) (A) make, change or rescind any material method of Tax accounting, (B) make a request for a Tax ruling or enter into a closing agreement, or settle or compromise any audit, assessment, Tax claim or other controversy, in each case relating to material Taxes that exceed $5,000,000 in the aggregate, (C) file any material amended Tax Return, (D) surrender any material right to claim a refund or offset of any Taxes that exceed $5,000,000 in the aggregate or (E) change the classification of Weyerhaeuser or any Weyerhaeuser Subsidiary for U.S. tax purposes, except, in the case of each of the foregoing clauses (A) through (E), to qualify or preserve the status of Weyerhaeuser as a REIT under the Code or to qualify or preserve the status of any Weyerhaeuser Subsidiary as a partnership or disregarded entity for federal Tax purposes or as a Qualified REIT Subsidiary, a Taxable REIT Subsidiary or a REIT, as the case may be; or

(x) authorize or enter into any Contract to do any of the foregoing.

(b) Conduct of Business by Plum Creek. Except for matters set forth in Section 5.01(b) of the Plum Creek Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement or with the prior written consent of Weyerhaeuser (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, Plum Creek shall, and shall cause each Plum Creek Subsidiary to, (i) conduct its business in the ordinary course in all material respects and (ii) use reasonable best efforts to preserve intact its business organization and advantageous business relationships and maintain the status of Plum Creek as a REIT. In addition, and without limiting the generality of the foregoing, except for matters set forth in Section 5.01(b) of the Plum Creek Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement or with the prior written consent of Weyerhaeuser (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, Plum Creek shall not, and shall not permit any Plum Creek Subsidiary to, do any of the following:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof, and including any dividend or other distribution for the purpose of distributing earnings so as to maintain qualification as a REIT or to cure any issue of qualification as a REIT) in respect of, any of its capital stock, voting securities or other equity interests, other than (x) regular quarterly cash dividends payable by Plum Creek in respect of shares of Plum Creek Common Stock not exceeding $0.44 per share of Plum Creek Common Stock with usual declaration, record and payment dates and in accordance with Plum Creek’s current dividend policy, (y) dividends as described in Section 301(c)(1) of the Code by a direct or indirect wholly owned Plum Creek Subsidiary to its parent and (z) as expressly permitted by Section 6.15(b), (B) split, reverse split, combine, consolidate, subdivide or reclassify any of its capital stock, voting securities or other equity interests, or securities convertible into or exchangeable or exercisable for any capital stock, voting securities or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, voting securities or other equity interests, other than as permitted by Section 5.01(b)(ii), or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or other equity interests in, Plum Creek or any Plum Creek Subsidiary or any securities of Plum Creek or any Plum Creek Subsidiary convertible into or exchangeable or exercisable for any capital stock or voting securities of, or other equity interests in, Plum Creek or any Plum Creek Subsidiary, or any warrants, calls, options or other rights to acquire any such capital stock, voting securities or other equity interests, other than (1) the acquisition by Plum Creek of shares of Plum Creek Common Stock in connection with the surrender of shares of Plum Creek Common Stock by holders of Plum Creek Stock Options in order to pay the exercise price thereof, (2) the withholding of shares of Plum Creek Common Stock to satisfy tax obligations with respect to awards granted pursuant to the Plum Creek Stock Plans and (3) the acquisition by Plum Creek of awards granted pursuant to the Plum Creek Stock Plans in connection with the forfeiture of such awards;

(ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (A) any shares of capital stock of Plum Creek or any Plum Creek Subsidiary, (B) any other voting securities of or other equity interests in Plum Creek or any Plum Creek Subsidiary, (C) any securities convertible into or exchangeable or exercisable for any capital stock or voting securities of, or other equity interests in, Plum Creek or any Plum Creek Subsidiary, (D) any warrants, calls, options or other rights to acquire any capital stock or voting securities of, or other equity interests in, Plum Creek or any Plum Creek Subsidiary, (E) any rights issued by Plum Creek or any Plum Creek Subsidiary that are linked in any way to the price of any class of Plum Creek Capital Stock or any shares of capital stock of any Plum Creek Subsidiary, the value of Plum Creek, any Plum Creek Subsidiary or any part of Plum Creek or any Plum Creek Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of Plum Creek or any Plum Creek Subsidiary or (F) any Plum Creek Voting Debt, in each case other than (1) the issuance of shares of Plum Creek Common Stock upon the exercise of Plum Creek Stock Options or upon the settlement of Plum Creek Restricted Stock Units, Plum Creek Deferred Stock Units or Plum Creek Value Management Awards, in each case outstanding on the date of this Agreement and in accordance with their terms on the date of this Agreement or issued after the date of this Agreement in accordance with this Agreement, (2) the deferral of compensation under the Plum Creek Timber Company, Inc. Deferral Plan into notional investments with respect to shares of Plum Creek Common Stock in accordance with the terms of the Plum Creek Timber Company, Inc.

Deferral Plan on the date of this Agreement and (3) the issuance of shares of Plum Creek Common Stock pursuant to the Plum Creek Director Stock Ownership Plan as in effect on the date of this Agreement;

(iii) (A) amend (whether by merger, consolidation or otherwise) the Plum Creek Charter or the Plum Creek By-laws or (B) amend (whether by merger, consolidation or otherwise) the charter or by-laws (or comparable organizational documents) of any Plum Creek Subsidiary, except, in the case of each of the foregoing clauses (A) and (B), as may be required by Law, and, in the case of the foregoing clause (B), for any amendment that (1) is not material and (2) does not prevent or materially impede, interfere with, hinder or delay the consummation by Plum Creek of the Merger or any of the other transactions contemplated by this Agreement;

(iv) except for actions required pursuant to the terms of any Plum Creek Benefit Plan or Plum Creek Benefit Agreement, as in effect on the date of this Agreement, or as required by Law, (A) grant to any Plum Creek Personnel any increase in compensation or benefits or pay or award any bonuses or incentive compensation, other than (1) to new hires or in connection with promotions based on job performance or workplace requirements in the ordinary course of business consistent with past practice or (2) to any Plum Creek Personnel in a position below vice president (or equivalent thereof) in the ordinary course of business consistent with past practice, (B) grant to any Plum Creek Personnel any increase in change in control, retention, severance or termination pay, (C) grant or amend any equity or equity-based compensation awards, (D) enter into or modify any existing employment or consulting agreement with any Plum Creek Personnel, other than immaterial modifications in respect of, or renewal of, any existing employment or consulting agreement with any Plum Creek Personnel below the level of vice president (or equivalent thereof), (E) hire any employee or engage any consultant, other than an employee or consultant with compensation (including, if applicable, annual base salary and maximum bonus opportunity) of less than $200,000 per annum in the ordinary course of business consistent with past practice, (F) establish, adopt, enter into or amend in any material respect any material Plum Creek Benefit Plan or Plum Creek Benefit Agreement (or any plan or agreement that would be a material Plum Creek Benefit Plan or Plum Creek Benefit Agreement if in existence on the date of this Agreement), (G) take any action to accelerate the time of vesting or payment of any material compensation or benefits under any Plum Creek Benefit Plan or Plum Creek Benefit Agreement or (H) except as may be required by GAAP, materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Plum Creek Benefit Plan or materially change the manner in which contributions to such plans are made or the basis on which such contributions are determined;

(v) terminate the employment of any individual in a position of vice president or above (or equivalent thereof), other than due to such individual’s death, disability or for cause or non-performance of material duties (each as determined by Plum Creek or the applicable Plum Creek Subsidiary in its reasonable discretion in the ordinary course of business consistent with past practice);

(vi) communicate with any Plum Creek Personnel regarding the compensation, benefits or other treatment they will receive following the Effective Time, unless Weyerhaeuser has had a reasonable opportunity to review and comment on such communications or such communications are consistent with those previously agreed upon by Weyerhaeuser and Plum Creek;

(vii) make any change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or Law;

(viii) directly or indirectly acquire or agree to acquire in any transaction (whether by means of merger, share exchange, consolidation, tender offer, asset purchase or otherwise) any equity interest in or business of any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity or division thereof or any properties or assets other than (A) transactions among Plum Creek and any wholly owned Plum Creek Subsidiaries in the ordinary course of business consistent with past practice and (B) acquisitions of strategic investments as to which the aggregate amount of the consideration paid or transferred by Plum Creek and the Plum Creek Subsidiaries in connection with all such transactions would not exceed $125,000,000; provided that the foregoing shall not restrict or limit Plum Creek or any of the Plum Creek Subsidiaries from the acquisition of supplies and inventory in the ordinary course of business consistent with past practice;

(ix) directly or indirectly sell, lease (as lessor), license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien, or otherwise dispose of, any properties or assets or any interests therein (other than the sale of inventory or grant of non-exclusive licenses under Intellectual Property in the ordinary course of business consistent with past practice) that, individually or in the aggregate, have a fair market value in excess of $125,000,000, except in relation to mortgages, liens and pledges to secure Indebtedness for borrowed money permitted to be incurred under Section 5.01(b)(x);

(x) incur any Indebtedness, other than (A) Indebtedness incurred in the ordinary course of business consistent with past practice not to exceed $50,000,000 in the aggregate, (B) Indebtedness in replacement of existing

Indebtedness; provided that the Contracts relating to such Indebtedness meet the requirements of Section 5.01(b)(xv) and provided further that, notwithstanding Section 5.01(b)(xv), any Indebtedness incurred in replacement of existing Indebtedness may contain customary change in control provisions (provided that such provisions would not be triggered as a result of the Merger and other transactions contemplated by this Agreement), (C) guarantees by Plum Creek in the ordinary course of Indebtedness of any wholly owned Plum Creek Subsidiary and guarantees by any Plum Creek Subsidiary of Indebtedness of Plum Creek or any other wholly owned Plum Creek Subsidiary and (D) Indebtedness incurred under Plum Creek’s revolving credit facility (as existing on the date of this Agreement);

(xi) make any capital expenditure except (A) in accordance with the capital plan for the relevant fiscal quarter as set forth in Section 5.01(b)(xi) of the Plum Creek Disclosure Letter, and (B) capital expenditures related to operational emergencies;

(xii) enter into, extend, renew, replace, amend, modify or terminate any Collective Bargaining Agreement applicable to the employees of Plum Creek or any Plum Creek Subsidiary, other than extensions, renewals, replacements, amendments, modifications or terminations of such Contracts required by Law;

(xiii) subject to Section 6.08, waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises that do not create obligations of Plum Creek or any Plum Creek Subsidiary other than (A) insignificant ancillary ordinary course non-monetary relief, (B) the payment of monetary damages with respect to any claim, action or proceeding not in excess of $25,000,000 in the aggregate and (C) the payment of monetary damages equal to or less than the amounts reserved with respect to such claim, action or proceeding in the Plum Creek’s consolidated audited balance sheet as of December 31, 2014 (or the notes thereto) included in the Filed Plum Creek Reporting Documents;

(xiv) other than in the ordinary course of business, extend, renew, replace, amend, modify or terminate any Plum Creek Material Contract or enter into, extend, renew, replace, amend, modify or terminate any Contract that would be such a Plum Creek Material Contract if it had been entered into prior to the date of this Agreement unless such extension, renewal, replacement, amendment, modification, termination or Contract would not reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement or adversely affect in any material respect the expected benefits (taken as a whole) of the Merger;

(xv) enter into, extend, renew, replace, amend or modify any Plum Creek Material Contract to the extent that, as a result of such entry, extension, renewal, replacement, amendment or modification, (A) consummation of the Merger or compliance by Plum Creek or any Plum Creek Subsidiary with the provisions of this Agreement would reasonably be expected to conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock, voting securities or other equity interests or any loss of a material benefit under, or result in the creation of any Lien upon any of the material properties or assets of Plum Creek or any Plum Creek Subsidiary under, or require Weyerhaeuser, Plum Creek or any of their respective Subsidiaries to license (other than non-exclusive licenses under Plum Creek’s or its Subsidiaries’ Intellectual Property granted in the ordinary course of business) or transfer any of its material properties or assets under, or give rise to any increased, additional, accelerated, or guaranteed right or entitlements of any third party under, or result in any material alteration of, any provision of such Contract or extension, renewal, replacement, amendment or modification or (B) the consequences described in (A) would (x) reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement or (y) adversely affect in any material respect the expected benefits (taken as a whole) of the Merger;

(xvi) enter into any new line of business outside of its existing business;

(xvii) dissolve or liquidate any Plum Creek Subsidiary;

(xviii) waive the excess stock provision set forth in Section F of Article Fourth of the Plum Creek Charter for any Person (other than Weyerhaeuser or any Weyerhaeuser Subsidiary);

(xix) take any actions or omit to take any actions that would or would reasonably be expected to (A) result in any of the conditions set forth in Article VII not being satisfied, (B) result in new or additional required approvals from any Governmental Entity in connection with the Merger or other transactions contemplated by this Agreement or (C) prevent or materially impede, interfere with, hinder or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement;

(xx) take any action, or omit to take any action, which would reasonably be expected to cause Plum Creek to fail to qualify as a REIT or any Plum Creek Subsidiary to fail to be treated as a partnership or disregarded entity for federal Tax purposes or as a Qualified REIT Subsidiary, a Taxable REIT Subsidiary or a REIT, as the case may be;

(xxi) (A) make, change or rescind any material method of Tax accounting, (B) make a request for a Tax ruling or enter into a closing agreement, or settle or compromise any audit, assessment, Tax claim or other controversy, in each case relating to material Taxes that exceed $5,000,000 in the aggregate; provided that, notwithstanding the foregoing, Plum Creek shall be permitted to take any action related to the 2008 Audit Inquiry or related to Southern Diversified Timber consistent with Section 5.01(b)(xxi) of the Plum Creek Disclosure Letter, and Plum Creek shall not take any action related to the 2008 Audit Inquiry or related to Southern Diversified Timber that is inconsistent with Section 5.01(b)(xxi) of the Plum Creek Disclosure Letter, (C) file any material amended Tax Return, (D) surrender any material right to claim a refund or offset of any Taxes that exceed $5,000,000 in the aggregate or (E) change the classification of Plum Creek or any Plum Creek Subsidiary for U.S. tax purposes, except, in the case of each of the foregoing clauses (A) through (E), to qualify or preserve the status of Plum Creek as a REIT under the Code or to qualify or preserve the status of any Plum Creek Subsidiary as a partnership or disregarded entity for federal Tax purposes or as a Qualified REIT Subsidiary, a Taxable REIT Subsidiary or a REIT, as the case may be; or

(xxii) authorize or enter into any Contract to do any of the foregoing.

(c) No Control of Weyerhaeuser’s Business. Plum Creek acknowledges and agrees that (i) nothing contained in this Agreement is intended to give Plum Creek, directly or indirectly, the right to control or direct the operations of Weyerhaeuser or any Weyerhaeuser Subsidiary prior to the Effective Time and (ii) prior to the Effective Time, Weyerhaeuser shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the Weyerhaeuser Subsidiaries’ respective operations.

(d) No Control of Plum Creek’s Business. Weyerhaeuser acknowledges and agrees that (i) nothing contained in this Agreement is intended to give Weyerhaeuser, directly or indirectly, the right to control or direct the operations of Plum Creek or any Plum Creek Subsidiary prior to the Effective Time and (ii) prior to the Effective Time, Plum Creek shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the Plum Creek Subsidiaries’ respective operations.

SECTION 5.02. No Solicitation by Weyerhaeuser; Weyerhaeuser Board Recommendation. (a) Weyerhaeuser shall, and shall instruct its Affiliates and its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Weyerhaeuser Takeover Proposal or any inquiry or proposal that may reasonably be expected to lead to a Weyerhaeuser Takeover Proposal, request the prompt return or destruction of all confidential information previously furnished to any such Person or its Representatives and immediately terminate all physical and electronic data room access previously granted to any such Person or its Representatives. From the date of this Agreement until the earlier of the Effective Time or the date of the termination of this Agreement in accordance with Article VIII, Weyerhaeuser shall not, nor shall it authorize any of its Affiliates or any of its or their respective directors, officers or employees or any of their respective investment bankers, accountants, attorneys or other advisors, agents or representatives (collectively, “Representatives”) to, (i) directly or indirectly solicit, initiate, or knowingly encourage or facilitate any Weyerhaeuser Takeover Proposal or any inquiry or proposal that may reasonably be expected to lead to a Weyerhaeuser Takeover Proposal or (ii) enter into or participate in any discussions or negotiations with, or furnish any information with respect to, or cooperate in any way with any Person who is seeking to make or has made a Weyerhaeuser Takeover Proposal with respect to any Weyerhaeuser Takeover Proposal or any inquiry or proposal that may reasonably be expected to lead to a Weyerhaeuser Takeover Proposal. Notwithstanding the foregoing, at any time prior to obtaining the Weyerhaeuser Shareholder Approval, in response to a bona fide written Weyerhaeuser Takeover Proposal that the Weyerhaeuser Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes or is reasonably likely to lead to a Superior Weyerhaeuser Proposal, and which Weyerhaeuser Takeover Proposal was made after the date of this Agreement and did not otherwise result from a material breach of the non-solicitation provisions of this Section 5.02(a), Weyerhaeuser may (and may authorize the Weyerhaeuser Subsidiaries and its and their respective Representatives to), subject to compliance with Section 5.02(c), (x) furnish information with respect to Weyerhaeuser and the Weyerhaeuser Subsidiaries to the Person making such Weyerhaeuser Takeover Proposal (and its Representatives) (provided that all such information has previously been provided to Plum Creek or is provided to Plum Creek prior to or substantially concurrent with the time it is provided to such Person) pursuant to a customary confidentiality agreement not less restrictive of such Person than the Confidentiality Agreement; provided that such confidentiality agreement shall not be required to contain standstill provisions (a “Weyerhaeuser Acceptable Confidentiality Agreement”) and (y) participate in discussions regarding the terms of such Weyerhaeuser Takeover Proposal and the negotiation of such terms with, and only with, the Person making such Weyerhaeuser Takeover Proposal (and such Person’s Representatives). Without limiting the foregoing, it is agreed that any violation of, or the taking of any action inconsistent with, the restrictions set forth in this Section 5.02(a) by (x) any controlled Affiliate of Weyerhaeuser or (y) any other Affiliates of Weyerhaeuser or any of its or their Representatives which violation or action was known or should have been known by Weyerhaeuser, in each case shall constitute a breach of this Section 5.02(a) by Weyerhaeuser.

(b) Except as set forth below, neither the Weyerhaeuser Board nor any committee thereof shall (i) (A) withdraw (or modify in any manner adverse to Plum Creek), or propose publicly to withdraw (or modify in any manner adverse to Plum Creek), the Weyerhaeuser Recommendation or (B) adopt, approve, recommend or declare advisable, or propose publicly to adopt, approve, recommend or declare advisable, any Weyerhaeuser Takeover Proposal (any action in this clause (i) being referred to as a “Weyerhaeuser Adverse Recommendation Change”) or (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, or allow Weyerhaeuser or any of its Affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or other similar or comparable Contract (each, an “Acquisition Agreement”) (other than a Weyerhaeuser Acceptable Confidentiality Agreement) constituting or relating to, or that is intended to or would reasonably be expected to lead to, any Weyerhaeuser Takeover Proposal, or requiring, or reasonably expected to cause, Weyerhaeuser to abandon, terminate, delay or fail to consummate, or that would otherwise prevent or materially impede, interfere with, hinder or delay the consummation of, or be inconsistent with, the Merger or any of the other transactions contemplated by this Agreement, or requiring, or reasonably expected to cause, Weyerhaeuser to fail to comply with this Agreement in any material respect. Notwithstanding the foregoing, at any time prior to obtaining the Weyerhaeuser Shareholder Approval, the Weyerhaeuser Board may make a Weyerhaeuser Adverse Recommendation Change if Weyerhaeuser receives a Superior Weyerhaeuser Proposal or the Weyerhaeuser Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to do so would be inconsistent with its fiduciary duties under applicable Law; provided, however, that Weyerhaeuser shall not be entitled to exercise its right to make a Weyerhaeuser Adverse Recommendation Change in connection with a Weyerhaeuser Takeover Proposal or a Superior Weyerhaeuser Proposal until after the fifth Business Day following Plum Creek’s receipt of written notice (a “Weyerhaeuser Notice of Recommendation Change”) from Weyerhaeuser advising Plum Creek that the Weyerhaeuser Board intends to take such action, including the terms and conditions of any Weyerhaeuser Takeover Proposal or Superior Weyerhaeuser Proposal that is the basis of the proposed action by the Weyerhaeuser Board (it being understood and agreed that any amendment to the financial terms or any other material term of such Weyerhaeuser Takeover Proposal or Superior Weyerhaeuser Proposal shall require a new Weyerhaeuser Notice of Recommendation Change, except that references to the five Business Day period above shall be deemed to be references to a three Business Day period). In determining whether to make a Weyerhaeuser Adverse Recommendation Change, the Weyerhaeuser Board shall take into account any changes to the terms of this Agreement proposed by Plum Creek in response to a Weyerhaeuser Notice of Recommendation Change or otherwise.

(c) In addition to the obligations of Weyerhaeuser set forth in Sections 5.02(a) and 5.02(b), Weyerhaeuser shall promptly (and in any event within one Business Day of receipt thereof by Weyerhaeuser) advise Plum Creek in writing of any Weyerhaeuser Takeover Proposal that may reasonably be expected to lead to a Weyerhaeuser Takeover Proposal, the material terms and conditions of any such Weyerhaeuser Takeover Proposal (including any changes thereto) and the identity of the Person making any such Weyerhaeuser Takeover Proposal. Weyerhaeuser shall (i) keep Plum Creek informed in all material respects of the status and details (including any change to the terms thereof) of any Weyerhaeuser Takeover Proposal and (ii) provide to Plum Creek as soon as practicable after receipt or delivery thereof copies of all written and electronic materials that describe any Weyerhaeuser Takeover Proposal and any material amendments thereto exchanged between Weyerhaeuser or any of the Weyerhaeuser Subsidiaries or any of its or their Representatives and any Person who describes any of the terms or conditions of any Weyerhaeuser Takeover Proposal.

(d) Nothing contained in this Section 5.02 shall prohibit Weyerhaeuser from (i) complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act or issuing a “stop-look-and-listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act or (ii) making any disclosure to the shareholders of Weyerhaeuser if, in the good faith judgment of the Weyerhaeuser Board (after consultation with outside counsel) failure to so disclose would be inconsistent with its duties under applicable Law; provided, however, that (x) in no event shall Weyerhaeuser or the Weyerhaeuser Board or any committee thereof take, or agree or resolve to take, any action prohibited by Section 5.02(b) and (y) that any such disclosure pursuant to clause (i) or (ii) that relates to a Weyerhaeuser Takeover Proposal shall be deemed to be a Weyerhaeuser Adverse Recommendation Change unless (1) the Weyerhaeuser Board expressly reaffirms the Weyerhaeuser Recommendation in such disclosure or (2) such disclosure is a “stop-look-and-listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act.

(e) For purposes of this Agreement:

“Weyerhaeuser Takeover Proposal” means any proposal or offer (whether or not in writing) made by any Person or Persons other than Plum Creek or any of its Affiliates, with respect to any (i) merger, amalgamation, consolidation, share exchange, other business combination, recapitalization or similar transaction involving Weyerhaeuser or any Weyerhaeuser Subsidiary, (ii) sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, amalgamation, consolidation, share exchange, other business combination, recapitalization, partnership, joint venture, sale of capital stock or voting securities of, or other equity interests in, a Weyerhaeuser Subsidiary or otherwise) of any business or assets of Weyerhaeuser or the Weyerhaeuser Subsidiaries representing 15% or more of the consolidated revenues, consolidated net income or consolidated assets of Weyerhaeuser or securities convertible into or exchangeable or exercisable for or representing 15% or more of the total outstanding voting power of Weyerhaeuser, (iii) transaction in which any Person (or the stockholders of any Person) shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the total outstanding voting power of Weyerhaeuser or (iv) combination of the foregoing (in each case, other than the Merger). Notwithstanding anything to the contrary in this definition, the Granite Sale, and any proposal or offer relating thereto, shall not constitute a Weyerhaeuser Takeover Proposal.

“Superior Weyerhaeuser Proposal” means any binding bona fide written offer that did not result from a material breach of the non-solicitation provisions of Section 5.02(a) made by a third party or group pursuant to which such third party (or in a merger or consolidation involving such party, the stockholders of such third party) or group would acquire, directly or indirectly, more than 50% of the Weyerhaeuser Common Shares or all or substantially all of the assets of Weyerhaeuser and the Weyerhaeuser Subsidiaries, taken as a whole, (i) on terms which the Weyerhaeuser Board determines in good faith (after consultation with outside counsel and a financial advisor) to be more favorable from a financial point of view to the holders of Weyerhaeuser Common Shares than the Merger, taking into account all the material terms and conditions of such offer (including the material legal, financial and regulatory aspects of the proposal) and this Agreement (including any changes proposed by Plum Creek to the terms of this Agreement) and (ii) that is otherwise reasonably capable of being consummated on the terms proposed taking into account all material legal, financial, regulatory and other aspects of such proposal.

SECTION 5.03. No Solicitation by Plum Creek; Plum Creek Board Recommendation. (a) Plum Creek shall, and shall instruct its Affiliates and its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Plum Creek Takeover Proposal or any inquiry or proposal that may reasonably be expected to lead to a Plum Creek Takeover Proposal, request the prompt return or destruction of all confidential information previously furnished to any such Person or its Representatives and immediately terminate all physical and electronic data room access previously granted to any such Person or its Representatives. From the date of this Agreement until the earlier of the Effective Time or the date of the termination of this Agreement in accordance with Article VIII, Plum Creek shall not, nor shall it authorize any of its Affiliates or any of its or their respective Representatives to, (i) directly or indirectly solicit, initiate, or knowingly encourage or facilitate any Plum Creek Takeover Proposal or any inquiry or proposal that may reasonably be expected to lead to a Plum Creek Takeover Proposal or (ii) enter into or participate in any discussions or negotiations with, or furnish any information with respect to, or cooperate in any way with any Person who is seeking to make or has made a Plum Creek Takeover Proposal with respect to any Plum Creek Takeover Proposal or any inquiry or proposal that may reasonably be expected to lead to a Plum Creek Takeover Proposal. Notwithstanding the foregoing, at any time prior to obtaining the Plum Creek Stockholder Approval, in response to a bona fide written Plum Creek Takeover Proposal that the Plum Creek Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes or is reasonably likely to lead to a Superior Plum Creek Proposal, and which Plum Creek Takeover Proposal was made after the date of this Agreement and did not otherwise result from a material breach of the non-solicitation provisions of this Section 5.03(a), Plum Creek may (and may authorize the Plum Creek Subsidiaries and its and their respective Representatives to), subject to compliance with Section 5.03(c), (x) furnish information with respect to Plum Creek and the Plum Creek Subsidiaries to the Person making such Plum Creek Takeover Proposal (and its Representatives) (provided that all such information has previously been provided to Weyerhaeuser or is provided to Weyerhaeuser prior to or substantially concurrent with the time it is provided to such Person) pursuant to a customary confidentiality agreement not less restrictive of such Person than the Confidentiality Agreement; provided that such confidentiality agreement shall not be required to contain standstill provisions (a “Plum Creek Acceptable Confidentiality Agreement”) and (y) participate in discussions regarding the terms of such Plum Creek Takeover Proposal and the negotiation of such terms with, and only with, the Person making such Plum Creek Takeover Proposal (and such Person’s Representatives). Without limiting the foregoing, it is agreed that any violation of, or the taking of any action inconsistent with, the restrictions set forth in this Section 5.03(a) by (x) any controlled Affiliate of Plum Creek or (y) any other Affiliates of Plum Creek or any of its or their Representatives which violation or action was known or should have been known by Plum Creek, in each case shall constitute a breach of this Section 5.03(a) by Plum Creek.

(b) Except as set forth below, neither the Plum Creek Board nor any committee thereof shall (i) (A) withdraw (or modify in any manner adverse to Weyerhaeuser), or propose publicly to withdraw (or modify in any manner adverse to Weyerhaeuser), the Plum Creek Recommendation or (B) adopt, approve, recommend or declare advisable, or propose publicly to adopt, approve, recommend or declare advisable, any Plum Creek Takeover Proposal (any action in this clause (i) being referred to as a “Plum Creek Adverse Recommendation Change”) or (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, or allow Plum Creek or any of its Affiliates to execute or enter into, any Acquisition Agreement (other than a Plum Creek Acceptable Confidentiality Agreement) constituting or relating to, or that is intended to or would reasonably be expected to lead to, any Plum Creek Takeover Proposal, or requiring, or reasonably expected to cause, Plum Creek to abandon, terminate, delay or fail to consummate, or that would otherwise prevent or materially impede, interfere with, hinder or delay the consummation of, or be inconsistent with, the Merger or any of the other transactions contemplated by this Agreement, or requiring, or reasonably expected to cause, Plum Creek to fail to comply with this Agreement in any material respect. Notwithstanding the foregoing, at any time prior to obtaining the Plum Creek Stockholder Approval, the Plum Creek Board may make a Plum Creek Adverse Recommendation Change if Plum Creek receives a Superior Plum Creek Proposal or the Plum Creek Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to do so would be inconsistent with its fiduciary duties under applicable Law; provided, however, that Plum Creek shall not be entitled to exercise its right to make a Plum Creek Adverse Recommendation Change in connection with a Plum Creek Takeover Proposal or a Superior Plum Creek Proposal until after the fifth Business Day following Weyerhaeuser’s receipt of written notice (a “Plum Creek Notice of Recommendation Change”) from Plum Creek advising Weyerhaeuser that the Plum Creek Board intends to take such action, including the terms and conditions of any Plum Creek Takeover Proposal or Superior Plum Creek Proposal that is the basis of the proposed action by the Plum Creek Board (it being understood and agreed that any amendment to the financial terms or any other material term of such Plum Creek Takeover Proposal or Superior Plum Creek Proposal shall require a new Plum Creek Notice of Recommendation Change, except that references to the five Business Day period above shall be deemed to be references to a three Business Day period). In determining whether to make a Plum Creek Adverse Recommendation Change, the Plum Creek Board shall take into account any changes to the terms of this Agreement proposed by Weyerhaeuser in response to a Plum Creek Notice of Recommendation Change or otherwise.

(c) In addition to the obligations of Plum Creek set forth in Sections 5.03(a) and 5.03(b), Plum Creek shall promptly (and in any event within one Business Day of receipt thereof by Plum Creek) advise Weyerhaeuser in writing of any Plum Creek Takeover Proposal that may reasonably be expected to lead to a Plum Creek Takeover Proposal, the material terms and conditions of any such Plum Creek Takeover Proposal (including any changes thereto) and the identity of the Person making any such Plum Creek Takeover Proposal. Plum Creek shall (i) keep Weyerhaeuser informed in all material respects of the status and details (including any change to the terms thereof) of any Plum Creek Takeover Proposal and (ii) provide to Weyerhaeuser as soon as practicable after receipt or delivery thereof copies of all written and electronic materials that describe any Plum Creek Takeover Proposal and any material amendments thereto exchanged between Plum Creek or any of the Plum Creek Subsidiaries or any of its or their Representatives and any Person who describes any of the terms or conditions of any Plum Creek Takeover Proposal.

(d) Nothing contained in this Section 5.03 shall prohibit Plum Creek from (i) complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act or issuing a “stop-look-and-listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of Plum Creek if, in the good faith judgment of the Plum Creek Board (after consultation with outside counsel) failure to so disclose would be inconsistent with its duties under applicable Law; provided, however, that (x) in no event shall Plum Creek or the Plum Creek Board or any committee thereof take, or agree or resolve to take, any action prohibited by Section 5.03(b) and (y) that any such disclosure pursuant to clause (i) or (ii) that relates to a Plum Creek Takeover Proposal shall be deemed to be a Plum Creek Adverse Recommendation Change unless (1) the Plum Creek Board expressly reaffirms the Plum Creek Recommendation in such disclosure or (2) such disclosure is a “stop-look-and-listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act.

(e) For purposes of this Agreement:

“Plum Creek Takeover Proposal” means any proposal or offer (whether or not in writing) made by any Person or Persons other than Weyerhaeuser or any of its Affiliates, with respect to any (i) merger, amalgamation, consolidation, share exchange, other business combination, recapitalization, liquidation, dissolution or similar transaction involving Plum Creek or any Plum Creek Subsidiary, (ii) sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, amalgamation, consolidation, share exchange, other business combination, recapitalization, partnership, joint venture, sale of capital stock or voting securities of, or other equity interests in, a Plum Creek Subsidiary or otherwise) of any business or assets of Plum Creek or the Plum Creek Subsidiaries representing 15% or more of the consolidated revenues, consolidated net income or consolidated assets of Plum Creek or securities convertible into or exchangeable or exercisable for or representing 15% or more of the total outstanding voting power of Plum Creek, (iii) transaction in which any Person (or the stockholders of any Person) shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the total outstanding voting power of Plum Creek or (iv) combination of the foregoing (in each case, other than the Merger).

“Superior Plum Creek Proposal” means any binding bona fide written offer that did not result from a material breach of the non-solicitation provisions of Section 5.03(a) made by a third party or group pursuant to which such third party (or in a merger or consolidation involving such party, the stockholders of such third party) or group would acquire, directly or indirectly, more than 50% of the Plum Creek Common Stock or all or substantially all of the assets of Plum

Creek and the Plum Creek Subsidiaries, taken as a whole, (i) on terms which the Plum Creek Board determines in good faith (after consultation with outside counsel and a financial advisor) to be more favorable from a financial point of view to the holders of Plum Creek Common Stock than the Merger, taking into account all the material terms and conditions of such offer (including the material legal, financial and regulatory aspects of the proposal) and this Agreement (including any changes proposed by Weyerhaeuser to the terms of this Agreement) and (ii) that is otherwise reasonably capable of being consummated on the terms proposed taking into account all material legal, financial, regulatory and other aspects of such proposal.

ARTICLE VI

Additional Agreements

SECTION 6.01. Preparation of the Form S-4 and the Joint Proxy Statement; Weyerhaeuser Shareholders Meeting and Plum Creek Stockholders Meeting. (a) As promptly as practicable following the date of this Agreement, and no later than 60 days following the date of this Agreement, Weyerhaeuser and Plum Creek shall jointly prepare and cause to be filed with the SEC a joint proxy statement to be sent to the shareholders of Weyerhaeuser relating to the Weyerhaeuser Shareholders Meeting and to the stockholders of Plum Creek relating to the Plum Creek Stockholders Meeting (together with any amendments or supplements thereto, the “Joint Proxy Statement”) and Weyerhaeuser shall prepare and cause to be filed with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus, and Weyerhaeuser and Plum Creek shall use their respective reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Each of Weyerhaeuser and Plum Creek shall furnish all information concerning itself and its Affiliates to the other, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and Joint Proxy Statement, and the Form S-4 and Joint Proxy Statement shall include all information reasonably requested by such other party to be included therein. Each of Weyerhaeuser and Plum Creek shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or Joint Proxy Statement and shall provide the other with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand. Each of Weyerhaeuser and Plum Creek shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Form S-4 or Joint Proxy Statement. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of Weyerhaeuser and Plum Creek (i) shall provide the other an opportunity to review and comment on such document or response (including the proposed final version of such document or response), (ii) shall include in such document or response all comments reasonably proposed by the other and (iii) shall not file or mail such document or respond to the SEC prior to receiving the approval of the other, which approval shall not be unreasonably withheld, conditioned or delayed. Each of Weyerhaeuser and Plum Creek shall advise the other, promptly after receipt of notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the Merger Consideration for offering or sale in any jurisdiction, and each of Weyerhaeuser and Plum Creek shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of Weyerhaeuser and Plum Creek shall also take any other action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act and any applicable foreign or state securities or “blue sky” Laws in connection with the Merger and the issuance of the Merger Consideration.

(b) If prior to the Effective Time, any event occurs with respect to Weyerhaeuser or any Weyerhaeuser Subsidiary, or any change occurs with respect to other information supplied by Weyerhaeuser for inclusion in the Joint Proxy Statement or the Form S-4, which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the Form S-4, Weyerhaeuser shall promptly notify Plum Creek of such event, and Weyerhaeuser and Plum Creek shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Joint Proxy Statement or the Form S-4 and, as required by Law, in disseminating the information contained in such amendment or supplement to Weyerhaeuser’s shareholders and Plum Creek’s stockholders. Nothing in this Section 6.01(b) shall limit the obligations of any party under Section 6.01(a).

(c) If prior to the Effective Time, any event occurs with respect to Plum Creek or any Plum Creek Subsidiary, or any change occurs with respect to other information supplied by Plum Creek for inclusion in the Joint Proxy Statement or the Form S-4, which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the Form S-4, Plum Creek shall promptly notify Weyerhaeuser of such event, and Weyerhaeuser and Plum Creek shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Joint Proxy Statement or the Form S-4 and, as required by Law, in disseminating the information contained in such amendment or supplement to Weyerhaeuser’s shareholders and Plum Creek’s stockholders. Nothing in this Section 6.01(c) shall limit the obligations of any party under Section 6.01(a).

(d) Weyerhaeuser shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold the Weyerhaeuser Shareholders Meeting for the purpose of seeking the Weyerhaeuser

Shareholder Approval. Weyerhaeuser shall use its reasonable best efforts (x) to cause the Joint Proxy Statement to be mailed to Weyerhaeuser’s shareholders and (y) to hold the Weyerhaeuser Shareholders Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act, in each case in accordance with applicable Law, the Weyerhaeuser Charter and the Weyerhaeuser By-laws. Weyerhaeuser shall, through the Weyerhaeuser Board, recommend to its shareholders that they give the Weyerhaeuser Shareholder Approval, shall include such recommendation in the Joint Proxy Statement and shall use reasonable best efforts to solicit the Weyerhaeuser Shareholder Approval, except to the extent that the Weyerhaeuser Board has made a Weyerhaeuser Adverse Recommendation Change as permitted by Section 5.02(b). Except as expressly contemplated by the immediately preceding sentence, Weyerhaeuser agrees that its obligations pursuant to this Section 6.01 shall not be affected by the commencement, public proposal, public disclosure or communication to Weyerhaeuser of any Weyerhaeuser Takeover Proposal or by the making of any Weyerhaeuser Adverse Recommendation Change by the Weyerhaeuser Board. Notwithstanding anything to the contrary contained in this Agreement, if Weyerhaeuser reasonably believes, after consulting with its outside counsel and Plum Creek, that (i) it is necessary to postpone or adjourn the Weyerhaeuser Shareholders Meeting to ensure that any required supplement or amendment to the Joint Proxy Statement is provided to the shareholders of Weyerhaeuser within a reasonable amount of time in advance of the Weyerhaeuser Shareholders Meeting or (ii) (A) it will not receive proxies sufficient to obtain the Weyerhaeuser Shareholder Approval, whether or not a quorum is present, or (B) it will not have sufficient Weyerhaeuser Common Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Weyerhaeuser Shareholders Meeting, then Weyerhaeuser, after consultation with Plum Creek, may postpone or adjourn, or make one or more successive postponements or adjournments of, the Weyerhaeuser Shareholders Meeting, as long as, in the case of any postponement or adjournment under clause (ii) of this sentence, the date of the Weyerhaeuser Shareholders Meeting is not postponed or adjourned more than an aggregate of 15 calendar days. In the event that during the five Business Days prior to the date that the Weyerhaeuser Shareholders Meeting is then scheduled to be held, Weyerhaeuser delivers a notice of an intent to make a Weyerhaeuser Adverse Recommendation Change, Plum Creek may direct Weyerhaeuser to postpone the Weyerhaeuser Shareholders Meeting for up to six Business Days and Weyerhaeuser shall promptly, and in any event no later than the next Business Day, postpone the Weyerhaeuser Shareholders Meeting in accordance with Plum Creek’s direction, subject to Weyerhaeuser’s right to postpone the Weyerhaeuser Shareholders Meeting for a longer period pursuant to the immediately preceding sentence.

(e) Plum Creek shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold the Plum Creek Stockholders Meeting for the purpose of seeking the Plum Creek Stockholder Approval. Plum Creek shall use its reasonable best efforts (x) to cause the

Joint Proxy Statement to be mailed to Plum Creek’s stockholders and (y) to hold the Plum Creek Stockholders Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act, in each case in accordance with applicable Law, the Plum Creek Charter and the Plum Creek By-laws. Plum Creek shall, through the Plum Creek Board, recommend to its stockholders that they give the Plum Creek Stockholder Approval, shall include such recommendation in the Joint Proxy Statement and shall use reasonable best efforts to solicit the Plum Creek Stockholder Approval, except to the extent that the Plum Creek Board has made a Plum Creek Adverse Recommendation Change as permitted by Section 5.03(b). Except as expressly contemplated by the immediately preceding sentence, Plum Creek agrees that its obligations pursuant to this Section 6.01 shall not be affected by the commencement, public proposal, public disclosure or communication to Plum Creek of any Plum Creek Takeover Proposal or by the making of any Plum Creek Adverse Recommendation Change by the Plum Creek Board. Notwithstanding anything to the contrary contained in this Agreement, if Plum Creek reasonably believes, after consulting with its outside counsel and Weyerhaeuser, that (i) it is necessary to postpone or adjourn the Plum Creek Stockholders Meeting to ensure that any required supplement or amendment to the Joint Proxy Statement is provided to the shareholders of Plum Creek within a reasonable amount of time in advance of the Plum Creek Stockholders Meeting or (ii) (A) it will not receive proxies sufficient to obtain the Plum Creek Stockholder Approval, whether or not a quorum is present, or (B) it will not have sufficient shares of Plum Creek Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Plum Creek Stockholders Meeting, then Plum Creek, after consultation with Weyerhaeuser, may postpone or adjourn, or make one or more successive postponements or adjournments of, the Plum Creek Stockholders Meeting, as long as, in the case of any postponement or adjournment under clause (ii) of this sentence, the date of the Plum Creek Stockholders Meeting is not postponed or adjourned more than an aggregate of 15 calendar days. In the event that during the five Business Days prior to the date that the Plum Creek Stockholders Meeting is then scheduled to be held, Plum Creek delivers a notice of an intent to make a Plum Creek Adverse Recommendation Change, Weyerhaeuser may direct Plum Creek to postpone the Plum Creek Stockholders Meeting for up to six Business Days and Plum Creek shall promptly, and in any event no later than the next Business Day, postpone the Plum Creek Stockholders Meeting in accordance with Weyerhaeuser’s direction, subject to Plum Creek’s right to postpone the Plum Creek Stockholders Meeting for a longer period pursuant to the immediately preceding sentence.

(f) Each of Weyerhaeuser and Plum Creek shall use their reasonable best efforts to hold the Weyerhaeuser Shareholders Meeting and the Plum Creek Stockholders Meeting, respectively, at the same time and on the same date as the other party.

SECTION 6.02. Access to Information; Confidentiality. Subject to applicable Law, each of Weyerhaeuser and Plum Creek shall, and shall cause each of its respective Subsidiaries to, afford to the other party and to the Representatives of such other party reasonable access during the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement pursuant to Section 8.01, to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of Weyerhaeuser and Plum Creek shall, and shall cause each of its respective Subsidiaries to, furnish promptly to the other party (i) to the extent not publicly available, a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of securities Laws and (ii) all other information concerning its business, properties and personnel as such other party may reasonably request; provided, however, that either party may withhold any document or information (x) that is subject to the terms of a confidentiality agreement with a third party (provided that the withholding party shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure), (y) subject to any attorney-client privilege (provided that the withholding party shall use its reasonable best efforts to allow for such access or disclosure (or as much of it as possible) in a manner that does not result in a loss of attorney-client privilege) or (z) if, in the reasonable judgment of such party, the sharing of such document or information violates applicable Law. All information exchanged pursuant to this Section 6.02 shall be subject to the confidentiality agreement dated May 29, 2015 between Weyerhaeuser and Plum Creek (the “Confidentiality Agreement”).

SECTION 6.03. Required Actions. (a) Subject to the terms and conditions of this Agreement, each of the parties shall use its respective reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective, as soon as reasonably possible, the Merger and the other transactions contemplated by this Agreement.

(b) Without limiting Section 6.03(a), Weyerhaeuser and the Weyerhaeuser Board and Plum Creek and the Plum Creek Board, as the case may be, shall use their respective reasonable best efforts to (x) take all action reasonably appropriate to ensure that no takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Merger or any other transaction contemplated by this Agreement and (y) if any takeover statute or similar statute or regulation becomes applicable to this Agreement, the Merger or any other transaction contemplated by this Agreement, take all action reasonably appropriate to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement.

(c) Without limiting the generality of the foregoing, each of Weyerhaeuser and Plum Creek shall:

(i) make or cause to be made, in consultation and cooperation with the other and as promptly as practicable after the date of this Agreement, all necessary registrations, declarations, notices, applications and filings relating to the Merger with other Governmental Entities under any foreign antitrust, competition, foreign investment, trade regulation or similar Laws;

(ii) use its reasonable best efforts to furnish to the other all assistance, cooperation and information required for any such registration, declaration, notice, application or filing and in order to achieve the effects set forth in Section 6.03(c);

(iii) give the other reasonable prior notice of any such registration, declaration, notice, application or filing and, to the extent reasonably practicable, of any communication with any Governmental Entity regarding the Merger (including with respect to any of the actions referred to in this Section 6.03(c)), and permit the other to review and discuss in advance, and consider in good faith the views of, and secure the participation of, the other in connection with any such registration, declaration, notice, filing, application or communication;

(iv) use its reasonable best efforts to respond as promptly as practicable under the circumstances to any inquiries received from any Governmental Entity or any other authority enforcing applicable antitrust, competition, foreign investment, trade regulation or similar Laws for information or documentation in connection with antitrust, competition, foreign investment, trade regulation or similar matters and not enter into any agreement with such Governmental Entities or other authorities not to consummate any of the transactions contemplated by this Agreement, except with the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; and

(v) unless prohibited by applicable Law or by the applicable Governmental Entity, (A) to the extent reasonably practicable, not participate in or attend any meeting, or engage in any substantive conversation with any Governmental Entity in respect of the Merger (including with respect to any of the actions referred to in this Section 6.03(c)) without the other, (B) to the extent reasonably practicable, give the other reasonable prior notice of any such meeting or conversation, (C) in the event one party is prohibited by applicable Law or by the applicable Governmental Entity from participating in or attending any such meeting or engaging in any such conversation, keep such party reasonably apprised with respect thereto, (D) cooperate in the filing of any substantive memoranda, white papers, filings, correspondence or other written communications explaining or defending this Agreement and the Merger, articulating any regulatory or competitive argument or responding to requests or objections made by any Governmental Entity and (E) furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective Representatives, on the one hand, and any Governmental Entity or members of any Governmental Entity’s staff, on the other hand, with respect to this Agreement and the Merger.

(d) Notwithstanding anything to the contrary contained in this Agreement, the provisions of this Section 6.03 shall not be construed to (i) require Weyerhaeuser or any Weyerhaeuser Subsidiary or Plum Creek or any Plum Creek Subsidiary or (ii) permit Plum Creek or any Plum Creek Subsidiary without the prior written consent of Weyerhaeuser, to undertake any efforts or to take any action if the taking of all such efforts or action, in the aggregate, would or would reasonably be expected to result (after giving effect to any reasonably expected proceeds of any divestiture or sale of assets) in a Regulatory Material Adverse Effect. “Regulatory Material Adverse Effect” means any fact, circumstance, effect, change, event or development that materially adversely affects the business, properties, financial condition or results of operations of the Surviving Corporation and its Subsidiaries, taken as a whole; provided that for purposes of determining whether any fact, circumstance, effect, change, event or development would or would reasonably be expected to result in a Regulatory Material Adverse Effect, the Surviving Corporation and its Subsidiaries will collectively be deemed to be a company the size of (and with net sales and net earnings equal to the comparable financial metrics of those of) Plum Creek and its Subsidiaries, taken as a whole.

SECTION 6.04. Equity Awards. (a) As soon as practicable following the date of this Agreement, the Plum Creek Board (or, if appropriate, any committee thereof) shall adopt such resolutions or take such other actions (including obtaining any required consents) as may be required to effect the following:

(i) each Plum Creek Stock Option that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, be assumed by Weyerhaeuser and be converted into an option, on the same terms and conditions as were applicable under such Plum Creek Stock Option, to acquire a number of Weyerhaeuser Common Shares equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Plum Creek Common Stock subject to the Plum Creek Stock Option immediately prior to the Effective Time and (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of Plum Creek Common Stock of such Plum Creek Stock Option immediately prior to the Effective Time divided by (B) the Exchange Ratio; provided, that in the case of any Plum Creek Stock Option to which Section 422 of the Code applies, the exercise price and the number of Weyerhaeuser Common Shares purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code;

(ii) each grant of Plum Creek Restricted Stock Units that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, be assumed by Weyerhaeuser and be converted into a grant of restricted stock units, on the same terms and conditions as were applicable to the Plum Creek Restricted Stock Units, with respect to a number of Weyerhaeuser Common Shares determined by multiplying the number of shares of Plum Creek Common Stock subject to the grant of Plum Creek Restricted Stock Units by the Exchange Ratio, rounded down to the nearest whole share;

(iii) each stock unit credited to the account of any non-employee director in the Plum Creek Timber Company, Inc. Deferral Plan that is payable in shares of Plum Creek Common Stock or whose value is determined with reference to the value of shares of Plum Creek Common Stock (each, a “Plum Creek Deferred Stock Unit”) and is outstanding as of immediately prior to the Effective Time, whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, be assumed by Weyerhaeuser and be converted into a stock unit, on the same terms and conditions as were applicable to the Plum Creek Deferred Stock Unit, with respect to a number of Weyerhaeuser Common Shares determined by multiplying the number of shares of Plum Creek Common Stock subject to the Plum Creek Deferred Stock Unit by the Exchange Ratio, rounded down to the nearest whole share; and

(iv) each grant of Plum Creek Value Management Awards that was granted on or before December 31, 2014 and that is outstanding as of immediately prior to the Effective Time, whether vested or unvested (each, a “Pre-2015 Value Management Award”), shall, automatically and without any required action on the part of the holder thereof, be canceled, with the holder thereof becoming entitled to receive an amount in cash determined by assuming that all applicable performance goals were satisfied at the greater of (1) the target level as set forth in the applicable award agreement and (2) actual performance over a shortened performance period ending as of the Effective Time as determined by the Plum Creek Board (or, if appropriate, any committee thereof) in good faith consistent with past practices, and such amounts shall be paid as promptly as practicable following, but in no event later than ten Business Days after, the Effective Time, without interest, and Weyerhaeuser shall make such payments in accordance with Plum Creek’s payroll procedures;

(v) each grant of a Plum Creek Value Management Award that is not a Pre-2015 Value Management Award and that is outstanding as of immediately prior to the Effective Time, whether vested or unvested (each, a “Post-2014 Value Management Award”), shall, automatically and without any required action on the part of the holder thereof, (A) have its performance goals deemed to be satisfied at the greater of (1) the target level as set forth in the applicable award agreement and (2) actual performance over a shortened performance period ending as of the Effective Time as determined by the Plum Creek Board (or, if appropriate, any committee thereof) in good faith consistent with past practices and (B) be assumed by Weyerhaeuser and be converted into an award, on the same terms and conditions as were applicable to the Post-2014 Value Management Award as of immediately prior to the Effective Time (including continued service-based vesting requirements, but not including any performance goals, which shall be deemed to be satisfied pursuant to clause (A) above), with respect to a number of units as set forth in the applicable award agreement.

(b) All adjustments to Plum Creek Stock Options, Plum Creek Restricted Stock Units, Plum Creek Deferred Stock Units and Plum Creek Value Management Awards pursuant to this Section 6.04 shall be in accordance with, and no amounts shall be payable with respect thereto, as applicable, prior to the time permissible under, the requirements under Section 409A of the Code. All rounding described in this Section 6.04 shall be done on an aggregate basis.

(c) At the Effective Time, Weyerhaeuser shall assume all the obligations of Plum Creek under the Plum Creek Stock Plans and each Plum Creek Stock Option, Plum Creek Restricted Stock Unit, Plum Creek Deferred Stock Unit and Plum Creek Value Management Award outstanding at the Effective Time and the agreements evidencing the grants thereof, in each case, subject to the adjustments in this Section 6.04. As soon as practicable after the Effective Time, Weyerhaeuser shall deliver to the holders of Plum Creek Stock Options, Plum Creek Restricted Stock Units, Plum Creek Deferred Stock Units and Plum Creek Value Management Awards appropriate notices setting forth such holders’ rights pursuant to the Plum Creek Stock Plans, and the agreements evidencing the grants of such Plum Creek Stock Options, Plum Creek Restricted Stock Units, Plum Creek Deferred Stock Units and Plum Creek Value Management Awards shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 6.04 after giving effect to the Merger).

(d) Weyerhaeuser shall take all corporate action necessary to reserve for issuance a sufficient number of Weyerhaeuser Common Shares for delivery upon exercise or settlement, as applicable, of the Plum Creek Stock Options, Plum Creek

Restricted Stock Units, Plum Creek Deferred Stock Units and Post-2014 Value Management Awards assumed in accordance with this Section 6.04. As soon as reasonably practicable after the Effective Time, Weyerhaeuser shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the Weyerhaeuser Common Shares subject to the Plum Creek Stock Options, Plum Creek Restricted Stock Units, Plum Creek Deferred Stock Units and Post-2014 Value Management Awards and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Plum Creek Stock Options, Plum Creek Restricted Stock Units, Plum Creek Deferred Stock Units and Post-2014 Value Management Awards remain outstanding.

(e) As soon as practicable following the date of this Agreement, Plum Creek shall take all actions necessary to ensure that, as of the Effective Time, no Plum Creek Personnel or any other current or former participant in any Plum Creek Stock Plan, any Plum Creek Benefit Plan or any Plum Creek Benefit Agreement (including any current or former participant in the Amended and Restated Plum Creek Timber Company, Inc. Director Stock Ownership Plan) shall have any right thereunder to acquire any capital stock or voting securities of, or other equity interests in, Weyerhaeuser, Plum Creek or their respective Subsidiaries, except for the right of any holder of Plum Creek Stock Options, Plum Creek Restricted Stock Units, Plum Creek Deferred Stock Units or Post-2014 Value Management Awards to receive Weyerhaeuser Common Shares upon exercise or settlement, as applicable, thereof.

SECTION 6.05. Indemnification, Exculpation and Insurance. (a) From and after the Effective Time, Weyerhaeuser shall indemnify, defend and hold harmless, to the fullest extent permitted under applicable Law (and shall promptly advance expenses as incurred to the fullest extent permitted under applicable Law) each former and present director or officer of Plum Creek or any Plum Creek Subsidiary, as the case may be (the “Plum Creek Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any suit, action or other proceeding, whether civil, criminal, administrative or investigative, with respect to matters existing or occurring at or prior to the Effective Time (including this Agreement, the Merger and the other transactions contemplated hereby), arising out of or pertaining to the fact that the Plum Creek Indemnified Party is or was an officer or director of Plum Creek or any Plum Creek Subsidiary or is or was serving at the request of Plum Creek or any Plum Creek Subsidiary as a director or officer of another Person, whether asserted or claimed prior to, at or after the Effective Time as provided in Plum Creek’s or such Plum Creek Subsidiary’s respective certificates of incorporation or by-laws (or comparable organizational documents) as in effect on the date of this Agreement and any indemnification or other similar agreements of Plum Creek or any Plum Creek Subsidiary, in each case as in effect on the date of this Agreement and a true and complete copy of which has been made available to Weyerhaeuser prior to the date of this Agreement, shall be assumed by Weyerhaeuser in the Merger, without further action as of the Effective Time, and shall continue in full force and effect in accordance with their terms.

(b) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each case the Surviving Corporation shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 6.05 contemporaneous with the closing of any such consolidation, merger, transfer or conveyance.

(c) On or prior to the Effective Time, Weyerhaeuser shall purchase a “tail” directors’ and officers’ liability insurance policy covering the six-year period from and after the Effective Time for Plum Creek and its current and former directors and officers who are currently covered by the directors’ and officers’ liability insurance coverage currently maintained by Plum Creek from a carrier with comparable or better credit rating to Plum Creek’s current directors’ and officers’ liability insurance carrier on terms not less favorable to the insured persons than the directors’ and officers’ liability insurance coverage currently maintained by Plum Creek as of the date of this Agreement with respect to claims arising from facts or events that occurred on or before the Effective Time, except that in no event shall Weyerhaeuser be required to pay with respect to such “tail” policy more than $1,800,000 (the “Maximum Amount”). If Weyerhaeuser is unable to obtain the “tail” policy described in the immediately preceding sentence as of the Effective Time, Weyerhaeuser shall obtain an insurance and indemnification policy (from an insurance carrier with comparable or better credit rating as the current insurer) that provides directors’ and officers’ liability insurance for events, acts and omissions occurring at or prior to the Effective Time for an aggregate period of no less than six years from the Effective Time that is not materially less favorable than Plum Creek’s existing policy or, if such coverage is unavailable, the best available coverage; provided, however, that in no event shall Weyerhaeuser be required to expend for such policies an amount greater than the Maximum Amount.

(d) For a period of six years from the Effective Time, the charter and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and limitations on liability of directors and officers than are set forth in the charter or by-laws (or comparable organizational documents) of Plum Creek and the Plum Creek Subsidiaries, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were Plum Creek Indemnified Parties, unless such modification shall be required by Law and then only to the extent required by Law.

(e) The provisions of this Section 6.05 (i) shall survive consummation of the Merger, (ii) are intended to be for the benefit of, and will be enforceable by, each Plum Creek Indemnified Party, his or her heirs and his and her representatives and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that each Plum Creek Indemnified Party may have by contract or otherwise, including under the terms of the respective charters or bylaws or comparable organizational documents of Plum Creek and the Plum Creek Subsidiaries.

SECTION 6.06. Fees and Expenses. (a) Except as provided below, all fees and expenses incurred in connection with the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated.

(b) Plum Creek shall pay to Weyerhaeuser a fee of $250,000,000 (the “Plum Creek Termination Fee”) if:

(i) (A) Weyerhaeuser terminates this Agreement pursuant to (x) Section 8.01(e) or (y) Section 8.01(c) as a result of a material breach of Section 5.03 or (B) either Weyerhaeuser or Plum Creek terminates this Agreement pursuant to Section 8.01(b)(i) or 8.01(b)(iv) at any time at or after which Weyerhaeuser would have been permitted to terminate this Agreement pursuant to Section 8.01(e) or Section 8.01(c) as a result of a material breach of Section 5.03; or

(ii) (A) prior to the Plum Creek Stockholders Meeting, a Plum Creek Takeover Proposal is made to Plum Creek or is made directly to the stockholders of Plum Creek generally or otherwise becomes publicly known or any Person has publicly announced an intention (whether or not conditional) to make a Plum Creek Takeover Proposal, (B) thereafter this Agreement is terminated by Plum Creek or Weyerhaeuser pursuant to Section 8.01(b)(i) (if the Plum Creek Stockholders Meeting has not been held) or by Plum Creek or Weyerhaeuser pursuant to Section 8.01(b)(iv) and (C) within 12 months of such termination, Plum Creek enters into a definitive Contract to consummate a Plum Creek Takeover Proposal which is later consummated or a Plum Creek Takeover Proposal is consummated. For the purposes of Section 6.06(b)(ii)(C) only, the term “Plum Creek Takeover Proposal” shall have the meaning assigned to such term in Section 5.03(e) except that all references to “15%” therein shall be deemed to be references to “50%”.

Any Plum Creek Termination Fee due under this Section 6.06(b) shall be paid by wire transfer of same-day funds (x) in the case of clause (i) above, on the second Business Day immediately following the date of termination of this Agreement and (y) in the case of clause (ii) above, on the second Business Day following the consummation of such Plum Creek Takeover Proposal.

(c) Weyerhaeuser shall pay to Plum Creek a fee of $250,000,000 (the “Weyerhaeuser Termination Fee”) if:

(i) (A) Plum Creek terminates this Agreement pursuant to (x) Section 8.01(f) or (y) Section 8.01(d) as a result of a material breach of Section 5.02 or (B) either Weyerhaeuser or Plum Creek terminates this Agreement pursuant to Section 8.01(b)(i) or 8.01(b)(iii) at any time at or after which Plum Creek would have been permitted to terminate this Agreement pursuant to Section 8.01(f) or Section 8.01(d) as a result of a material breach of Section 5.02; or

(ii) (A) prior to the Weyerhaeuser Shareholders Meeting, a Weyerhaeuser Takeover Proposal is made to Weyerhaeuser or is made directly to the shareholders of Weyerhaeuser generally or otherwise becomes publicly known or any Person has publicly announced an intention (whether or not conditional) to make a Weyerhaeuser Takeover Proposal, (B) thereafter this Agreement is terminated by Weyerhaeuser or Plum Creek pursuant to Section 8.01(b)(i) (if the Weyerhaeuser Shareholders Meeting has not been held) or by Weyerhaeuser or Plum Creek pursuant to Section 8.01(b)(iii) and (C) within 12 months of such termination, Weyerhaeuser enters into a definitive Contract to consummate a Weyerhaeuser Takeover Proposal which is later consummated or a Weyerhaeuser Takeover Proposal is consummated. For the purposes of Section 6.06(c)(ii)(C) only, the term “Weyerhaeuser Takeover Proposal” shall have the meaning assigned to such term in Section 5.02(e) except that all references to “15%” therein shall be deemed to be references to “50%”.

Any Weyerhaeuser Termination Fee due under this Section 6.06(c) shall be paid by wire transfer of same-day funds (x) in the case of clause (i) above, on the second Business Day immediately following the date of termination of this Agreement and (y) in the case of clause (ii) above, on the second Business Day following the consummation of such Weyerhaeuser Takeover Proposal.

(d) In the event that this Agreement is terminated by either Weyerhaeuser or Plum Creek pursuant to Section 8.01(b)(iv), then Plum Creek shall pay to Weyerhaeuser all of the reasonable documented out-of-pocket fees and expenses incurred by Weyerhaeuser or its Subsidiaries in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement up to a maximum of

$40,000,000 (the “Plum Creek Expense Reimbursement”). Any Plum Creek Expense Reimbursement due under this Section 6.06(d) shall be paid by wire transfer of same day funds on the later of (x) the second Business Day immediately following the date of termination of this Agreement and (y) Plum Creek’s receipt of a written statement setting forth the amount of such Plum Creek Expense Reimbursement and attaching any applicable documentation. In the event any Plum Creek Termination Fee is payable after the time Plum Creek pays any Plum Creek Expense Reimbursement pursuant to this Section 6.06(d), the amount of the Plum Creek Termination Fee payable by Plum Creek shall be reduced by such Plum Creek Expense Reimbursement amount actually paid to Weyerhaeuser.

(e) In the event that this Agreement is terminated by either Weyerhaeuser or Plum Creek pursuant to Section 8.01(b)(iii), then Weyerhaeuser shall pay to Plum Creek all of the reasonable documented out-of-pocket fees and expenses incurred by Plum Creek or its Subsidiaries in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement up to a maximum of $40,000,000 (the “Weyerhaeuser Expense Reimbursement”). Any Weyerhaeuser Expense Reimbursement due under this Section 6.06(e) shall be paid by wire transfer of same day funds on the later of (x) the second Business Day immediately following the date of termination of this Agreement and (y) Weyerhaeuser’s receipt of a written statement setting forth the amount of such Weyerhaeuser Expense Reimbursement and attaching any applicable documentation. In the event any Weyerhaeuser Termination Fee is payable after the time Weyerhaeuser pays any Weyerhaeuser Expense Reimbursement pursuant to this Section 6.06(e), the amount of the Weyerhaeuser Termination Fee payable by Weyerhaeuser shall be reduced by such Weyerhaeuser Expense Reimbursement amount actually paid to Plum Creek.

(f) Weyerhaeuser and Plum Creek acknowledge and agree that the agreements contained in Sections 6.06(b), 6.06(c), 6.06(d) and 6.06(e) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither Plum Creek nor Weyerhaeuser would enter into this Agreement. Accordingly, if Weyerhaeuser fails promptly to pay the amount due pursuant to Section 6.06(c) or 6.06(e) or Plum Creek fails promptly to pay the amount due pursuant to Section 6.06(b) or 6.06(d), and, in order to obtain such payment, the Person owed such payment commences a suit, action or other proceeding that results in a Judgment in its favor for such payment, the Person owing such payment shall pay to the Person owed such payment its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, action or other proceeding, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at the prime rate as published by The Wall Street Journal in effect on the date such payment was required to be made. In no event shall either party be obligated to pay more than one termination fee pursuant to this Section 6.06. Notwithstanding anything to the contrary in this Agreement, in the event that the Weyerhaeuser

Termination Fee or the Plum Creek Termination Fee is payable and actually paid to Weyerhaeuser or Plum Creek in accordance with this Section 6.06, payment of such Weyerhaeuser Termination Fee or Plum Creek Termination Fee, as applicable, shall be the sole and exclusive remedy of the non-terminating party and its Affiliates against any other party or such other party’s Affiliates and other Representatives, for any loss or damage based upon, arising out of or relating to this Agreement or the negotiation, execution or performance hereof or the transactions contemplated hereby.

(g) Notwithstanding anything to the contrary contained in this Agreement, the provisions of this Section 6.06(g) shall apply with respect to the payment of the Termination Payment required to be made hereunder:

(i) If either Weyerhaeuser or Plum Creek, as applicable, (the “Termination Payor”) is required to pay the other (the “Termination Payee”) the Weyerhaeuser Termination Fee or the Plum Creek Termination Fee, as applicable, (the “Termination Payment”), such Termination Payment shall be paid into escrow on the date such Termination Payment is required to be paid by the Termination Payor pursuant to this Agreement by wire transfer of same-day funds to an escrow account designated in accordance with this Section 6.06(g). In the event that the Termination Payor is obligated to pay the Termination Payee the Termination Payment, the amount payable to the Termination Payee in any tax year of the Termination Payee shall not exceed the lesser of (A) the Termination Payment payable to the Termination Payee and (B) the sum of (1) the maximum amount that can be paid to the Termination Payee without causing the Termination Payee to fail to meet the requirements of Sections 856(c)(2) and 856(c)(3) of the Code for the relevant tax year, determined as if the payment of such amount did not constitute income described in Section 856(c)(2) or 856(c)(3) of the Code (“Qualifying Income”) and the Termination Payee has $1,000,000 of income from unknown sources during such year which is not Qualifying Income (in addition to any known or anticipated income which is not Qualifying Income), in each case, as determined by the Termination Payee’s independent accountants, plus (2) in the event the Termination Payee receives either (x) a letter from the Termination Payee’s counsel indicating that the Termination Payee has received a ruling from the IRS as described below in this Section 6.06(g) or (y) an opinion from the Termination Payee’s outside counsel as described below in this Section 6.06(g), an amount equal to the excess of the Termination Payment less the amount payable under clause (1) above.

(ii) To secure the Termination Payor’s obligation to pay these amounts, the Termination Payor shall deposit into escrow an amount in cash equal to the Termination Payment with a nationally recognized escrow agent selected by the Termination Payor on such terms (subject to this Section 6.06(g)) as shall be mutually agreed upon by the Termination Payor, the Termination Payee and the escrow agent. The payment or deposit into escrow of the Termination Payment pursuant to this Section 6.06(g) shall be made at the time the Termination Payor is obligated to pay the

Termination Payee such amount pursuant to Section 6.06 by wire transfer. The escrow agreement shall provide that the Termination Payment in escrow or any portion thereof shall not be released to the Termination Payee unless the escrow agent receives any one or combination of the following: (A) a letter from the Termination Payee’s independent accountants indicating the maximum amount that can be paid by the escrow agent to the Termination Payee without causing the Termination Payee to fail to meet the requirements of Sections 856(c)(2) and 856(c)(2)(3) of the Code determined as if the payment of such amount did not constitute Qualifying Income and the Termination Payee has $1,000,000 of income from unknown sources during such year which is not Qualifying Income (in addition to any known or anticipated income which is not Qualifying Income), in which case the escrow agent shall release such amount to the Termination Payee, or (B) a letter from the Termination Payee’s counsel indicating that (1) the Termination Payee received a ruling from the IRS holding that the receipt by the Termination Payee of the Termination Payment would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and 856(c)(3) of the Code or (2) the Termination Payee’s outside counsel has rendered a legal opinion to the effect that the receipt by the Termination Payee of the Termination Payment should either constitute Qualifying Income or should be excluded from gross income within the meaning of Sections 856(c)(2) and 856(c)(3) of the Code, in which case the escrow agent shall release the remainder of the Termination Payment to the Termination Payee. The Termination Payor agrees to amend this Section 6.06(g) at the reasonable request of the Termination Payee in order to (x) maximize the portion of the Termination Payment that may be distributed to the Termination Payee hereunder without causing the Termination Payee to fail to meet the requirements of Sections 856(c)(2) and 856(c)(3) of the Code or (y) assist the Termination Payee in obtaining a favorable ruling or legal opinion from its outside counsel, in each case, as described in this Section 6.06(g). Any amount of the Termination Payment that remains unpaid as of the end of a taxable year shall be paid as soon as possible during the following taxable year, subject to the foregoing limitations of this Section 6.06(g).

SECTION 6.07. Certain Tax Matters. For United States Federal income Tax purposes, it is intended that (a) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, (b) with respect to the Merger, this Agreement will constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and (c) with respect to the Merger, Weyerhaeuser and Plum Creek will each be a party to the reorganization within the meaning of Section 368(b) of the Code (the qualifications and other matters referred to in clauses (a) through (c), collectively, the “Intended Tax Treatment”). The parties shall cooperate with each other and use reasonable best efforts to cause the Intended Tax Treatment to be obtained, including (i) refraining from any action that such party knows is reasonably likely to prevent the Intended Tax Treatment, (ii) executing such amendments to this Agreement as may be reasonably required in order to obtain the Intended Tax Treatment (it being understood that no party will be required to agree to any such amendment that it determines in good faith materially adversely affects the value of the Merger and the other transactions contemplated by this Agreement to such party or its shareholders or stockholders, as applicable) and (iii) using reasonable best efforts to obtain the opinions referred to in Sections 7.02(e) and 7.03(e), including by executing customary letters of representation.

SECTION 6.08. Transaction Litigation. Notwithstanding anything in Section 5.01 of this Agreement to the contrary, each of Plum Creek and Weyerhaeuser shall (a) promptly (and in any event, within one Business Day) inform the other orally and in writing of any stockholder or shareholder litigation or suit, action or other proceeding brought or threatened against such party or any of its directors or officers relating to the Merger and the other transactions contemplated by this Agreement and keep the other party fully informed on a current basis with respect to the status thereof (including by promptly furnishing to the other party and its Representatives such information relating to such litigation as such Persons may reasonably request), (b) give the other party the opportunity and right to participate in the defense of any such litigation at its sole cost and expense, including in any and all proceedings related to any such litigation and any proposed settlement or disposition thereof and (c) not cease to defend, consent to the entry of any judgment, offer to settle, enter into any settlement or take any other material action with respect to any such shareholder litigation or proceeding, without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. Without limiting in any way the parties’ obligations under Section 6.03, each of Weyerhaeuser and Plum Creek shall cooperate, shall cause the Weyerhaeuser Subsidiaries and the Plum Creek Subsidiaries, as applicable, to cooperate and shall use its reasonable best efforts to cause its Representatives to cooperate in the defense against such litigation.

SECTION 6.09. Section 16 Matters. Prior to the Effective Time, Weyerhaeuser and Plum Creek each shall take all such steps as may be required to cause (a) any dispositions of Plum Creek Common Stock (including derivative securities with respect to Plum Creek Common Stock) resulting from the Merger and the other transactions contemplated by this Agreement by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Plum Creek immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act and (b) any acquisitions of Weyerhaeuser Common Shares (including derivative securities with respect to Weyerhaeuser Common Shares) resulting from the Merger and the other transactions contemplated by this Agreement by each individual who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Weyerhaeuser at or immediately following the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 6.10. Governance Matters. Weyerhaeuser and Plum Creek shall take all actions necessary so that the matters set forth on Exhibit A occur effective upon the Closing.

SECTION 6.11. Financing. (a) Subject to Sections 6.11(b) and 6.11(c), Plum Creek shall provide, and shall cause the Plum Creek Subsidiaries to provide, and shall use reasonable best efforts to cause its and their respective Representatives to provide, on a timely basis, all cooperation reasonably requested by Weyerhaeuser that is reasonably necessary to assist Weyerhaeuser in connection with Weyerhaeuser obtaining any debt financing in connection with the refinancing of any of Plum Creek’s or any Plum Creek Subsidiaries’ Indebtedness or in connection with raising capital to repurchase Weyerhaeuser Common Shares (any such debt financing or capital raising, the “Financing”).

(b) Notwithstanding anything in this Agreement to the contrary, (x) none of Plum Creek nor any of the Plum Creek Subsidiaries or their respective Representatives shall be required to take or permit the taking of any action that would (i) unreasonably interfere with the ongoing operations of Plum Creek or any Plum Creek Subsidiary, (ii) cause any director, officer or other employee of Plum Creek or any Plum Creek Subsidiary to incur any personal liability (it being understood that this clause (ii) shall not excuse any such director, officer or other employee from delivering customary certificates, legal opinions or other customary closing documents reasonably requested by Weyerhaeuser), (iii) conflict with the organizational documents of Plum Creek or any Laws, (iv) result in the contravention of, or a violation or breach of, or a default (with or without notice, lapse of time, or both) under, this Agreement or any material Contract to which Plum Creek or any Plum Creek Subsidiary is a party or (v) provide access to or disclose information that Plum Creek or any Plum Creek Subsidiary reasonably determines is subject to any attorney-client privilege of Plum Creek or any Plum Creek Subsidiary (provided that Plum Creek shall use its reasonable best efforts to allow for such access or disclosure (or as much of it as possible) in a manner that does not result in a loss of attorney-client privilege); (y) none of Plum Creek nor any of the Plum Creek Subsidiaries shall be required to prepare separate financial statements for any Plum Creek Subsidiary or change any fiscal period and (z) no obligation of Plum Creek or any Plum Creek Subsidiary under any agreement, certificate, document or instrument provided in connection with the Financing shall be effective prior to the Effective Time. Weyerhaeuser may, with the prior written consent of Plum Creek, which consent shall not be unreasonably withheld, use the logos of Plum Creek and its Subsidiaries in connection with the Financing in a manner that is not intended to or reasonably likely to harm or disparage Plum Creek or any Plum Creek Subsidiary or the reputation or goodwill of Plum Creek or any Plum Creek Subsidiary.

(c) All non-public or otherwise confidential information regarding Plum Creek or any Plum Creek Subsidiary obtained by Weyerhaeuser or any of its

Affiliates or their respective Representatives or any financing source pursuant to this Section 6.11 shall be kept confidential in accordance with the Confidentiality Agreement. Plum Creek and Weyerhaeuser acknowledge and agree that the Confidentiality Agreement is hereby amended to include all actual or prospective sources of debt financing (and Representatives of such financing sources) in the term “Representative” as such term is defined in the Confidentiality Agreement.

SECTION 6.12. Public Announcements. Except with respect to any Weyerhaeuser Adverse Recommendation Change or Plum Creek Adverse Recommendation Change made in accordance with the terms of this Agreement, Weyerhaeuser and Plum Creek shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the other transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in a form agreed to by the parties.

SECTION 6.13. Stock Exchange Listing. Weyerhaeuser shall use its reasonable best efforts to cause the Weyerhaeuser Common Shares to be issued in the Merger and upon the exercise or settlement, as applicable, of Plum Creek Stock Options, Plum Creek Restricted Stock Units, Plum Creek Deferred Stock Units and Post-2014 Value Management Awards following the Effective Time, to be approved for listing on the NYSE, in each case subject to official notice of issuance, prior to the Closing Date. Plum Creek shall cooperate with Weyerhaeuser in connection with the foregoing, including the provision of information reasonably requested by Weyerhaeuser in connection therewith.

SECTION 6.14. Stock Exchange De-listing. Each of Weyerhaeuser and Plum Creek shall use its reasonable best efforts to cause the shares of Plum Creek Common Stock and any other securities of Plum Creek specified by Weyerhaeuser to be de-listed from the NYSE and de-registered under the Exchange Act as soon as reasonably practicable following the Effective Time.

SECTION 6.15. Coordination of Dividends. (a) Weyerhaeuser and Plum Creek shall coordinate with each other to designate the same record and payment dates for any quarterly dividends or distributions declared in accordance with this Agreement in any calendar quarter in which the Closing Date might reasonably be expected to occur such that (i) no holder of Weyerhaeuser Common Shares or Plum Creek Common Stock will receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to its Weyerhaeuser Common Shares or its shares of Plum Creek Common

Stock, including Weyerhaeuser Common Shares issued in connection with the Merger, and (ii) the quarterly payments of dividends to the holders of Weyerhaeuser Common Shares (and any necessary adjustments to Plum Creek’s schedule for the quarterly declaration of dividends and the record dates and payment dates relating thereto) will be made substantially in accordance with Weyerhaeuser’s historical quarterly dividend payment schedule.

(b) If either party determines, after consultation with its nationally recognized Tax counsel and with the other party, that it is necessary to declare, set aside or pay any dividend on, or make any other distribution (in cash or Weyerhaeuser Common Shares or shares of Plum Creek Common Stock, as applicable, or any combination thereof) in respect of, Weyerhaeuser Common Shares or shares of Plum Creek Common Stock, as applicable, in order to meet the distribution requirements set forth in Section 857(a) of the Code and maintain its qualification as a REIT under the Code or applicable state Law (any such distribution, a “Special Distribution”, and the per share amount of such distribution, the “Special Distribution Per Share”), it shall (i) notify the other party promptly (and in any event within 24 hours) of such determination, including the size and character of such Special Distribution and the reasons therefor, (ii) to the maximum extent possible, make the Special Distribution in the form of Weyerhaeuser Common Shares or shares of Plum Creek Common Stock, as applicable, and (iii) be entitled to declare and pay such Special Distribution. If any Special Distribution (or portion thereof) is made in the form of shares of common stock of the party making the Special Distribution, the Exchange Ratio shall be adjusted as provided for in Section 2.01(b). If any Special Distribution (or portion thereof) is made in the form of cash, then the other party shall be entitled to declare and pay a dividend per share (1) in the case of Weyerhaeuser, to holders of Weyerhaeuser Common Shares, in an amount per Weyerhaeuser Common Share equal to (x) the Special Distribution Per Share declared by Plum Creek with respect to each share of Plum Creek Common Stock divided by (y) the Exchange Ratio and (2) in the case of Plum Creek, to holders of shares of Plum Creek Common Stock, in an amount per share of Plum Creek Common Stock equal to (A) the Special Distribution Per Share declared by Weyerhaeuser with respect to each Weyerhaeuser Common Share multiplied by (B) the Exchange Ratio.

SECTION 6.16. Employee Matters. (a) During the period commencing at the Effective Time and ending on December 31 of the year in which the Effective Time occurs, Weyerhaeuser shall provide each individual who is actively employed by Plum Creek or any of its Subsidiaries immediately prior to the Effective Time and who continues employment during such period (the “Plum Creek Employees”) with compensation opportunities and benefits that are substantially comparable in the aggregate to the compensation opportunities and benefits provided to Plum Creek Employees immediately prior to the Effective Time.

(b) For purposes of determining (i) eligibility to participate and vesting with respect to the benefit plans maintained by Weyerhaeuser or any Weyerhaeuser Subsidiary (including the Weyerhaeuser 401(k) Plan) and (ii) level of benefits under vacation and severance plans and arrangements (and not any other plans or arrangements) maintained by Weyerhaeuser or any Weyerhaeuser Subsidiary, service with Plum Creek or any Plum Creek Subsidiary (or any predecessor employer of an employee of Plum Creek or any Plum Creek Subsidiary, to the extent service with such predecessor employer is recognized by Plum Creek or the applicable Plum Creek Subsidiary as of the date of this Agreement) prior to the Effective Time shall be treated as service with Weyerhaeuser or the Weyerhaeuser Subsidiaries; provided, however, that such service need not be recognized to the extent (A) that such recognition would result in any duplication of benefits, (B) not recognized by Plum Creek or a Plum Creek Subsidiary, as applicable, for similar purposes or (C) that such recognition would apply for the purpose of any plan, program or arrangement under which similarly situated employees of Weyerhaeuser and the Weyerhaeuser Subsidiaries do not receive credit for prior service (including prior service with predecessor employers) or that is grandfathered or frozen, either with respect to eligibility to participate, vesting or level of benefits. Weyerhaeuser and Plum Creek agree to take, or cause to be taken, the actions described in Section 6.16(b) of the Plum Creek Disclosure Letter.

(c) During the period commencing at the Effective Time and ending December 31 of the year in which the Effective Time occurs, with respect to any Plum Creek Employee whose employment is terminated by Weyerhaeuser or any Weyerhaeuser Subsidiary, Weyerhaeuser shall provide, or shall cause such Weyerhaeuser Subsidiary to provide, severance benefits to such Plum Creek Employee, which shall be determined and payable in accordance with the severance benefit plan, agreement, practice or arrangement maintained by Plum Creek or any of the Plum Creek Subsidiaries for the benefit of such Plum Creek Employee immediately prior to the Effective Time, to the extent set forth on Section 6.16(c) of the Plum Creek Disclosure Letter, taking into account all service with Plum Creek, Weyerhaeuser or any of their respective Subsidiaries in determining eligibility for severance benefits and the amount of severance benefits payable.

(d) For purposes of each benefit plan of Weyerhaeuser or the Weyerhaeuser Subsidiaries, Weyerhaeuser and the Weyerhaeuser Subsidiaries shall use reasonable best efforts to (i) cause all pre-existing condition exclusions and actively-at-work requirements of such plans to be waived for employees of Plum Creek and the Plum Creek Subsidiaries and their covered dependents (other than limitations, including pre-existing conditions exclusions, or waiting periods that are already in effect with respect to such employees and dependents under the benefit plans of Plum Creek and the Plum Creek Subsidiaries and that have not been satisfied as of the date such employees and dependents commence participation in such benefit plans of Weyerhaeuser and the Weyerhaeuser Subsidiaries) and (ii) give full credit for all co-payments and deductibles to the extent satisfied in the plan year in which the Effective Time occurs (or the year in which employees of Plum Creek and the Plum Creek Subsidiaries and their dependents commence participation in the benefit plans of Weyerhaeuser and the Weyerhaeuser Subsidiaries, if later) as if there had been a single continuous employer if such co-payments and deductibles are submitted to the administrator of the benefit plans of the Weyerhaeuser and the Weyerhaeuser Subsidiaries within 90 days following the Effective Time.

(e) This Section 6.16 shall be binding upon and shall inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.16, express or implied, (i) is intended to confer upon any other person (including any current or former directors, officers, consultants or employees of any of Plum Creek or any Plum Creek Subsidiary or, on or after the Effective Time, the Surviving Corporation or any of its subsidiaries) any rights or remedies of any nature whatsoever, (ii) is intended to be, shall constitute or be construed as an amendment to or modification of any employee benefit plan, program, policy, agreement or arrangement of Weyerhaeuser, Plum Creek, the Surviving Corporation or any respective Subsidiary thereof or (iii) obligates Weyerhaeuser or any of the Weyerhaeuser Subsidiaries to retain the employment of any particular employee of Plum Creek or any Plum Creek Subsidiary following the Effective Time.

ARTICLE VII

Conditions Precedent

SECTION 7.01. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Shareholder and Stockholder Approvals. The Weyerhaeuser Shareholder Approval and the Plum Creek Stockholder Approval shall have been obtained.

(b) Listing. The Weyerhaeuser Common Shares issuable (i) as Merger Consideration pursuant to this Agreement and (ii) upon the exercise or settlement, as applicable, of Plum Creek Stock Options, Plum Creek Restricted Stock Units, Plum Creek Deferred Stock Units and Post-2014 Value Management Awards following the Effective Time, shall have been approved for listing on the NYSE, in each case subject to official notice of issuance.

(c) Governmental Approvals. All Consents, if any, required to be obtained (i) under any foreign antitrust, competition, foreign investment, trade regulation or similar Laws or (ii) from or of any Governmental Entity, in each case in connection with the consummation of the Merger and the transactions contemplated by this Agreement, shall have been obtained, except, in the case of clauses (i) and (ii), for those Consents which are immaterial to the Combined Company (provided that for purposes of determining whether any Consent is immaterial to the Combined Company, the Combined Company will be deemed to be a company the size of Weyerhaeuser and its Subsidiaries, taken as a whole).

(d) No Legal Restraints. No applicable Law and no Judgment, preliminary, temporary or permanent, issued by any court or tribunal of competent jurisdiction (collectively, the “Legal Restraints”) shall be in effect, in each case that prevents, makes illegal or prohibits the consummation of the Merger or that (i) prohibits, restrains or otherwise interferes with the Merger or the ownership or operation of all or any portion of the business, properties or assets of Weyerhaeuser or any Weyerhaeuser Subsidiary or of Plum Creek or any Plum Creek Subsidiary or compels Weyerhaeuser or any Weyerhaeuser Subsidiary to dispose of or hold separate all or any portion of the business, properties or assets of Weyerhaeuser or any Weyerhaeuser Subsidiary or of Plum Creek or any Plum Creek Subsidiary or (ii) seeks divestiture of any shares of Plum Creek Common Stock or imposes or confirms limitations on the ability of Weyerhaeuser or any Weyerhaeuser Subsidiary effectively to exercise full rights of ownership of the shares of Plum Creek Common Stock, including the right to vote, in the case of clause (i) or clause (ii), which would reasonably be expected (after giving effect to any reasonably expected proceeds of any divestiture or sale of assets) to have a Regulatory Material Adverse Effect on Weyerhaeuser or Plum Creek.

(e) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

SECTION 7.02. Conditions to Obligation of Weyerhaeuser. The obligation of Weyerhaeuser to consummate the Merger is further subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of Plum Creek contained in this Agreement (except for the representations and warranties contained in Sections 4.03, 4.04 and 4.20) shall be true and correct (without giving effect to any limitation as to “materiality” or “Plum Creek Material Adverse Effect” set forth therein) at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Plum Creek Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Plum Creek Material Adverse Effect, and the representations and warranties of Plum Creek contained in Sections 4.03, 4.04 and 4.20 shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date). Weyerhaeuser shall have received a certificate signed on behalf of Plum Creek by an executive officer of Plum Creek to such effect.

(b) Performance of Obligations of Plum Creek. Plum Creek shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Weyerhaeuser shall have received a certificate signed on behalf of Plum Creek by an executive officer of Plum Creek to such effect.

(c) Absence of Plum Creek Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Plum Creek Material Adverse Effect, and which has not been ameliorated or cured such that a Plum Creek Material Adverse Effect no longer exists.

(d) REIT Opinion. Plum Creek shall have received the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, or such other nationally recognized Tax counsel reasonably satisfactory to Weyerhaeuser, in form and substance reasonably satisfactory to Weyerhaeuser, as of the Closing Date, to the effect that commencing with Plum Creek’s taxable year ended December 31, 1999, Plum Creek has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code. In rendering the opinion described in this Section 7.02(d), the Tax counsel rendering such opinion may require and rely upon (and may incorporate by reference) reasonable and customary representations and covenants, including those contained in certificates of officers of Plum Creek.

(e) Merger Opinion. Weyerhaeuser shall have received the opinion of Covington & Burling LLP, or such other nationally recognized Tax counsel reasonably satisfactory to Plum Creek, as of the Closing Date, to the effect that the Merger will qualify as a tax-free reorganization. In rendering the opinion described in this Section 7.02(e), the Tax counsel rendering such opinion may require and rely upon (and may incorporate by reference) reasonable and customary representations and covenants, including those contained in certificates of officers of Weyerhaeuser.

(f) Special Distribution. Since the date of this Agreement, Plum Creek shall not have declared or paid a Special Distribution in cash in an aggregate amount, together with any cash dividend or distribution Weyerhaeuser is permitted to declare and pay as a result of such Special Distribution, the proximate result of which is a Below Investment Grade Ratings Event.

SECTION 7.03. Conditions to Obligation of Plum Creek. The obligation of Plum Creek to consummate the Merger is further subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of Weyerhaeuser contained in this Agreement (except for the representations and warranties contained in Sections 3.03, 3.04 and 3.20) shall be true and correct (without giving effect to any limitation as to “materiality” or “Weyerhaeuser Material Adverse Effect” set forth therein) at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Weyerhaeuser Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Weyerhaeuser Material Adverse Effect, and the representations and warranties of Weyerhaeuser contained in Sections 3.03, 3.04 and 3.20 shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date). Plum Creek shall have received a certificate signed on behalf of Weyerhaeuser by an executive officer of Weyerhaeuser to such effect.

(b) Performance of Obligations of Weyerhaeuser. Weyerhaeuser shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Plum Creek shall have received a certificate signed on behalf of Weyerhaeuser by an executive officer of Weyerhaeuser to such effect.

(c) Absence of Weyerhaeuser Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Weyerhaeuser Material Adverse Effect, and which has not been ameliorated or cured such that a Weyerhaeuser Material Adverse Effect no longer exists.

(d) REIT Opinion. Weyerhaeuser shall have received the opinion of Covington & Burling LLP, or such other nationally recognized Tax counsel reasonably satisfactory to Plum Creek, in form and substance reasonably satisfactory to Plum Creek, as of the Closing Date, to the effect that commencing with Weyerhaeuser’s taxable year ended December 31, 2010, Weyerhaeuser has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code. In rendering the opinion described in this Section 7.03(d), the Tax counsel rendering such opinion may require and rely upon (and may incorporate by reference) reasonable and customary representations and covenants, including those contained in certificates of officers of Weyerhaeuser.

(e) Merger Opinion. Plum Creek shall have received the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, or such other nationally recognized Tax counsel reasonably satisfactory to Weyerhaeuser, as of the Closing Date, to the effect that the Merger will qualify as a tax-free reorganization. In rendering the opinion described in this Section 7.03(e), the Tax counsel rendering such opinion may require and rely upon (and may incorporate by reference) reasonable and customary representations and covenants, including those contained in certificates of officers of Plum Creek.

(f) Special Distribution. Since the date of this Agreement, Weyerhaeuser shall not have declared or paid a Special Distribution in cash in an aggregate amount, together with any cash dividend or distribution Plum Creek is permitted to declare and pay as a result of such Special Distribution, the proximate result of which is a Below Investment Grade Ratings Event.

ARTICLE VIII

Termination, Amendment and Waiver

SECTION 8.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the receipt of the Weyerhaeuser Shareholder Approval or the Plum Creek Stockholder Approval, as follows:

(a) by mutual written consent of Weyerhaeuser and Plum Creek;

(b) by either Weyerhaeuser or Plum Creek:

(i) if the Merger is not consummated on or before September 30, 2016 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party if such failure of the Merger to occur on or before the End Date is the result of a breach of this Agreement by such party or the failure of any representation or warranty of such party contained in this Agreement to be true and correct;

(ii) if the condition set forth in Section 7.01(d) is not satisfied and the Legal Restraint giving rise to such non-satisfaction shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 8.01(b)(ii) shall not be available to any party if such failure to satisfy the condition set forth in Section 7.01(d) is the result of the failure of such party to have complied with its obligations pursuant to Section 6.03;

(iii) if the Weyerhaeuser Shareholder Approval is not obtained at the Weyerhaeuser Shareholders Meeting duly convened (unless such Weyerhaeuser Shareholders Meeting has been adjourned, in which case at the final adjournment thereof); or

(iv) if the Plum Creek Stockholder Approval is not obtained at the Plum Creek Stockholders Meeting duly convened (unless such Plum Creek Stockholders Meeting has been adjourned, in which case at the final adjournment thereof);

(c) by Weyerhaeuser, if Plum Creek breaches or fails to perform any of its obligations under this Agreement, or if any of the representations or warranties of Plum Creek contained herein fails to be true and correct, which breach or failure (i) would give rise to the failure of a condition set forth in Section 7.02(a) or 7.02(b) and (ii) is not reasonably capable of being cured by Plum Creek by the End Date or is not cured by Plum Creek within 45 days after receiving written notice from Weyerhaeuser (provided that Weyerhaeuser is not then in breach of any covenant or agreement contained in this Agreement and no representation or warranty of Weyerhaeuser contained in this Agreement then fails to be true and correct such that the conditions set forth in Section 7.03(a) or 7.03(b) could not then be satisfied);

(d) by Plum Creek, if Weyerhaeuser breaches or fails to perform any of its obligations under this Agreement, or if any of the representations or warranties of Weyerhaeuser contained herein fails to be true and correct, which breach or failure (i) would give rise to the failure of a condition set forth in Section 7.03(a) or 7.03(b) and (ii) is not reasonably capable of being cured by Weyerhaeuser by the End Date or is not cured by Weyerhaeuser within 45 days after receiving written notice from Plum Creek (provided that Plum Creek is not then in breach of any covenant or agreement contained in this Agreement and no representation or warranty of Plum Creek contained in this Agreement then fails to be true and correct such that the conditions set forth in Section 7.02(a) or 7.02(b) could not then be satisfied);

(e) by Weyerhaeuser, if a Plum Creek Adverse Recommendation Change shall have occurred; or

(f) by Plum Creek, if a Weyerhaeuser Adverse Recommendation Change shall have occurred.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e) or (f) of this Section 8.01 shall give written notice of such termination to the other parties in accordance with Section 9.02, specifying the provision of this Agreement pursuant to which such termination is effected.

SECTION 8.02. Effect of Termination. In the event of termination of this Agreement by either Weyerhaeuser or Plum Creek as provided in Section 8.01, this

Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Weyerhaeuser or Plum Creek, other than the last sentence of Section 6.02, Section 6.06, this Section 8.02 and Article IX, which provisions shall survive such termination, and no such termination shall relieve any party from any liability for fraudulent misrepresentation, intentional misrepresentation or intentional breach of any covenant or agreement set forth in this Agreement.

SECTION 8.03. Amendment. Prior to the Effective Time, this Agreement may be amended by the parties at any time before or after receipt of the Weyerhaeuser Shareholder Approval or the Plum Creek Stockholder Approval; provided, however, that (i) after receipt of the Weyerhaeuser Shareholder Approval, there shall be made no amendment that by Law requires further approval by the shareholders of Weyerhaeuser without the further approval of such shareholders and (ii) after receipt of the Plum Creek Stockholder Approval, there shall be made no amendment that by Law requires further approval by the stockholders of Plum Creek without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

SECTION 8.04. Extension; Waiver. At any time prior to the Effective Time, either party may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties made by the other party contained in this Agreement or in any document delivered by the other party pursuant to this Agreement, (iii) waive compliance with any covenants and agreements of the other party contained in this Agreement or (iv) waive the satisfaction by the other party of any of the conditions to such party’s obligations contained in this Agreement. No extension or waiver by Weyerhaeuser shall require the approval of the shareholders of Weyerhaeuser unless such approval is required by Law, and no extension or waiver by Plum Creek shall require the approval of the stockholders of Plum Creek unless such approval is required by Law. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

SECTION 8.05. Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to Section 8.04 shall, in order to be effective, require, in the case of Weyerhaeuser or Plum Creek, action by such party’s Board of Directors or the duly authorized designee of such party’s Board of Directors. Termination of this Agreement prior to the Effective Time shall not require the approval of the shareholders of Weyerhaeuser or the stockholders of Plum Creek.

ARTICLE IX

General Provisions

SECTION 9.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit Section 8.02 or any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

SECTION 9.02. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Weyerhaeuser, to:

Weyerhaeuser Company 33663 Weyerhaeuser Way South Federal Way, Washington 98003 Phone: (253) 924-2802 Facsimile: (253) 928-2298

Attention: General Counsel

with a copy to:

Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, New York 10019
Phone:	(212) 474-1000
Facsimile:	(212) 474-3700

Attention:	Richard Hall
Erik R. Tavzel

(b) if to Plum Creek, to:

Plum Creek Timber Company, Inc. 601 Union Street, Suite 3100 Seattle, WA 98101

Phone:	(206) 467-3600
Facsimile:	(206) 467-3799 and
(206) 467-3790

Attention:	Rick R. Holley
James A. Kraft

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP 525 University Avenue, Suite 1400 Palo Alto, California 94301
Phone:	(650) 470-4500
Facsimile:	(650) 470-4570

Attention:	Kenton J. King
Leif B. King

SECTION 9.03. Definitions. For purposes of this Agreement:

“2008 Audit Inquiry” means the audit by the IRS of Plum Creek’s 2008 federal income tax return as described in the Filed Plum Creek Reporting Documents.

An “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Below Investment Grade Ratings Event” means any Indebtedness of Weyerhaeuser or Plum Creek is rated below Baa3 (or the equivalent) by Moody’s Investors Service, Inc. or BBB- (or the equivalent) by Standard & Poor’s Rating Services on any day after the announcement, declaration or paying of a Special Distribution.

“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York City.

“Code” means the Internal Revenue Code of 1986.

“Combined Company” means Weyerhaeuser, the Weyerhaeuser Subsidiaries, Plum Creek and the Plum Creek Subsidiaries, taken as a whole, combined in the manner currently intended by the parties.

“Commonly Controlled Entity” means any person, entity, trade or business that, together with Plum Creek or any Plum Creek Subsidiary, or Weyerhaeuser or any Weyerhaeuser Subsidiary, as applicable, is or was at the relevant time treated as a single employer under Section 414 of the Code.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Granite Sale” has the meaning set forth on Section 9.03(a) of the Weyerhaeuser Disclosure Letter.

“Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all capitalized lease obligations of such Person or obligations of such Person to pay the deferred and unpaid purchase price of property or equipment, (iv) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person, (v) all “keep well” and other obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of or similar obligations or undertakings to purchase the obligations or property of any other Person, (vi) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination) or (vii) letters of credit, bank guarantees and other similar contractual obligations entered into by or on behalf of such Person.

“IRS” means the U.S. Internal Revenue Service.

The “Knowledge” of (i) Plum Creek means, with respect to any matter in question, the actual knowledge of the following executive officers of Plum Creek: Chief Executive Officer; President and Chief Operating Officer; Senior Vice President and Chief Financial Officer; Senior Vice President – Business Development and Vice President – Human Resources, and of (ii) Weyerhaeuser means, with respect to any matter in question, the actual knowledge of the following executive officers of Weyerhaeuser: President and Chief Executive Officer; Executive Vice President and Chief Financial Officer; Senior Vice President – Human Resources and Investor Relations, in each of (i) and (ii) after making due inquiry of the other executives and managers of such Person having primary responsibility for such matter.

“Material Adverse Effect” with respect to any Person means any fact, circumstance, effect, change, event or development that materially adversely affects the business, properties, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole, excluding any fact, circumstance, effect, change, event or development to the extent that it results from or arises out of (i) changes or conditions generally affecting the industries in which such Person and any of its Subsidiaries operate, except to the extent such change or condition has a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to others in the industries in which such Person and any of its Subsidiaries operate, (ii) general economic or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction, except to the extent such condition has a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to others in the industries in which such Person and any of its Subsidiaries operate, (iii) any failure, in and of itself, by such Person to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect), (iv) the execution and delivery of this Agreement or the public announcement of the Merger or any of the other transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of such Person or any of its Subsidiaries with employees, labor unions, customers, suppliers or partners, (v) any change, in and of itself, in the market price or trading volume of such Person’s securities (it being understood that the facts or occurrences giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect), (vi) any change in applicable Law or GAAP (or authoritative interpretation thereof), except to the extent such change has a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to others in the industries in which such Person and any of its Subsidiaries operate, (vii) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, except to the extent such effect has a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to others in the industries in which such Person and any of its Subsidiaries operate, (viii) any proceeding brought or threatened by stockholders of Plum Creek or shareholders of Weyerhaeuser (whether on behalf of the Plum Creek, Weyerhaeuser or otherwise) asserting allegations of breach of fiduciary duty relating to this Agreement or otherwise arising out of or relating to this Agreement, the Merger and the other transactions contemplated by this Agreement or violations of securities Laws in connection with the Joint Proxy Statement or Form S-4 or (ix) any actions taken by a party to this Agreement at the written direction of the other party (provided any such directed action is not contemplated or required by the express terms of this Agreement (for the avoidance of doubt any action by a party for which such party sought or requested, and the other party provided, consent shall not be deemed to be “at the written direction of” such party)).

“Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

“Plum Creek Benefit Agreement” means each employment, consulting, bonus, incentive or deferred compensation, equity or equity-based compensation, severance, change in control, retention, termination or other Contract between Plum Creek or any Plum Creek Subsidiary, on the one hand, and any Plum Creek Personnel, on the other hand.

“Plum Creek Benefit Plan” means each (i) pension plan (as defined in Section 3(2) of ERISA) or post-retirement or employment health or medical plan, program, policy or arrangement, (ii) bonus, incentive or deferred compensation or equity or equity-based compensation plan, program, policy or arrangement, (iii) severance, change in control, retention or termination plan, program, policy or arrangement or (iv) other compensation, pension, retirement savings or other benefit plan, program, policy or arrangement, in each case sponsored, maintained, contributed to or required to be maintained or contributed to by Plum Creek, any Plum Creek Subsidiary or any Commonly Controlled Entity for the benefit of any Plum Creek Personnel.

“Plum Creek Material Adverse Effect” means a Material Adverse Effect with respect to Plum Creek.

“Plum Creek Personnel” means any current or former director, officer, consultant or employee of Plum Creek or any Plum Creek Subsidiary.

“Plum Creek Restricted Stock Unit” means any restricted stock unit payable in shares of Plum Creek Common Stock or the value of which is determined with reference to the value of shares of Plum Creek Common Stock, whether granted under any Plum Creek Stock Plan or otherwise, other than a Plum Creek Deferred Stock Unit.

“Plum Creek Stock Option” means any option to purchase Plum Creek Common Stock, whether granted under any Plum Creek Stock Plan or otherwise.

“Plum Creek Stock Plans” means the Plum Creek Timber Company, Inc. 2000 Stock Incentive Plan, the Plum Creek Timber Company, Inc. Amended and Restated Stock Incentive Plan, the Plum Creek Timber Company, Inc. 2012 Stock Incentive Plan, the Plum Creek Timber Company, Inc. Deferral Plan and the Amended and Restated Plum Creek Timber Company, Inc. Director Stock Ownership Plan.

“Plum Creek Value Management Awards” means any value management award, whether settled in cash or in shares of Plum Creek Common Stock and whether granted under any Plum Creek Stock Plan or otherwise.

A “Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of which) is owned directly or indirectly by such first Person.

“Tax Return” means all Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

“Taxes” means all taxes, customs, tariffs, imposts, levies, duties, fees or other like assessments or charges of any kind imposed directly or through withholding by a Governmental Entity, together with all interest, penalties and additions imposed with respect to such amounts.

“Weyerhaeuser Benefit Agreement” means each employment, consulting, bonus, incentive or deferred compensation, equity or equity-based compensation, severance, change in control, retention, termination or other Contract between Weyerhaeuser or any Weyerhaeuser Subsidiary, on the one hand, and any Weyerhaeuser Personnel, on the other hand.

“Weyerhaeuser Benefit Plan” means each (i) pension plan (as defined in Section 3(2) of ERISA) or post-retirement or employment health or medical plan, program, policy or arrangement, (ii) bonus, incentive or deferred compensation or equity or equity-based compensation plan, program, policy or arrangement, (iii) severance, change in control, retention or termination plan, program, policy or arrangement or (iv) other compensation, pension, retirement savings or other benefit plan, program, policy or arrangement, in each case sponsored, maintained, contributed to or required to be maintained or contributed to by Weyerhaeuser, any Weyerhaeuser Subsidiary or any Commonly Controlled Entity for the benefit of any Weyerhaeuser Personnel.

“Weyerhaeuser Deferred Stock Unit” means a stock unit credited to the account of any non-employee director in any employee benefit plan maintained by Weyerhaeuser or any of the Weyerhaeuser Subsidiaries that is payable in Weyerhaeuser Common Shares or whose value is determined with reference to the value of Weyerhaeuser Common Shares.

“Weyerhaeuser Material Adverse Effect” means a Material Adverse Effect with respect to Weyerhaeuser.

“Weyerhaeuser Performance Share Unit” means any restricted stock unit that is (i) subject to performance-based vesting and (ii) payable in Weyerhaeuser Common Shares or the value of which is determined with reference to the value of Weyerhaeuser Common Shares, whether granted under any Weyerhaeuser Stock Plan or otherwise.

“Weyerhaeuser Personnel” means any current or former director, officer, consultant or employee of Weyerhaeuser or any Weyerhaeuser Subsidiary.

“Weyerhaeuser Restricted Stock Unit” means any restricted stock unit that is (i) subject to service-based vesting (and is not subject to performance-based vesting) and (ii) payable in Weyerhaeuser Common Shares or the value of which is determined with reference to the value of Weyerhaeuser Common Shares, whether granted under any Weyerhaeuser Stock Plan or otherwise.

“Weyerhaeuser Stock Option” means any option to purchase Weyerhaeuser Common Shares, whether granted under any Weyerhaeuser Stock Plan or otherwise, other than a Weyerhaeuser Deferred Stock Unit.

“Weyerhaeuser Stock Plans” means the Weyerhaeuser Company 2013 Long-Term Incentive Plan, the 2011 Fee Deferral Plan for Directors of Weyerhaeuser Company, the Weyerhaeuser Company 2004 Long-Term Incentive Plan, the Weyerhaeuser Company 1998 Long-Term Incentive Compensation Plan and the Weyerhaeuser Company 1992 Long-Term Incentive Plan.

SECTION 9.04. Interpretation. When a reference is made in this Agreement to an Exhibit, an Article or a Section, such reference shall be to an Exhibit, an Article or a Section of this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. Any reference herein to any statute shall also be deemed to refer to all rules and regulations promulgated thereunder. The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any Contract or Law defined or referred to herein means such Contract or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated and, in the case of any Contract listed in the Weyerhaeuser Disclosure Letter or the Plum Creek Disclosure Letter, only if such amendment, modification or supplement is also listed in the Weyerhaeuser Disclosure Letter or the Plum Creek Disclosure Letter, as applicable. References to a Person are also to its permitted successors and assigns. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

SECTION 9.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or by public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party or such party waives its rights under this Section 9.05 with respect thereto. Upon any determination that any term or other provision of this Agreement is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated by this Agreement are fulfilled to the extent possible.

SECTION 9.06. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (including by facsimile or electronic image scan) to the other parties.

SECTION 9.07. Entire Agreement; No Third-Party Beneficiaries. (a) This Agreement, taken together with the Weyerhaeuser Disclosure Letter, the Plum Creek Disclosure Letter and the Confidentiality Agreement, (i) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the Merger and the other transactions contemplated by this Agreement and (ii) except for Section 6.05, is not intended to confer, and does not confer, upon any Person other than the parties any rights or remedies.

(b) Except for the representations and warranties contained in Article III, Plum Creek acknowledges that none of Weyerhaeuser, the Weyerhaeuser Subsidiaries or any other Person on behalf of Weyerhaeuser makes any other express or implied representation or warranty in connection with the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Plum Creek acknowledges that none of Weyerhaeuser or the Weyerhaeuser Subsidiaries nor any of

their respective Representatives or any other Person has made any express or any implied representations or warranties to Plum Creek with respect to (i) Weyerhaeuser or the Weyerhaeuser Subsidiaries, their respective businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding Weyerhaeuser or the Weyerhaeuser Subsidiaries or (ii) any material, documents or information relating to Weyerhaeuser or the Weyerhaeuser Subsidiaries furnished or provided to Plum Creek or its Representatives or made available to Plum Creek or its Representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement or any other transactions contemplated hereby or thereby, except as expressly and specifically covered by a representation or warranty set forth in Article III. Plum Creek acknowledges that it is not executing or authorizing the execution of this Agreement in reliance upon any such representation or warranty not explicitly set forth in Article III. Except for the representations and warranties contained in Article IV, Weyerhaeuser acknowledges that none of Plum Creek, the Plum Creek Subsidiaries or any other Person on behalf of Plum Creek makes any other express or implied representation or warranty in connection with the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Weyerhaeuser acknowledges that none of Plum Creek or the Plum Creek Subsidiaries nor any of their respective Representatives or any other Person has made any express or any implied representations or warranties to Weyerhaeuser with respect to (i) Plum Creek or the Plum Creek Subsidiaries, their respective businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding Plum Creek or the Plum Creek Subsidiaries or (ii) any material, documents or information relating to Plum Creek or the Plum Creek Subsidiaries furnished or provided to Weyerhaeuser or its Representatives or made available to Weyerhaeuser or its Representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement or any other transactions contemplated hereby or thereby, except as expressly and specifically covered by a representation or warranty set forth in Article IV. Weyerhaeuser acknowledges that it is not executing or authorizing the execution of this Agreement in reliance upon any such representation or warranty not explicitly set forth in Article IV.

(c) For the avoidance of doubt, (i) in the event of Weyerhaeuser’s fraudulent misrepresentation, intentional misrepresentation or intentional breach of this Agreement, damages to Plum Creek shall include, to the extent proven, the loss of the benefit of the bargain to Plum Creek and Plum Creek’s stockholders and (ii) in the event of Plum Creek’s fraudulent misrepresentation, intentional misrepresentation or intentional breach of this Agreement, damages to Weyerhaeuser shall include, to the extent proven, the loss of the benefit of the bargain to Weyerhaeuser and Weyerhaeuser’s shareholders.

SECTION 9.08. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER ANY APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS OF THE STATE OF DELAWARE.

SECTION 9.09. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the two immediately preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

SECTION 9.10. Specific Enforcement; Consent to Jurisdiction. (a) The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, prior to the termination of this Agreement pursuant to Article VIII, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in clause (i) of the first sentence of Section 9.10(b), without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

(b) Each of the parties (i) consents to submit itself to the personal jurisdiction of any Delaware state court or any federal court located in the State of Delaware in the event any dispute arises out of this Agreement, the Merger or any of the other transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement, the Merger or any of the other transactions contemplated by this Agreement in any court other than any Delaware state court or any federal court sitting in the State of Delaware.

SECTION 9.11. Waiver of Jury Trial. Each party hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement, the Merger or any of the other transactions contemplated by this Agreement. Each party (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or other proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties have been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 9.11.

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, Weyerhaeuser and Plum Creek have duly executed this Agreement as of the date first written above.

WEYERHAEUSER COMPANY

by
/s/ Doyle R. Simons
	Name:	Doyle R. Simons
	Title:	President and CEO

PLUM CREEK TIMBER COMPANY, INC.

by
/s/ Rick R. Holley
	Name:	Rick R. Holley
	Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Index of Defined Terms

Term	Section

2008 Audit Inquiry	9.03
Acquisition Agreement	5.02(b)
Affiliate	9.03
Agreement	Preamble
Articles of Merger	1.03
Book-Entry Shares	2.01(b)
Business Day	9.03
Certificate	2.01(b)
Certificate of Merger	1.03
Closing	1.02
Closing Date	1.02
Code	9.03
Collective Bargaining Agreements	3.11(a)
Combined Company	9.03
Commonly Controlled Entity	9.03
Confidentiality Agreement	6.02
Consent	3.05(b)
Contract	3.05(a)
DGCL	1.01
Effective Time	1.03
End Date	8.01(b)(i)
Environmental Claims	3.14
Environmental Law	3.14
Environmental Permits	3.14
ERISA	9.03
Exchange Act	3.05(b)
Exchange Agent	2.02(a)
Exchange Fund	2.02(a)
Exchange Ratio	2.01(b)
Filed Plum Creek Contract	4.15(a)
Filed Plum Creek Reporting Documents	Article IV
Filed Weyerhaeuser Contract	3.15(a)
Filed Weyerhaeuser Reporting Documents	Article III
Financing	6.11
Form S-4	3.05(b)
GAAP	3.06(b)
Governmental Entity	3.05(b)
Granite Sale	9.03
Hazardous Materials	3.14
HSR Act	3.05(b)

Indebtedness	9.03
Intellectual Property	3.17
Intended Tax Treatment	6.07
Investment Company Act	3.22
IRS	9.03
Joint Proxy Statement	6.01(a)
Judgment	3.05(a)
Knowledge	9.03
Law	3.05(a)
Legal Restraints	7.01(d)
Letter of Transmittal	2.02(b)
Liens	3.02(a)
Material Adverse Effect	9.03
Maximum Amount	6.05(c)
Merger	1.01
Merger Consideration	2.01(b)
Multiemployer Plan	3.10(c)
NYSE	2.02(f)
Permits	3.18
Person	9.03
Plum Creek	Preamble
Plum Creek Adverse Recommendation Change	5.03(b)
Plum Creek Benefit Agreement	9.03
Plum Creek Benefit Plan	9.03
Plum Creek Board	4.04(a)
Plum Creek By-laws	4.01(a)
Plum Creek Capital Stock	4.03(a)
Plum Creek Charter	4.01(a)
Plum Creek Common Stock	2.01(a)
Plum Creek Deferred Stock Unit	6.04(a)(iii)
Plum Creek Disclosure Letter	Article IV
Plum Creek Employees	6.16(a)
Plum Creek Excess Stock	4.03(a)
Plum Creek Expense Reimbursement	6.06(d)
Plum Creek Indemnified Parties	6.05(a)
Plum Creek Material Adverse Effect	9.03
Plum Creek Material Contract	4.15(b)
Plum Creek Notice of Recommendation Change	5.03(b)
Plum Creek Permits	4.18
Plum Creek Personnel	9.03
Plum Creek Preferred Stock	4.03(a)
Plum Creek Property	4.16(a)
Plum Creek Recommendation	4.04(a)
Plum Creek Reporting Documents	4.06(a)

Plum Creek Restricted Stock Unit	9.03
Plum Creek Stock Option	9.03
Plum Creek Stock Plans	9.03
Plum Creek Stockholder Approval	4.04(a)
Plum Creek Stockholders Meeting	4.04(a)
Plum Creek Subsidiaries	4.01(a)
Plum Creek Takeover Proposal	5.03(e)
Plum Creek Termination Fee	6.06(b)
Plum Creek Value Management Awards	9.03
Plum Creek Voting Debt	4.03(b)
Post-2014 Value Management Award	6.04(a)(v)
Pre-2015 Value Management Award	6.04(a)(iv)
Qualified REIT Subsidiary	3.02(a)
Qualifying Income	6.06(g)(i)
Regulatory Material Adverse Effect	6.03(d)
REIT	3.09(h)
Release	3.14
Representatives	5.02(a)
SEC	3.05(b)
Securities Act	3.05(b)
Share Issuance	3.04
SOX	3.06(b)
Special Distribution	6.15(b)
Special Distribution Per Share	6.15(b)
Subsidiary	9.03
Superior Plum Creek Proposal	5.03(e)
Superior Weyerhaeuser Proposal	5.02(e)
Surviving Corporation	1.01
Tax Return	9.03
Taxable REIT Subsidiary	3.02(a)
Taxes	9.03
Termination Payee	6.06(g)(i)
Termination Payment	6.06(g)(i)
Termination Payor	6.06(g)(i)
WBCA	1.01
Weyerhaeuser	Preamble
Weyerhaeuser 401(k) Plan	5.01(a)(i)
Weyerhaeuser 6.375% Mandatory Convertible Preference Shares	3.03(a)
Weyerhaeuser Adverse Recommendation Change	5.02(b)
Weyerhaeuser Benefit Agreement	9.03
Weyerhaeuser Benefit Plan	9.03
Weyerhaeuser Board	3.04
Weyerhaeuser By-laws	3.01(a)
Weyerhaeuser Capital Stock	3.03(a)

Weyerhaeuser Charter	3.01(a)
Weyerhaeuser Common Shares	2.01(b)
Weyerhaeuser Deferred Stock Unit	9.03
Weyerhaeuser Direct Share Purchase Plan	3.03(a)
Weyerhaeuser Disclosure Letter	Article III
Weyerhaeuser Expense Reimbursement	6.06(e)
Weyerhaeuser Financial Advisor	3.20
Weyerhaeuser Material Adverse Effect	9.03
Weyerhaeuser Material Contract	3.15(b)
Weyerhaeuser Notice of Recommendation Change	5.02(b)
Weyerhaeuser Performance Share Unit	9.03
Weyerhaeuser Permits	3.18
Weyerhaeuser Personnel	9.03
Weyerhaeuser Preference Shares	3.03(a)
Weyerhaeuser Preferred Shares	3.03(a)
Weyerhaeuser Property	3.16(a)
Weyerhaeuser Recommendation	3.04
Weyerhaeuser Reporting Documents	3.06(a)
Weyerhaeuser Restricted Stock Unit	9.03
Weyerhaeuser Shareholder Approval	3.04
Weyerhaeuser Shareholders Meeting	3.04
Weyerhaeuser Stock Option	9.03
Weyerhaeuser Stock Plans	9.03
Weyerhaeuser Subsidiaries	3.01(a)
Weyerhaeuser Takeover Proposal	5.02(e)
Weyerhaeuser Termination Fee	6.06(c)
Weyerhaeuser Voting Debt	3.03(b)

EXHIBIT A

Governance Matters

(a) Weyerhaeuser shall take all necessary action to cause, effective at the Effective Time, Rick Holley to be appointed as non-executive Chairman of the Board of Directors of the Surviving Corporation to serve (i) for an initial term of three years from the Effective Time (until his earlier death or resignation) and (ii) thereafter until his successor shall have been duly elected, appointed or qualified. If Rick Holley is not a member of the Board of Directors of Plum Creek immediately prior to the Effective Time, then the person set forth on Exhibit A, section (a) of the Shasta Disclosure Letter shall serve in his stead.

(b) Weyerhaeuser shall take all necessary action to cause, effective at the Effective Time, Doyle Simons to continue as the Chief Executive Officer of the Surviving Corporation. If Doyle Simons is not the Chief Executive Officer of Weyerhaeuser immediately prior to the Effective Time, the Board of Directors of the Surviving Corporation shall determine who shall serve as Chief Executive Officer of the Surviving Corporation in accordance with the bylaws of the Surviving Corporation.

(c) Weyerhaeuser shall take all necessary action to cause, effective at the Effective Time, the Board of Directors of the Surviving Corporation to consist of (i) the two individuals listed above, (ii) seven directors selected by Weyerhaeuser, each of whom shall be a director of Weyerhaeuser as of the date of the Merger Agreement unless otherwise approved by Plum Creek, and (iii) four directors selected by Plum Creek, each of whom shall be a director of Plum Creek as of the date of the Merger Agreement unless otherwise approved by Weyerhaeuser.

(d) The executive officers (other than the Chief Executive Officer) of the Surviving Corporation, effective at the Effective Time, shall be as set forth below:

Adrian Blocker, Senior Vice President, Wood Products

Russell Hagen, Senior Vice President, Chief Financial Officer

Rhonda Hunter, Senior Vice President, Timberlands

Thomas Lindquist, Executive Vice President, Real Estate

Denise Merle, Senior Vice President, Human Resources

Timothy Punke, Senior Vice President, Corporate Affairs

Devin Stockfish, Senior Vice President, General Counsel

Weyerhaeuser shall take all necessary action to cause such determinations to become effective at the Effective Time.

(e) The principal executive offices of the Surviving Corporation shall be 33663 Weyerhaeuser Way South, Federal Way, Washington.

(f) The name of the Surviving Corporation shall be Weyerhaeuser Company.

EXHIBIT B

Bylaw Amendment

Fifth Amendment to the Amended and Restated By-Laws of Plum Creek Timber Company, Inc.

The Amended and Restated By-Laws of Plum Creek Timber Company, Inc., as previously amended on February 7, 2007, February 5, 2008, February 9, 2010 and February 8, 2011 (the “By-Laws”) are hereby amended, effective [●], 2015, as set forth below.

Article VII of the By-Laws is hereby amended by adding the following section:

Article VII

General Provisions

Section 7.5. Forum for Adjudication of Certain Disputes. Unless the Corporation consents in writing to the selection of an alternative forum (an “Alternative Forum Consent”), the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, stockholder, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation or any director, officer, stockholder, employee or agent of the Corporation arising out of or relating to any provision of the General Corporation Law of the State of Delaware or the Certificate of Incorporation or By-laws, or (iv) any action asserting a claim against the Corporation or any director, officer, stockholder, employee or agent of the Corporation governed by the internal affairs doctrine of the State of Delaware; provided, however, that, in the event that the Court of Chancery in the State of Delaware lacks subject matter jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware, in each such case, unless the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein. Failure to enforce the foregoing provisions would cause the Corporation irreparable harm and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 7.5 of Article VII. If any action the subject matter of which is within the scope of this Section 7.5 of Article VII is filed in a court other than the Court of Chancery in the State of Delaware

(or any other state or federal court located within the State of Delaware, as applicable) (a “Foreign Action”) by or in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the Court of Chancery in the State of Delaware (or such other state or federal court located within the State of Delaware, as applicable) in connection with any action brought in any such court to enforce this Section 7.5 of Article VII and (ii) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. The existence of any prior Alternative Forum Consent shall not act as a waiver of the Corporation’s ongoing consent right as set forth above in this Section 7.5 of Article VII with respect to any current or future actions or claims.